  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1998

                                                     REGISTRATION NO. 333-63421

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                             CONGOLEUM CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          3996                   02-0398678
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)

                                                                ROGER S. MARCUS
                                                              PRESIDENT AND CHIEF
                                                               EXECUTIVE OFFICER
                                                             CONGOLEUM CORPORATION
                 3705 QUAKERBRIDGE ROAD                      3705 QUAKERBRIDGE ROAD
             MERCERVILLE, NEW JERSEY 08619               MERCERVILLE, NEW JERSEY 08619
                     (609) 584-3000                              (609) 584-3000
       (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE    (NAME, ADDRESS, INCLUDING ZIP CODE AND
            NUMBER, INCLUDING AREA CODE, OF         TELEPHONE NUMBER, INCLUDING AREA CODE, OF
       REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)               AGENT FOR SERVICE)

                                ---------------

                                   COPY TO:

                           JEFFREY E. LAGUEUX, ESQ.
                              PATTERSON, BELKNAP,
                               WEBB & TYLER LLP
                          1133 AVENUE OF THE AMERICAS
                           NEW YORK, NEW YORK 10036
                                (212) 336-2500

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

PROSPECTUS

                             CONGOLEUM CORPORATION
Congoleum

     OFFER TO EXCHANGE 8 5/8% SENIOR NOTES DUE AUGUST 1, 2008 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR AN EQUAL PRINCIPAL AMOUNT OF ITS 8 5/8% SENIOR NOTES DUE AUGUST 1, 2008, WHICH HAVE NOT BEEN SO REGISTERED

                               ---------------

  THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS THEREUNDER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 2, 1998, UNLESS EXTENDED.

                               ---------------

  Congoleum Corporation, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to $100,000,000 of its new 8 5/8% Senior Notes due August 1, 2008 (the "Exchange Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its outstanding 8 5/8% Senior Notes due August 1, 2008 (the "Original Notes" and, together with the Exchange Notes, the "Notes") from the holders (the "Holders") thereof. The terms of the Exchange Notes are identical in all material respects to the Original Notes, except for certain transfer restrictions and registration rights relating to the Original Notes.

  The Company will accept for exchange any and all Original Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on November 2, 1998, unless extended (as so extended, the "Expiration Date"). Tenders of Original Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Original Notes being tendered for exchange pursuant to the Exchange Offer. Pursuant to the terms of the Registration Rights Agreement (as defined herein), the Exchange Offer will remain open for at least 20 business days and for not more than 30 business days after the date hereof, unless extended. The Exchange Offer is subject to certain other customary conditions. See "The Exchange Offer".

  Interest on the Exchange Notes will be payable semi-annually on February 1 and August 1 of each year, commencing February 1, 1999. The Exchange Notes are redeemable at the option of the Company, in whole or in part, from time to time on or after August 1, 2003, at the redemption prices set forth herein, together with accrued and unpaid interest to the date of redemption. In addition, at any time or from time to time, prior to August 1, 2001, up to an aggregate of $30 million in aggregate principal amount of Notes will be redeemable at the option of the Company from the net proceeds of one or more Public Equity Offerings (as defined in the Indenture governing the Notes), at a redemption price of 108.625% of the principal amount of the Notes, together with accrued and unpaid interest to the date of redemption; provided that at least $70 million in aggregate principal amount of Notes remains outstanding immediately after each such redemption. Upon the occurrence of a Change of Control (as defined in the Indenture governing the Notes), each holder of Exchange Notes may require the Company to repurchase all or a portion of such holder's Exchange Notes at 101% of the aggregate principal amount of the Exchange Notes together with accrued and unpaid interest, to the date of repurchase. See "Description of the Exchange Notes".

  The Exchange Notes will be senior, unsecured obligations of the Company, will rank pari passu with all existing and future senior debt of the Company and will be senior in right of payment to all existing and future subordinated debt of the Company, if any. The Company maintains a $30 million senior credit facility secured by substantially all of the inventory and accounts receivable of the Company and its subsidiaries. As of October 2, 1998, the Company had no outstanding senior debt other than the Original Notes. See "Use of Proceeds" and "Capitalization".

  The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated August 3, 1998, among the Company and the other signatories thereto (the "Registration Rights Agreement"). The Company believes that based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by each Holder thereof (other than any Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such Exchange Notes.

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company will not receive any proceeds from the Exchange Offer and will pay all expenses incident to the Exchange Offer.

  SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.
                               ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION OR  ANY  STATE  SECURITIES  COMMISSION,  NOR HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ---------------

             The date of this Prospectus is October 2, 1998.

  The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, Holders of Original Notes in any jurisdiction in which such Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

  All resales must be made in compliance with applicable state securities or "blue sky" laws. Such compliance may require that the Exchange Notes be registered or qualified in a particular state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. The Company assumes no responsibility with regard to compliance with such requirements.

  The Exchange Notes will be available initially only in book-entry form. The Company expects that the Exchange Notes issued pursuant to the Exchange Offer will be issued in the form of a Global Note (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Note representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depository and its participants. After the initial issuance of the Global Note, Exchange Notes in certificated form will be issued in exchange for the Global Note only on the terms set forth in the Indenture (the "Indenture") between the Company and First Union National Bank, as trustee (the "Trustee"), dated as of August 3, 1998. See "Description of Exchange Notes--Book Entry Transfer".

  Prior to this Exchange Offer, there has been no public market for the Original Notes. To the extent that Original Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered Original Notes could be adversely affected. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from their face value. The Company does not currently intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system.

  The Company has been advised by Goldman, Sachs & Co., Credit Suisse First Boston and ING Barings, the initial purchasers of the Original Notes (the "Initial Purchasers"), that they intend to make a market in the Original Notes and that, following the Exchange Offer, they intend to make a market in the Exchange Notes; however, the Initial Purchasers are under no obligation to do so and any market making activities with respect to the Exchange Notes may be discontinued at any time.

  The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. No dealer-manager is being used in connection with the Exchange Offer. See "Use of Proceeds" and "Plan of Distribution".

                               ----------------

  THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF ORIGINAL NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR ORIGINAL NOTES PURSUANT TO THE EXCHANGE OFFER.

                             AVAILABLE INFORMATION

  The Company has filed a registration statement on Form S-4 (herein referred to, together with all exhibits and schedules thereto and any amendments thereto, as the "Exchange Offer Registration Statement") under the Securities Act with respect to the Exchange Notes offered hereby. This Prospectus, which forms a part of the Exchange Offer Registration Statement, does not contain all of the information set forth in the Exchange Offer Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Exchange Offer Registration Statement.

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission (including the Exchange Offer Registration Statement) can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a website at http://www.sec.gov which contains reports, proxy statements and other information regarding registrants (including the Company) that file electronically with the Commission.

                               PROSPECTUS SUMMARY

  The following information is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the financial statements and the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, references to "Congoleum" or the "Company" shall mean Congoleum Corporation and its subsidiaries.

                                  THE COMPANY

  Congoleum is a leader in the resilient flooring industry and has marketed flooring products under the Congoleum brand name since 1924. The Company believes that its products are recognized for their high quality and superior style by customers in the residential, manufactured housing and commercial markets. Congoleum has historically been an innovator in production techniques and design; the Company developed the chemical embossing process now utilized throughout the resilient flooring industry and introduced major innovations such as the no-wax floor. Currently, Congoleum produces 23 sheet vinyl products in over 500 design and color combinations and 20 vinyl tile products in more than 250 design and color combinations. The Company believes that it has an approximate 20% share of the sheet vinyl portion and an approximate 10% share of the vinyl tile portion of the total resilient flooring industry in the United States, which it estimates to have been $1.6 billion in 1997.

  Congoleum's resilient flooring products are intended for use in a variety of residential and commercial applications. The Company believes that the largest individual component of demand for its products arises from the need to replace flooring in existing homes regularly, a demand source which is less cyclical than new housing construction. Sales of products intended for the remodeling and replacement markets represented approximately 60% of the Company's residential sales for the year ended December 31, 1997, with an additional 26% comprised of sales to the manufactured housing market segment. The Company's products are distributed primarily through 35 wholesale distributors to over 18,000 specialty retail flooring stores. In addition, Congoleum markets its products through national mass-market merchandisers and retail home centers such as The Home Depot, Sears and Menards, which collectively supply the retail market through over 2,000 locations.

  The Company continues to promote growth through new marketing initiatives and the development of innovative product applications. In addition, since the beginning of 1993 the Company has completed over $60 million of capital expenditures which have substantially increased operating efficiency and expanded the Company's ability to manufacture unique products for certain market segments. For the three months ended June 30, 1998 and 1997, the Company had net sales of $69.8 million and $64.9 million, respectively, and earnings before income taxes and extraordinary item plus net interest expense, depreciation and amortization ("EBITDA") of $8.2 million and $7.1 million, respectively. For the twelve months ended June 30, 1998, net sales and EBITDA totaled $260.2 million and $26.7 million, respectively.

                                COMPANY STRATEGY

  Congoleum's strategy is centered on its strong, well-known brand name. The Company believes that the Congoleum brand name provides a significant advantage to the Company's sales and marketing efforts. The Congoleum brand name is widely recognized, registering an aided awareness of 68% among retail consumers according to a survey conducted by International Communications Research during May 1998. The Company believes that retailers and consumers associate the Congoleum brand name with superior design, color and styling, which represent major determinants in purchasing decisions within the resilient flooring industry. Major components of the Company's strategy include:

  DEVELOP NEW PRODUCTS. Historically, Congoleum has generated significant sales through the development of innovative products and designs. The Company's product innovation and design efforts are focused on developing new features and benefits which enable an expanded market presence, provide higher margins and enhance the Congoleum brand image. In addition to innovations such as the chemical embossing process and the no-wax floor product, the Company designed a proprietary transfer-printing process for certain tile products that it believes only one other industry competitor is presently able to duplicate. During 1997 and 1998, the Company has continued to introduce not only new designs, but also new products such as ArmorBright, a unique product that is marketed to the manufactured housing segment and offers urethane coating in an extra-wide, sheet vinyl product. Since the beginning of 1993, Congoleum has expended approximately $20 million relating to research and development. The Company anticipates that continued investment in new product efforts and the extensive experience of its design personnel will support the ongoing development of innovative and profitable extensions to the Company's existing product line.

  INCREASE RETAIL PRESENCE. In addition to specialty retail flooring stores, Congoleum's products are also sold through several mass-market merchandisers and retail home centers. Congoleum has been recognized by these customers for excellence in service, receiving the "Partner of the Year" award from The Home Depot and the "Partner in Progress" award from Sears during 1997. In addition, during 1998 the Company began marketing its products to Menards, the fourth largest retail home center operator in the United States with 133 retail locations. The Company believes that this customer segment exhibits significant growth potential through (i) expansion by existing customers, as illustrated by The Home Depot's intention to open 125 new stores during 1998, (ii) recent increases in the number of Congoleum products carried by existing customers and
(iii) the addition of new mass-market merchandiser and retail home center customer accounts, such as the establishment of the Menards account during 1998.

  REINFORCE LEADERSHIP POSITION IN MANUFACTURED HOUSING MARKET. Congoleum maintains the leading position in the manufactured housing market with an estimated market share of 66%, and intends to continue working closely with manufacturers in this market to design and develop new products. Congoleum is the only manufacturer currently capable of producing the extra-wide, sheet vinyl flooring preferred for oversize manufactured homes, which represent an increasing portion of total manufactured housing sales. In addition, the Company has established a track record of successful product innovations designed specifically for the manufactured housing market which provide high levels of quality and in-plant durability during the construction process. Congoleum is the exclusive resilient flooring supplier to the largest wholesale flooring products distributor in the manufactured housing industry, a relationship the Company has maintained for over 30 years.

  MAINTAIN EXISTING DISTRIBUTOR NETWORK. Congoleum currently sells its products through 35 wholesale distributors providing approximately 100 distribution points throughout the United States and Canada. The Company is the exclusive resilient flooring supplier to nearly all of its wholesale distributors, and has maintained consistent relationships with its distributors averaging 20 years in duration. The Company currently has well over 10,000 displays in place in specialty retail flooring stores, representing substantial floor space and significant investment. Congoleum believes its established distributor network and extensive retail presence provide a competitive advantage and represent a major barrier to entry by new competitors.

  ENHANCE MANUFACTURING EFFICIENCY. Since the beginning of 1993, Congoleum has invested over $60 million in capital expenditures in order to expand capacity and product capabilities, improve operating efficiency and reduce manufacturing costs. During 1997, the Company completed a major capital improvement initiative which involved the rebuilding of the Company's main production line in Marcus Hook, Pennsylvania. The rebuilding program substantially increased the speed and capacity of the Company's largest production facility and enhanced the Company's position as the only manufacturer capable of producing extra-wide, sheet vinyl products in the flooring industry. The Company intends to pursue specific investment initiatives during the next several years which are designed to further increase efficiency and reduce operating costs.

                              RECENT DEVELOPMENTS

  On August 3, 1998, the Company consummated the sale of the Original Notes in a transaction exempt from the registration requirements of the Securities Act (the "Initial Offering"). On September 3, 1998, the Company used a portion of the proceeds received from the Initial Offering to repay the indebtedness represented by its 9% Senior Notes due 2001 (the "2001 Notes"), and accrued but unpaid interest and prepayment premium thereon. The remainder of such proceeds were used to pay certain fees and expenses in connection with the Initial Offering and will be used for working capital and general corporate purposes. In connection with the Initial Offering, the Company entered into the Registration Rights Agreement with the Initial Purchasers pursuant to which it agreed to register the Exchange Notes under the Securities Act and offer them in exchange for the Original Notes.

  The Company's principal executive offices are located at 3705 Quakerbridge Road, Mercerville, New Jersey 08619 and its telephone number at that office is
(609) 584-3000.

                               THE EXCHANGE OFFER

The Exchange Offer..........  Up to $100 million aggregate principal amount of
                              Exchange Notes are being offered in exchange for a like aggregate principal amount of Original Notes. The Company is making the Exchange Offer in order to satisfy its obligations under the Registration Rights Agreement relating to the Original Notes. For a description of the procedures for tendering Original Notes, see "The Exchange Offer--Procedures for Tendering Original Notes".

Expiration Date.............
                              5:00 p.m., New York City time, on November 2, 1998, unless the Exchange Offer is extended by the Company in its sole discretion (in which case the Expiration Date will be the latest date and time to which the Exchange Offer is extended). See "The Exchange Offer--Terms of the Exchange Offer".

Conditions To The Exchange    The Exchange Offer is subject to the condition
 Offer......................  that the Exchange Offer does not violate applicable law or Commission staff
                              interpretation. If the Company determines that the Exchange Offer is not permitted by applicable federal law, it may terminate the Exchange Offer.
                              The Exchange Offer is not conditioned upon any minimum principal amount of Original Notes being tendered. See "The Exchange Offer--Conditions to the Exchange Offer".

Resale Of The Exchange        Based on an interpretation by the staff of the
 Notes......................  Commission set forth in no-action letters issued to third parties, the Company
                              believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Original
                              Notes may be offered for resale, resold and otherwise transferred by any holder thereof
                              (other than (i) a broker-dealer who purchased such Original Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or
                              (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Original Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.
                              In the event that the Company's belief is inaccurate, holders of Exchange Notes who transfer Exchange Notes in violation of the prospectus delivery provisions of the Securities
                              Act and without an exemption from registration thereunder may incur liability under the Securities Act. The Company does not assume or indemnify holders against such liability, although the Company does not believe that any such liability should exist.

                              A broker-dealer that receives Exchange Notes in exchange for Original Notes held for its own account, as a result of market-making activities or other trading activities (a "Participating Broker-Dealer"), must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. Although such broker-dealer may be an "underwriter" within the meaning of the Securities Act, the Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution".

                              The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, Holders of Original Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Procedures For Tendering
 Original Notes.............  Each Holder of Original Notes wishing to accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Original Notes and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein. By executing a Letter of Transmittal, each Holder will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the Holder,
                              (ii) neither the Holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that such Holder is not engaged in, and does not intend to engage in, a distribution of Exchange Notes, and (iii) that neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The Exchange Offer-- Procedures for Tendering Original Notes".

Special Procedures For
 Beneficial Owners..........  Any beneficial owner whose Original Notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "The Exchange Offer-- Procedures for Tendering Original Notes".

Guaranteed Delivery           Holders of Original Notes who wish to tender
 Procedures.................  their Original Notes and whose Original Notes are not immediately available or who cannot deliver their Original Notes, the Letter of Transmittal, or any other documents required by such Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Original
                              Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--
                              Guaranteed Delivery Procedures".

Untendered Original Notes...  Following the consummation of the Exchange Offer,
                              Holders of Original Notes eligible to participate but who do not tender their Original Notes will not have any further exchange rights and such Original Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Original Notes could be adversely affected by the Exchange Offer.

Consequences Of Failure To
 Exchange...................  The Original Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Original Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange Offer--Consequences of Failure to Exchange".

Shelf
 RegistrationStatement......  In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer or upon the request of a Holder of Transfer Restricted Securities (as defined) under certain circumstances the Company has agreed pursuant to the Registration Rights Agreement to register the Original Notes issued by it on a shelf registration statement (the "Shelf Registration Statement") and use its best efforts to cause it to be declared effective by the Commission. The Company has agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, at least two years, to cover resales of the Original Notes held by any such Holders.

Withdrawal Rights...........  Tenders may be withdrawn at any time prior to
                              5:00 p.m., New York City time, on the Expiration Date.

Acceptance Of Original
 Notes And Delivery Of        The Company will accept for exchange any and all
 Exchange Notes.............  Original Notes which are properly tendered in the
                              Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date.
                              See "The Exchange Offer--Terms of the Exchange
                              Offer".

Federal Tax                   The exchange pursuant to the Exchange Offer will
 Considerations.............  generally not be a taxable event for federal income tax purposes. See "Certain Federal Income
                              Tax Consequences".

Use Of Proceeds.............  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

Exchange Agent..............  First Union National Bank

                               THE EXCHANGE NOTES

General.....................  The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that (i) the Exchange Notes have been registered under the Securities Act and, therefore, will generally not bear legends restricting the transfer thereof, and (ii) the holders of Exchange Notes will not be entitled to rights under the Registration Rights Agreement. See "The Exchange Offer". The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture.

Securities Offered..........  $100 million in aggregate principal amount of 8
                              5/8% Senior Notes due 2008.

Maturity Date...............  August 1, 2008.

Interest Payment Dates......  February 1 and August 1 of each year, commencing
                              February 1, 1999.

Optional Redemption.........  Except as described below, the Exchange Notes are not redeemable at the Company's option prior to August 1, 2003. From and after August 1, 2003, the Exchange Notes will be subject to redemption at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption.

                              In addition, prior to August 1, 2001, up to an aggregate of $30 million in aggregate principal amount of Notes will be redeemable at the option of the Company from the net proceeds of one or more Public Equity Offerings (as defined in the Indenture) at a redemption price of 108.625% of the principal amount of the Notes, plus accrued and unpaid interest to the date of redemption; provided that at least $70 million in aggregate principal amount of Notes remains outstanding immediately after each such redemption; and provided, further, that the notice of any such redemption shall be mailed within 60 days of the date of closing of such Public Equity Offering.

Change of Control...........  In the event of a Change of Control (as defined in the Indenture), holders of the Exchange Notes will have the right to require the Company to repurchase their Exchange Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Ranking.....................  The Exchange Notes will be senior, unsecured obligations of the Company, will rank pari passu with all senior debt of the Company and will be senior in right of payment to all existing and future subordinated debt of the Company, if any. The Company maintains a senior revolving credit facility secured by substantially all of the inventory and accounts receivable of the Company
                              and its subsidiaries. As of September   , 1998,
                              the Company had no outstanding senior debt other than the Original Notes.

Restrictive Covenants.......  The Indenture contains certain covenants that will, among other things, limit the ability of the Company and its subsidiaries to incur additional Indebtedness (as defined in the Indenture), pay dividends or distributions or make investments or make certain other Restricted Payments (as defined in the Indenture), dispose of certain assets, incur liens, enter into certain transactions with affiliates and engage in mergers and consolidations. See "Description of the Exchange Notes".

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Exchange Notes.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

  Set forth below are summary historical and pro forma financial data of the Company. The summary historical financial data of the Company for each of the three years in the period ended December 31, 1997 have been derived from the Company's audited financial statements for those periods. The summary historical financial data for the six months ended June 30, 1997 and June 30, 1998 have been derived from the Company's unaudited financial statements for these periods and, in the opinion of management, include all necessary adjustments for a fair presentation of such information in conformity with generally accepted accounting principles. The unaudited pro forma financial data of the Company for the year ended December 31, 1997 and the six months ended June 30, 1998 are based upon available data and certain assumptions that the Company's management believes are reasonable and do not purport to represent what the Company's financial position or results of operations might be for any future period or date. The information presented below should be read in conjunction with "Capitalization", "Unaudited Summary Pro Forma Balance Sheet", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.

                                                                   SIX
                                      YEAR ENDED              MONTHS ENDED
                                     DECEMBER 31,               JUNE 30,
                              ----------------------------  ------------------
                                1995      1996      1997      1997      1998
                              --------  --------  --------  --------  --------
                                     (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS
 DATA:
Net sales...................  $263,147  $269,451  $252,526  $125,992  $133,625
Cost of sales...............   186,382   182,585   180,093    87,946    95,267
                              --------  --------  --------  --------  --------
Gross profit................    76,765    86,866    72,433    38,046    38,358
Selling, general and
 administrative expenses....    55,228    61,597    57,094    31,060    31,167
                              --------  --------  --------  --------  --------
Income from operations......    21,537    25,269    15,339     6,986     7,191
Interest income.............     1,479     1,784     1,539       959       460
Interest expense............    (8,187)   (8,153)   (6,797)   (3,599)   (3,346)
Other income (expense),
 net........................     1,135     1,095       974       638       533
                              --------  --------  --------  --------  --------
Income before income taxes
 and extraordinary item.....    15,964    19,995    11,055     4,984     4,838
Provision for income taxes..     6,529     7,898     4,035     1,867     1,766
                              --------  --------  --------  --------  --------
Income before extraordinary
 item.......................     9,435    12,097     7,020     3,117     3,072
Extraordinary item net of
 income tax benefit(a)......       --        --       (279)      --        --
                              --------  --------  --------  --------  --------
Net income..................  $  9,435  $ 12,097  $  6,741  $  3,117  $  3,072
                              ========  ========  ========  ========  ========
OTHER FINANCIAL DATA:
EBITDA(b)...................  $ 31,290  $ 36,147  $ 26,407  $ 12,802  $ 13,063
Capital expenditures........    10,178    12,817    19,767    10,142     3,773
Ratio of EBITDA to net
 interest expense(c)........       4.7x      5.7x      5.0x      4.8x      4.5x
Ratio of net debt to
 EBITDA(d)..................       1.6x      1.1x      2.2x      1.7x      2.0x
Ratio of earnings to fixed
 charges(e).................       2.8x      3.2x      2.2x      2.1x      2.2x
PRO FORMA FINANCIAL DATA(F):
Ratio of EBITDA to net
 interest expense(c)........       --        --        4.1x      --        3.5x
Ratio of net debt to
 EBITDA(d)..................       --        --        2.4x      --        2.3x
Ratio of earnings to fixed
 charges(e).................       --        --        2.0x      --        1.8x

                                                             AT JUNE 30, 1998
                                                           ---------------------
                                                            ACTUAL  PRO FORMA(G)
BALANCE SHEET DATA:                                        -------- ------------
Cash, cash equivalents and short-term investments......... $ 23,235   $ 37,666
Total assets..............................................  213,756    230,208
Long-term debt, including current portion.................   76,594     99,505
Stockholders' equity......................................   34,855     32,576

--------
(a) Extraordinary item related to the early retirement of debt.
(b) EBITDA represents earnings before income taxes and extraordinary item plus net interest expense, depreciation and amortization. EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and should not be considered as a substitute for other income statement or cash flow statement data prepared in conformity with generally accepted accounting principles, or as a measure of profitability or liquidity.
(c) Net interest expense represents interest expense less interest income.
(d) Net debt represents long-term debt, including current portion, less cash, cash equivalents and short-term investments. For the six months ended June 30, 1997 and 1998, EBITDA was calculated using data from the 12 months ended June 30, 1997 and 1998, respectively.
(e) The ratio of earnings to fixed charges has been computed by dividing income before income taxes and extraordinary item plus fixed charges by fixed charges. Fixed charges consist of interest on all indebtedness, amortization of deferred financing fees and the portion of rental expense representative of interest.
(f) Pro forma for the Initial Offering and application of the proceeds therefrom to redeem the Company's 9% Senior Notes due 2001 as described in "Use of Proceeds". Based on an effective interest rate of 8.7% on the Notes. The pro forma impact of the Initial Offering on the historical statement of operations for the year ended December 31, 1997 and the six months ended June 30, 1998 results in a net increase to interest expense of $1,107 and $882, respectively; a net increase in amortization of deferred financing fees of $229 and $92, respectively; and a reduction in income tax expense of $320 and $288, respectively.
(g) Refer to "Unaudited Summary Pro Forma Balance Sheet" for explanation of adjustments.

                                 RISK FACTORS

  Prospective investors should carefully consider the following factors in addition to the other information set forth in this Prospectus before making an investment in the Exchange Notes offered hereby. This Prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act. Actual results could differ materially from the Company's forward-looking statements as a result of certain factors and uncertainties set forth below and elsewhere in this Prospectus, including and in particular the Summary, Management's Discussion and Analysis of Financial Condition and Results of Operations and this Risk Factors section. Factors that could cause actual results to differ from expectations, in addition to the risk factors described below, include: (i) increases in raw material prices, (ii) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than the Company,
(iii) unfavorable developments in the national economy or in the housing industry in general, and competitive pricing and consolidation in the industry, (iv) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of the Company's facilities or distributors and (v) the future cost and timing of payments associated with environmental, product or general liability claims.

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE INDEBTEDNESS

  As a result of the Initial Offering, the Company will be highly leveraged. As of October 2, 1998, the Company's total long-term indebtedness was approximately $99.5 million. See "Capitalization".

  The degree to which the Company is leveraged could have important consequences to the holders of the Exchange Notes, including the following:
(i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, general corporate purposes or other purposes may be impaired, (ii) the Company's substantial degree of leverage could make it more vulnerable to a downturn in general economic conditions and
(iii) the Company may be more highly leveraged than other companies with which it competes, which may place it at a competitive disadvantage.

  The Company's ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, its indebtedness (including the Notes), or to fund planned capital expenditures will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond its control. Based upon the current level of operations, the Company believes that cash flow from operations and available cash will be adequate to meet the Company's anticipated future requirements for working capital, budgeted capital expenditures and scheduled payments of principal and interest on its indebtedness, including the Notes, for the next several years. The Company is permitted under the Indenture to increase the amounts currently available for borrowing under the Company's existing $30 million senior credit facility (the "Credit Facility") which expires on July 31, 2000. The Company may, however, need to refinance all or a portion of the principal of the Notes on or prior to maturity. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available under the Credit Facility in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or make anticipated capital expenditures or acquisitions. In addition, there can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms, or at all.

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

  The Indenture contains certain covenants that will, among other things, limit the ability of the Company and its subsidiaries to incur additional Indebtedness (as defined in the Indenture), pay dividends or distributions or make investments or make certain other Restricted Payments (as defined in the Indenture), dispose of certain assets, incur liens, enter into certain transactions with affiliates and engage in mergers and consolidations. In addition, the Company maintains the Credit Facility secured by substantially all of the inventory and accounts receivable of the Company and its subsidiaries which contains additional restrictive covenants. The Credit Facility requires the Company to satisfy a financial condition test. The Company's ability to meet this financial condition test can be affected by events beyond its control, and there can be no assurance that the Company will meet this test. A breach of any of these covenants could result in a default under the Credit Facility and/or the Indenture. Upon the occurrence of an event of default under the Credit Facility, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the lenders under the Credit Facility accelerate the payment of such indebtedness, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes. See "Description of the Exchange Notes-- Certain Covenants".

UNSECURED STATUS OF THE EXCHANGE NOTES

  The Exchange Notes will be senior unsecured obligations of the Company, will rank pari passu with all existing and future senior indebtedness of the Company and will rank senior in right of payment to all existing and future subordinated indebtedness, if any, of the Company. However, because the Company has granted security interests in all of its inventory and accounts receivable in connection with the Credit Facility, the Exchange Notes will be effectively subordinated to the indebtedness under the Credit Facility to the extent of such security interests. In addition, the Indenture permits the Company to grant additional security interests in its assets in certain circumstances including any successor facility. See "Description of the Exchange Notes".

PAYMENT UPON A CHANGE OF CONTROL

  Upon the occurrence of a change of control, each holder of Exchange Notes may require the Company to repurchase all or a portion of such holder's Exchange Notes at 101% of the principal amount of the Exchange Notes together with accrued and unpaid interest to the date of repurchase. There can be no assurance that the Company would have the funds necessary or access to financing sufficient to effect such a purchase if such an event were to occur. In addition, the Credit Facility prohibits the Company from purchasing any Exchange Notes and also provides that certain changes in control of the Company would constitute a default thereunder. If the Company does not obtain a consent under the Credit Facility or repay borrowings thereunder, the Company will be prohibited from purchasing the Exchange Notes. In such case, the Company's failure to purchase tendered Exchange Notes would constitute an Event of Default under the Indenture. See "Description of the Exchange Notes-- Change of Control".

BUSINESS CONDITIONS

  The Company's business is cyclical and is affected by the same economic factors that affect the remodeling and housing industries in general, including the availability of credit, consumer confidence, changes in interest rates, market demand and general economic conditions. In addition to external economic factors, the Company's results are sensitive to sales and manufacturing volume, competitors' pricing, consumer preferences for flooring products, raw material costs and the mix of products sold. As a result, an adverse change in one or more of these factors may have a material adverse effect on the Company's business.

  The Company's business is also affected by fluctuations in the price levels of certain raw materials including vinyl resins, plasticizers, latex, limestone, stabilizers, cellulose paper fibers, urethane and transfer print paper which are utilized in the Company's manufacturing process. The Company has had no difficulty in obtaining its requirements for these materials, although significant price increases in certain materials have been experienced at times. See "Management's Discussion and Analysis of

Financial Condition and Results of Operations". The Company obtains the majority of its supply of raw materials pursuant to supply contracts with terms of one to five years, although availability and pricing may be dependent on market conditions. The Company does not have readily available alternative sources of supply for specific designs of transfer print paper, which are produced utilizing print cylinders engraved to the Company's specifications. Although no loss of this source of supply is anticipated, replacement could take a considerable period of time and interrupt production of certain products. The Company maintains a raw material inventory and has an ongoing program to develop new sources which will provide continuity of supply for its raw material requirements. However, supply interruptions or significant increases in the costs incurred by the Company to purchase these materials could have a material adverse effect on the Company's business. See "Business--Manufacturing Process; Raw Materials".

CUSTOMER CONCENTRATION

  For the year ended December 31, 1997, 19% of the Company's total net sales were to L.D.Brinkman & Co., which distributes products to the Southwest and West Coast, and 23% of the Company's total net sales were to LaSalle Bristol Corporation, which distributes the Company's products to the manufactured housing market. The loss of either of these distributors could have a material adverse effect on the Company. See "Business--Distribution Sales and Marketing".

COMPETITION

  The market for the Company's floor covering products is highly competitive. The Company's resilient flooring products compete with other resilient flooring products as well as with alternative floor covering products such as carpeting, hardwood, ceramic tile, rubber tile, laminates and stone (marble, granite and others). The competitive success of the Company will depend upon its ability to design, manufacture and market resilient flooring products which appeal to consumers in a dynamic marketplace characterized by frequent introductions of new product styles. Certain of the Company's competitors have substantially greater financial and other resources than the Company. While the Company does not expect the recent consolidation in the industry to have a material adverse effect on the Company's sales volume or profitability, there can be no assurance that recent or future consolidation will not adversely affect the Company's business. See "Business--Competition".

CONTROLLING STOCKHOLDER

  As of October 2, 1998, American Biltrite controlled 64% of the voting power of the Company through its ownership of 4,395,605 shares of Class B common stock. By virtue of such control, American Biltrite has the power to control all matters submitted to stockholders of the Company, other than certain extraordinary matters, and to elect all directors of the Company. American Biltrite is a publicly traded company which, in addition to its interest in Congoleum, produces pressure sensitive tapes and adhesive products used for applications in the footwear, heating, ventilating and air conditioning, automotive and electrical and electronic industries. American Biltrite is also a national supplier, distributor and servicer of a wide variety of adult, children's and specialty items of fashion jewelry and related accessories. In Canada, American Biltrite is a producer of floor tile and a manufacturer of industrial products. See "Principal Stockholders".

ENVIRONMENTAL LAWS AND LEGAL AND ADMINISTRATIVE CLAIMS

  The Company is subject to federal, state and local environmental laws and regulations and certain legal and administrative claims are pending or have been asserted against the Company. Among these claims, the Company is a named party in several actions associated with waste disposal sites, asbestos-related claims and general liability claims. These actions include possible obligations to remove or mitigate the effects on the environment of wastes deposited at various sites, including Superfund sites and certain of the Company's owned and previously owned facilities. The contingencies also include claims for personal injury and/or property damage. The exact amount of such future cost and timing of payments are indeterminable due to such unknown factors as the magnitude of cleanup costs, the timing and extent of the remedial actions that may be required, the determination of the Company's liability in proportion to other potentially responsible parties, the fact that the Company's liability may be joint and several with other parties, and the extent to which costs may be recoverable pursuant to insurance coverage maintained by the Company.

  The Company has recorded what it believes are adequate provisions for environmental remediation and product-related liabilities, including provisions for testing for potential remediation of conditions at its own facilities. While the Company believes its estimate of the future amount of these liabilities is reasonable, that such amounts will not have a material adverse impact on the Company's financial position, and that they will be paid over a period of five to ten years, the timing and amount of such payments may differ significantly from the Company's assumptions. Although the effect of future government regulation could have a significant effect on the Company's costs, the Company is not aware of any pending legislation which could have a material adverse effect on its financial position. There can be no assurances that the costs of any future government regulations could be passed along to its customers. See "Business--Environmental Regulation" and "--Legal Proceedings".

POTENTIAL "YEAR 2000" PROBLEMS

  The Company has completed an assessment of the steps it believes will be necessary for its existing and planned data processing systems to operate properly when confronted with dates beginning in the year 2000. A plan has been developed which identifies the systems affected and the steps that will be required to assure year 2000 compliance. The Company's existing plan to improve operations by replacing or upgrading systems in the ordinary course of business during 1998 and 1999 will have the additional benefit of providing year 2000 compliance in many instances. The resources required to make the remaining systems compliant have been estimated and are being provided by a combination of existing employees and outside contractors. The Company has retained or believes it will be able to retain the necessary employees and outside resources to accomplish this, and that the cost to achieve compliance will not be material to the Company's financial position, liquidity or results of operations. As of June 1998, the Company has completed converting 57% of the systems identified as requiring modification. The timing and resource requirements to date have been consistent with the Company's plan, and the Company anticipates that all of its mission-critical systems will be year 2000 compliant by the end of 1998. However, if any governmental agencies, key customers or key suppliers are unable to make the necessary computer systems changes on a timely basis, such inability could negatively impact the Company's results of operations.

FRAUDULENT CONVEYANCE CONSIDERATIONS

  Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer law, if, among other things, the Company, at the time it incurred the indebtedness evidenced by the Notes, (i)
(a) was or is insolvent or rendered insolvent by reason of such incurrence or
(b) was or is engaged in a business or transactions for which the assets remaining with the Company constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes that it would incur debts beyond its ability to pay such debts as they mature, and (ii) received or receives less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness, then the Notes could be voided, or claims in respect of the Notes could be subordinated to all other debts of the Company. In addition, the payment of interest and principal by the Company pursuant to the Notes could be voided and required to be returned to the person making such payment, or to a fund for the benefit of the creditors of the Company.

  The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.

  On the basis of historical financial information, recent operating history and other factors, the Company believes that after giving effect to the indebtedness incurred in the Initial Offering, the Company will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not incur debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with the Company's conclusions in this regard.

LACK OF PUBLIC MARKET FOR THE EXCHANGE NOTES; RESTRICTIONS ON RESALE

  The Exchange Notes are new securities for which there currently is no market. Although the Initial Purchasers have informed the Company that they intend to make a market in the Exchange Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Exchange Notes are expected to be eligible for trading by qualified buyers in the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") Market. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through the Nasdaq National Market.

  The liquidity of, and trading market for, the Exchange Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects of, the Company.

                                USE OF PROCEEDS

  The Company will receive no proceeds from the issuance of the Exchange
Notes.

  A portion of the gross proceeds of $99.5 million from the Initial Offering was used to redeem all of the 2001 Notes, including accrued interest and the applicable prepayment premium, and to pay certain fees and expenses in connection with the Initial Offering. The remainder of such proceeds will be used for working capital and general corporate purposes.

                              RECENT DEVELOPMENTS

  On August 3, 1998, the Company consummated the sale of the Original Notes in a transaction exempt from the registration requirements of the Securities Act. On September 3, 1998, the Company used a portion of the proceeds received from the Initial Offering to repay the indebtedness represented by its 9% Senior Notes due 2001, and accrued but unpaid interest and prepayment premium thereon. The remainder of such proceeds will be used to pay certain fees and expenses in connection with the Initial Offering and will be used for working capital and general corporate purposes. In connection with the Initial Offering, the Company entered into the Registration Rights Agreement with the Initial Purchasers pursuant to which it agreed to register the Exchange Notes under the Securities Act and offer them in exchange for the Original Notes. See "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

                                CAPITALIZATION

  The following table sets forth the unaudited cash, cash equivalents and short-term investments and capitalization of the Company at June 30, 1998 and as adjusted to give effect to the Initial Offering and the Exchange Offer. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Unaudited Summary Pro Forma Balance Sheet" and the financial statements and notes thereto included elsewhere in this Prospectus:

                                                          AS OF JUNE 30, 1998
                                                        -----------------------
                                                         ACTUAL  AS ADJUSTED(A)
                                                        -------- --------------
                                                        (DOLLARS IN THOUSANDS)
Cash, cash equivalents and short-term investments...... $ 23,235    $ 37,666
Long-term debt:
 9% Senior Notes due 2001..............................   76,594         --
 8 5/8% Senior Notes due 2008..........................        0      99,505
                                                        --------    --------
   Total long-term debt................................   76,594      99,505
Total stockholders' equity.............................   34,855      32,576
                                                        --------    --------
Total capitalization................................... $111,449    $132,081
                                                        ========    ========

--------
(a) Refer to "Unaudited Summary Pro Forma Balance Sheet" for a description of the pro forma adjustments. The adjusted amounts shown in the capitalization table assume the extinguishment of the 2001 Notes after the 30-day call period has expired.

                      SELECTED HISTORICAL FINANCIAL DATA

  Set forth below are selected historical financial data of the Company. The selected historical financial data of the Company for the ten months ended December 31, 1993 and for each of the four years in the period ended December 31, 1997 have been derived from the Company's audited financial statements for those periods. The selected historical financial data for the six months ended June 30, 1998 and June 30, 1997 have been derived from the Company's unaudited financial statements for these periods and, in the opinion of management, include all necessary adjustments for a fair presentation of such information in conformity with generally accepted accounting principles. The information presented below should be read in conjunction with "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.

                              TEN
                             MONTHS                                                   SIX
                             ENDED                 YEAR ENDED                    MONTHS ENDED
                          DECEMBER 31,            DECEMBER 31,                     JUNE 30,
                          ------------ --------------------------------------  ------------------
                              1993       1994      1995      1996      1997      1997      1998
                          ------------ --------  --------  --------  --------  --------  --------
                                            (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............    $211,140   $265,784  $263,147  $269,451  $252,526  $125,992  $133,625
Cost of sales...........     143,461    175,059   186,382   182,585   180,093    87,946    95,267
                            --------   --------  --------  --------  --------  --------  --------
Gross profit............      67,679     90,725    76,765    86,866    72,433    38,046    38,358
Selling, general and
 administrative
 expenses...............      44,043     56,315    55,228    61,597    57,094    31,060    31,167
Income from operations..      23,636     34,410    21,537    25,269    15,339     6,986     7,191
Interest income.........           8        879     1,479     1,784     1,539       959       460
Interest expense........      (5,349)    (7,847)   (8,187)   (8,153)   (6,797)   (3,599)   (3,346)
Other income (expense),
 net....................        (562)     1,184     1,135     1,095       974       638       533
                            --------   --------  --------  --------  --------  --------  --------
Income before income
 taxes and extraordinary
 item...................      17,733     28,626    15,964    19,995    11,055     4,984     4,838
Provision for income
 taxes..................       6,561     11,131     6,529     7,898     4,035     1,867     1,766
                            --------   --------  --------  --------  --------  --------  --------
Income before extraordi-
 nary item..............      11,172     17,495     9,435    12,097     7,020     3,117     3,072
Extraordinary item net
 of income tax
 benefit(a).............         --         --        --        --       (279)      --        --
                            --------   --------  --------  --------  --------  --------  --------
Net income..............    $ 11,172   $ 17,495  $  9,435  $ 12,097  $  6,741  $  3,117  $  3,072
                            ========   ========  ========  ========  ========  ========  ========
Net income before ex-
 traordinary item per
 share..................    $   0.79   $   1.75  $   0.94  $   1.21  $   0.72  $   0.31  $   0.34
                            ========   ========  ========  ========  ========  ========  ========
Average weighted shares
 outstanding............      11,447     10,000    10,022    10,007     9,839     9,990     9,038
OTHER FINANCIAL DATA:
EBITDA(b)...............    $ 32,994   $ 44,337  $ 31,290  $ 36,147  $ 26,407  $ 12,802  $ 13,063
Capital expenditures....       4,956     10,726    10,178    12,817    19,767    10,142     3,773
Ratio of EBITDA to net
 interest expense(c)....         6.2x       6.4x      4.7x      5.7x      5.0x      4.8x      4.5x
Ratio of net debt to
 EBITDA(d)..............         0.6x       1.2x      1.6x      1.1x      2.2x      1.7x      2.0x
Ratio of earnings to
 fixed charges(e).......         4.2x       4.3x      2.8x      3.2x      2.2x      2.1x      2.2x
BALANCE SHEET DATA (END
 OF PERIOD):
Cash, cash equivalents
 and short-term
 investments............    $  2,735   $ 38,818  $ 40,103  $ 48,129  $ 18,969  $ 26,685  $ 23,235
Total assets............     175,546    204,822   206,842   219,798   196,581   224,715   213,756
Long-term debt,
 including current
 portion................      29,673     90,000    90,000    87,750    76,594    86,925    76,594
Stockholders' equity....       9,017     19,410    22,602    33,667    31,783    35,004    34,855

--------
(a) Extraordinary item related to the early retirement of debt.
(b) EBITDA represents earnings before income taxes and extraordinary item plus net interest expense, depreciation and amortization. EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and should not be considered as a substitute for other income statement or cash flow statement data prepared in conformity with generally accepted accounting principles, or as a measure of profitability or liquidity.
(c) Net interest expense represents interest expense less interest income.
(d) Net debt represents long-term debt, including current portion, less cash, cash equivalents and short-term investments. For the six months ended June 30, 1997 and 1998, EBITDA was calculated using data from the 12 months ended June 30, 1997 and 1998, respectively.
(e) The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and extraordinary item plus fixed charges by fixed charges. Fixed charges consist of interest on all indebtedness, amortization of deferred financing fees and the portion of rental expense representative of interest.

                   UNAUDITED SUMMARY PRO FORMA BALANCE SHEET

  The following unaudited summary pro forma balance sheet reflects the historical June 30, 1998 balance sheet as adjusted to give effect to the Initial Offering and the Exchange Offer and the application of the proceeds therefrom as described under "Use of Proceeds". The summary pro forma balance sheet is based on available data and certain assumptions that the Company's management believes are reasonable and do not purport to represent what the Company's financial position might be for any future period or date.

                                                            JUNE 30, 1998
                                                            (IN THOUSANDS)
                                                       ------------------------
                                                        ACTUAL  PRO FORMA(1)(2)
                                                       -------- ---------------
Cash, cash equivalents and short-term investments..... $ 23,235    $ 37,666
Total assets..........................................  213,756     230,208
Long-term debt, including current portion.............   76,594      99,505
Total liabilities.....................................  178,901     197,632
Stockholders' equity..................................   34,855      32,576

--------
(1) Unaudited Summary Pro Forma Balance Sheet Adjustments include:

                                                                    ACCRUED
                                                                    INTEREST
                                    OTHER NON-                        AND
                                     CURRENT    TOTAL    LONG-TERM   INCOME      TOTAL    STOCKHOLDERS'
                           CASH       ASSETS    ASSETS     DEBT       TAXES   LIABILITIES    EQUITY
                         ---------  ---------- --------  ---------  --------- ----------- -------------
Beginning balance....... $  23,235   $ 9,129   $213,756  $(76,594)   $(5,240)  $(178,901)    $34,855
Debt issuance(a)........    99,505       --      99,505   (99,505)       --      (99,505)        --
Debt repurchase(b)......   (76,594)      --     (76,594)   76,594        --       76,594         --
Payment of accrued
 interest ..............    (2,870)      --      (2,870)      --       2,870       2,870         --
Financing fees(c).......    (3,310)    3,310        --        --         --          --          --
Write-off of fees(d)....       --     (1,289)    (1,289)      --         470         470        (819)
Premium paid on debt
 repurchase(e)..........    (2,300)      --      (2,300)      --         840         840      (1,460)
                         ---------   -------   --------  --------    -------   ---------     -------
Ending balance.......... $  37,666   $11,150   $230,208  $(99,505)   $(1,060)  $(197,632)    $32,576
                         =========   =======   ========  ========    =======   =========     =======


(a)Represents proceeds from the Initial Offering net of original issue discount of $495.
(b)Represents the assumed repayment of the 2001 Notes.
(c)Represents the deferred financing fees, including underwriting discounts and costs related to the Initial Offering.
(d) Represents the write-off of deferred financing costs associated with the assumed repayment of the 2001 Notes and the related tax benefit.
(e)Represents the premium paid on the assumed repayment of the 2001 Notes and the related tax benefit.

(2) The extinguishment of the 2001 Notes is subject to a 30-day call period. The pro forma adjustments assume the repayment of the 2001 Notes and write-off of the deferred financing fees as of June 30, 1998 after the 30-day call period expires.

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following is management's discussion and analysis of the financial condition and results of operations of the Company for the six months ended June 30, 1998 and June 30, 1997 and the fiscal years ended December 31, 1997, December 31, 1996 and December 31, 1995. This discussion should be read in conjunction with, and is qualified in its entirety by, the financial statements and the notes thereto included elsewhere in this Prospectus.

GENERAL

  The Company's business is cyclical and is affected by the same economic factors that affect the remodeling and housing industries in general, including the availability of credit, consumer confidence, changes in interest rates, market demand and general economic conditions.

  In addition to external economic factors, the Company's results are sensitive to sales and manufacturing volume, competitors' pricing, consumer preferences for flooring products, raw material costs and the mix of products sold. The manufacturing process is capital intensive and requires substantial investment in facilities and equipment. The cost of operating these facilities generally does not vary in direct proportion to production volume, and consequently operating results fluctuate disproportionately with changes in sales volume.

RESULTS OF OPERATIONS

  The following table sets forth for the period indicated certain historical income statement data derived from the Company's audited financial statements for the three years in the period ended December 31, 1997 and the Company's unaudited financial statements for the six months ended June 30, 1998 and June 30, 1997:

                                      YEAR ENDED            SIX MONTHS ENDED
                                     DECEMBER 31,               JUNE 30,
                              ----------------------------  ------------------
                                1995      1996      1997      1997      1998
                              --------  --------  --------  --------  --------
Net sales...................  $263,147  $269,451  $252,526  $125,992  $133,625
Cost of sales...............   186,382   182,585   180,093    87,946    95,267
                              --------  --------  --------  --------  --------
Gross profit................    76,765    86,866    72,433    38,046    38,358
  As a percent of net
   sales....................      29.2%     32.2%     28.7%     30.2%     28.7%
Selling, general and
 administrative expenses....  $ 55,228  $ 61,597  $ 57,094  $ 31,060  $ 31,167
  As a percent of net
   sales....................      21.0%     22.9%     22.6%     24.7%     23.3%
Income from operations......  $ 21,537  $ 25,269  $ 15,339  $  6,986  $  7,191
  As a percent of net
   sales....................       8.2%      9.4%      6.1%      5.5%      5.4%
Interest income.............  $  1,479  $  1,784  $  1,539  $    959  $    460
Interest expense............    (8,187)   (8,153)   (6,797)   (3,599)   (3,346)
Other income (expense),
 net........................     1,135     1,095       974       638       533
                              --------  --------  --------  --------  --------
Income before income taxes
 and extraordinary item.....    15,964    19,995    11,055     4,984     4,838
Provision for income taxes..     6,529     7,898     4,035     1,867     1,766
                              --------  --------  --------  --------  --------
Income before extraordinary
 item.......................     9,435    12,097     7,020     3,117     3,072
Extraordinary item net of
 income tax benefit.........       --        --       (279)      --        --
                              --------  --------  --------  --------  --------
Net income..................  $  9,435  $ 12,097  $  6,741  $  3,117  $  3,072
                              ========  ========  ========  ========  ========

 SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

  Net sales for the six months ended June 30, 1998 were $133.6 million compared to $126.0 million for the same period ended June 30, 1997, an increase of $7.6 million or 6.1%. This increase was due to additional sales to the retail home center channel, higher sales to the manufactured housing sector, and sales of recently introduced products.

  Gross profit for the six months ended June 30, 1998 was $38.4 million compared to $38.0 million for the first six months of 1997. As a percentage of net sales, gross profit was 28.7% for the first six months of 1998, as compared to 30.2% for the six months ended June 30, 1997. Profit margins declined in the first half of 1998 from 1997 levels due to competitive industry conditions, which more than offset lower raw material costs and improved manufacturing efficiency.

  Selling, general and administrative expenses were $31.2 million for the first half of 1998 compared to $31.1 million in the same period last year. As a percentage of net sales, selling, general and administrative expenses were 23.3% for the first half of 1998, down from 24.7% for the first half of 1997. Increases in sales related expenses were offset by reductions in other expenses.

  Income from operations for the first half of 1998 was $7.2 million (5.4% of net sales), compared to $7.0 million (5.5% of net sales) for the same period in 1997, an increase of $0.2 million. The increase was due to the higher sales and gross profit during the first half of 1998.

  Net income for the six months ended June 30, 1998 was $3.1 million, the same as the first half of 1997.

 1997 COMPARED TO 1996

  Net sales for the year ended December 31, 1997 were $252.5 million, compared to $269.5 million for the year ended December 31, 1996, a decrease of $17.0 million or 6.3%. The decline in sales was due to a number of factors. These were reduced sales volume of higher priced sheet goods, an inventory reduction by the Company's largest distributor, lower average selling prices for certain products, and a decline in shipments to Color Tile, Inc., a major retailer which ceased operations in mid-1997. In addition, the Company's largest production line was shut down for refurbishment for four months, which limited its ability to pursue certain sales initiatives.

  Gross profit for the year ended December 31, 1997 was $72.4 million, or 28.7% of sales, compared to $86.9 million, or 32.2% of sales for the previous year, a decline of $14.5 million or 16.7%. The decline in gross profit was due to higher raw material costs, a less profitable mix of products sold, and manufacturing inefficiencies experienced preparing for a planned shutdown of the largest production line.

  Selling, general and administrative expenses were $57.1 million for the year ended December 31, 1997, compared to $61.6 million for the year ended December 31, 1996, a decline of $4.5 million, or 7.3%. This decrease was due to declines in sales-related costs and incentive compensation, combined with an overall program of cost control. As a percent of sales, selling, general and administrative expenses declined to 22.6% in 1997 from 22.9% in 1996.

  Income from operations was $15.3 million (6.1% of sales) for the year ended December 31, 1997, down from $25.3 million (9.4% of sales) for 1996, a decrease of $10 million or 39.5%. This decline reflects the lower sales and gross profit, partly offset by reduced selling, general and administrative expenses discussed above.

  Interest expense decreased from $8.2 million in 1996 to $6.8 million in 1997, a decrease of 16.6%, as a result of lower average debt outstanding and a greater amount of interest capitalized in connection with capital expenditures. The provision for income taxes declined from 39.5% of income before income taxes in 1996 to 36.5% of income before income taxes in 1997 as a result of the lower income level, which reduced the average effective statutory rate, and lower effective state income tax rates.

  The Company recorded an extraordinary charge of $0.3 million or $.03 per share in 1997 for premiums and write-off of deferred financing costs in connection with the open market purchase of $11.2 million of its Existing Notes.

  Net income for the year ended December 31, 1997 was $6.7 million, down 44.3% from $12.1 million in 1996. Net income per share in 1997 was $0.69, down from $1.21 in 1996.

 1996 COMPARED TO 1995

  Net sales for the year ended December 31, 1996 were $269.5 million, compared to $263.1 million for the year ended December 31, 1995, an increase of $6.3 million or 2.4%. Sales were higher in 1996 due to new customers, increased demand from the manufactured housing industry and a 2-3% price increase. Partially offsetting this was a decline in purchases by Color Tile, Inc.

  Gross profit for the year ended December 31, 1996 was $86.9 million, or 32.2% of sales, compared to $76.8 million, or 29.2% of sales for the previous year, an increase of $10.1 million, or 13.2%. The improvement in gross profit during 1996 was due to lower raw material costs, increased sales and pricing, and improved manufacturing productivity.

  Selling, general and administrative expenses amounted to $61.6 million for the year ended December 31, 1996, compared to $55.2 million for 1995, an increase of $6.4 million or 11.6%. Higher spending on marketing and new product development programs, together with costs associated with establishing new distribution in Canada, were the primary contributors to the increase, which was partially offset by lower bad debt expenses in 1996. As a percent of sales, selling, general and administrative expenses amounted to 22.9% for the year ended December 31, 1996, compared to 21.0% for 1995.

  Income from operations was $25.3 million (9.4% of net sales) for the year ended December 31, 1996, up from $21.5 million (8.2% of net sales) for 1995, an increase of $3.8 million (17.7%). The improvement in operating income during 1996 was the result of higher sales and gross profit margins, net of the increase in selling, general and administrative costs.

  Interest income increased from $1.5 million in 1995 to $1.8 million in 1996 due to higher average cash and short-term investment balances during the year ended December 31, 1996. The provision for income taxes declined from 40.9% of income before income taxes for 1995 to 39.5% for 1996 as a result of lower effective state income tax rates.

  Net income for the year ended December 31, 1996 was $12.1 million, compared to net income of $9.4 million for 1995, an increase of $2.7 million or 28.2%.

 LIQUIDITY AND CAPITAL RESOURCES

  Cash and cash equivalents, including short-term investments, increased $4.3 million for the six months ended June 30, 1998, to $23.2 million. Working capital at June 30, 1998 was $43.0 million, up from $39.0 million at December 31, 1997. The ratio of current assets to current liabilities at June 30, 1998 was 1.7 to one compared to 1.9 to one at December 31, 1997. The ratio of debt to total capital at June 30, 1998 was .36 compared to .39 at December 31, 1997. Cash provided by operations was $8.0 million for the first six months of 1998 compared to $8.9 million used in the first six months of 1997.

  Cash and equivalents, including short-term investments at December 31, 1997, were $19.0 million, a decrease of $29.2 million from December 31, 1996. Working capital was $39.0 million, down from $62.0 million one year earlier. The ratio of current assets to current liabilities at December 31, 1997 was
1.9 to one, compared to 2.1 to one a year earlier. The ratio of debt to total capital at December 31, 1997 was .39, compared to .40 at December 31, 1996. Net cash provided by operations during the year ended December 31, 1997 was $11.0 million, down from $23.1 million in 1996.

  Capital expenditures totaled $3.8 million during the first six months of 1998 and $19.8 million during 1997. The Company projects total capital spending of $16 million to $18 million in 1998 and $20 million to $25 million in 1999. During 1997, the Company repurchased an aggregate of 959,700 shares of its Class A common stock and Class B common stock for an aggregate cost of $9.5 million. The Company also purchased $11.2 million par value of the 2001 Notes.

  The Company records a liability for environmental remediation, asbestos-related claim costs and general liability claims when a cleanup program or claim payment becomes probable and the costs can be reasonably estimated. As assessments and cleanups progress, these liabilities are adjusted based upon progress in determining the timing and extent of remedial actions and the related costs and damages. The extent and amounts of the liabilities can change substantially due to factors such as the nature or extent of contamination, changes in remedial requirements and technological improvements. Estimated insurance recoveries related to these liabilities are reflected in other noncurrent assets.

  Although the outcome of these matters could result in significant expenses or judgments, management does not believe based on present facts and circumstances that their disposition will have a material adverse effect on the financial position of the Company.

  The Credit Facility provides for borrowings up to $30 million with interest at 1% over prime, or 2 3/4% over the London Interbank Offered Rate and it contains certain covenants which include the maintenance of minimum net worth and restrictions on the incurrence of additional debt. Borrowings under the Credit Facility are collateralized by inventory and receivables. At June 30, 1998, the Company had unused borrowing availability under the Credit Facility of $26.7 million.

  The Company's principal sources of capital are net cash provided by operating activities and borrowings under the Credit Facility. The Company believes these sources, in addition to its cash, cash equivalents and short-term investments will be adequate to fund working capital requirements, debt service payments and planned capital expenditures through the foreseeable future.

  In 1996, the Company's Board of Directors approved a plan to repurchase up to $5 million (increased to $10 million in 1997) of the Company's common stock (Class A and Class B shares) and up to $10 million of its 9% Senior Notes (increased to $20 million in 1997). At December 31, 1997, $9.6 million had been expended on stock purchases and $13.4 million had been expended on note repurchases pursuant to these authorizations. There have been no repurchases in 1998.

  On August 3, 1998 the Company issued $100 million of 8 5/8% Senior Notes maturing August 1, 2008 priced at 99.505 to yield 8.70%. Proceeds of the offering were used to redeem all of the 9% Senior Notes, including accrued interest and prepayment premium, to pay certain fees and expenses in connection with the offering, and for working capital and general corporate purposes. In connection with this offering, the Company will record an extraordinary after-tax charge of $2.4 million ($0.27 per share) in the third quarter of 1998.

  The Company has recorded what it believes are adequate provisions for environmental remediation and product-related liabilities, including provisions for testing for potential remediation of conditions at its own facilities. While the Company believes its estimate of the future amount of these liabilities is reasonable, that such amounts will not have a material adverse effect on the financial position of the Company and that they will be paid over a period of five to ten years, the timing and amount of such payments may differ significantly from the Company's assumptions. Although the effect of future government regulation could have a significant effect on the Company's costs, the Company is not aware of any pending legislation which could have a material adverse effect on its results of operations or financial position. There can be no assurances that such costs could be passed along to its customers.

  The Company has completed an assessment of the steps it believes will be necessary for its existing and planned data processing systems and equipment to operate properly when confronted with dates beginning in the year 2000. A plan has been developed which identifies the systems affected and the steps that will be required to assure year 2000 compliance. The Company's existing plan to improve operations by replacing or upgrading systems in the ordinary course of business during 1998 and 1999 will have the additional benefit of providing year 2000 compliance in many instances. The resources required to make the remaining systems compliant have been estimated and are being provided by a combination of existing employees and outside contractors. The Company has retained or believes it will be able to retain the necessary employees and outside resources to accomplish this, and that the cost to achieve compliance will not be material to the Company's financial position, liquidity or results of operations. As of June 1998, the Company has completed converting 57% of the systems identified as requiring modification. The timing and resource requirements to date have been consistent with the Company's plan, and the Company anticipates that all of its mission-critical systems will be year 2000 compliant by the end of 1998. However, if any government agencies, key customers or key suppliers are unable to make the necessary computer system changes on a timely basis, such inability could negatively impact the Company's results of operations.

  Some of the information presented in or incorporated by reference in this report constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that could cause actual results to differ from expectations include: (i) increases in raw material prices, (ii) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than the Company,
(iii) unfavorable developments in the national economy or in the housing industry in general, (iv) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of the Company's facilities or distributors and (v) the future cost and timing of payments associated with environmental, product and general liability claims.

                                   BUSINESS

GENERAL

  Congoleum is a leader in the resilient flooring industry and has marketed flooring products under the Congoleum brand name since 1924. The Company believes that its products are recognized for their high quality and superior style by customers in the residential, manufactured housing and commercial markets. Congoleum has historically been an innovator in production techniques and design; the Company developed the chemical embossing process now utilized throughout the resilient flooring industry and introduced major innovations such as the no-wax floor. Currently, Congoleum produces 23 sheet vinyl products in over 500 design and color combinations and 20 vinyl tile products in more than 250 design and color combinations. The Company believes that it has an approximate 20% share of the sheet vinyl portion and an approximate 10% share of the vinyl tile portion of the total resilient flooring industry in the United States, which it estimates to have been $1.6 billion in 1997.

  Congoleum's resilient flooring products are intended for use in a variety of residential and commercial applications. The Company believes that the largest individual component of demand for its products arises from the need to replace flooring in existing homes regularly, a demand source which is less cyclical than new housing construction. Sales of products intended for the remodeling and replacement markets represented approximately 60% of the Company's residential sales for the year ended December 31, 1997, with an additional 26% comprised of sales to the manufactured housing market segment. The Company's products are distributed primarily through 35 wholesale distributors to over 18,000 specialty retail flooring stores. In addition, Congoleum markets its products through national mass-market merchandisers and retail home centers such as The Home Depot, Sears and Menards, which collectively supply the retail market through over 2,000 locations.

  The Company continues to promote growth through new marketing initiatives and the development of innovative product applications. In addition, since the beginning of 1993 the Company has completed over $60 million of capital expenditures which have substantially increased operating efficiency and expanded the Company's ability to manufacture unique products for certain market segments. For the three months ended June 30, 1998 and 1997, the Company had net sales of $69.8 million and $64.9 million, respectively, and EBITDA of $8.2 million and $7.1 million, respectively. For the twelve months ended June 30, 1998, net sales and EBITDA totaled $260.2 million and $26.7 million, respectively.

THE INDUSTRY

  The floor covering market is supplied by manufacturers of resilient flooring such as the Company as well as by manufacturers of carpeting, hardwood, ceramic tile, laminates and stone (marble, granite and others). The Company believes that domestic sales of sheet vinyl and vinyl tile totaled $1.6 billion, or 11% of the estimated $14.3 billion total United States floor covering market (13% of the total United States floor covering market based on unit volume). The resilient flooring share of United States floor covering sales has been relatively stable during the past ten years.

  Sheet vinyl and vinyl tile flooring products compete for both residential and commercial customers primarily with carpeting, hardwood, ceramic tile and laminate flooring. Carpeting is used primarily in bedrooms, family rooms and living rooms. Hardwood flooring and laminate flooring are used primarily in family rooms, foyers and kitchens. Ceramic tile is used primarily in kitchens, bathrooms and foyers. Commercial resilient flooring faces substantial competition from carpeting, ceramic tile, rubber tile, hardwood flooring and stone. During the past five years, hard surface floorings have represented an increasing portion of domestic floor covering sales. The Company believes, based upon its market research, that purchase decisions are influenced primarily by fashion elements such as design, color and style as well as durability, ease of maintenance, price and ease of installation. Both vinyl tile and sheet vinyl are easy to replace for repair and redecoration purposes and, in the Company's view, have advantages over certain other floor covering products in terms of price, ease of installation and maintenance.

COMPANY STRATEGY

  Congoleum's strategy is centered on its strong, well-known brand name. The Company believes that the Congoleum brand name provides a significant advantage to the Company's sales and marketing efforts. The Congoleum brand name is widely recognized, registering an aided awareness of 68% among retail consumers according to a survey conducted by International Communications Research during May 1998. The Company believes that retailers and consumers associate the Congoleum brand name with superior design, color and styling, which represent major determinants in purchasing decisions within the resilient flooring industry. Major components of the Company's strategy include:

  DEVELOP NEW PRODUCTS. Historically, Congoleum has generated significant sales through the development of innovative products and designs. The Company's product innovation and design efforts are focused on developing new features and benefits which enable an expanded market presence, provide higher margins and enhance the Congoleum brand image. In addition to innovations such as the chemical embossing process and the no-wax floor product, the Company designed a proprietary transfer-printing process for certain tile products that it believes only one other industry competitor is presently able to duplicate. During 1997 and 1998, the Company has continued to introduce not only new designs, but also new products such as ArmorBright, a unique product that is marketed to the manufactured housing segment and offers urethane coating in an extra-wide, sheet vinyl product. Since the beginning of 1993, Congoleum has expended approximately $20 million relating to research and development. The Company anticipates that continued investment in new product efforts and the extensive experience of its design personnel will support the ongoing development of innovative and profitable extensions to the Company's existing product line.

  INCREASE RETAIL PRESENCE. In addition to specialty retail flooring stores, Congoleum's products are also sold through several mass-market merchandisers and retail home centers. Congoleum has been recognized by these customers for excellence in service, receiving the "Partner of the Year" award from The Home Depot and the "Partner in Progress" award from Sears during 1997. In addition, during 1998 the Company began marketing its products to Menards, the fourth largest retail home center operator in the United States with 133 retail locations. The Company believes that this customer segment exhibits significant growth potential through (i) expansion by existing customers, as illustrated by The Home Depot's intention to open 125 new stores during 1998,
(ii) recent increases in the number of Congoleum products carried by existing customers and (iii) the addition of new mass-market merchandiser and retail home center customer accounts, such as the establishment of the Menards account during 1998.

  REINFORCE LEADERSHIP POSITION IN MANUFACTURED HOUSING MARKET. Congoleum maintains the leading position in the manufactured housing market with an estimated market share of 66%, and intends to continue working closely with manufacturers in this market to design and develop new products. Congoleum is the only manufacturer currently capable of producing the extra-wide, sheet vinyl flooring preferred for oversize manufactured homes, which represent an increasing portion of total manufactured housing sales. In addition, the Company has established a track record of successful product innovations designed specifically for the manufactured housing market which provide high levels of quality and in-plant durability during the construction process. Congoleum is the exclusive resilient flooring supplier to the largest wholesale flooring products distributor in the manufactured housing industry, a relationship the Company has maintained for over 30 years.

  MAINTAIN EXISTING DISTRIBUTOR NETWORK. Congoleum currently sells its products through 35 wholesale distributors providing approximately 100 distribution points throughout the United States and

Canada. The Company is the exclusive resilient flooring supplier to nearly all of its wholesale distributors, and has maintained consistent relationships with its distributors averaging 20 years in duration. The Company currently has well over 10,000 displays in place in specialty retail flooring stores, representing substantial floor space and significant investment. Congoleum believes its established distributor network and extensive retail presence provide a competitive advantage and represent a major barrier to entry by new competitors.

  ENHANCE MANUFACTURING EFFICIENCY. Since the beginning of 1993, Congoleum has invested over $60 million in capital expenditures in order to expand capacity and product capabilities, improve operating efficiency and reduce manufacturing costs. During 1997, the Company completed a major capital improvement initiative which involved the rebuilding of the Company's main production line in Marcus Hook, Pennsylvania. The rebuilding program substantially increased the speed and capacity of the Company's largest production facility and enhanced the Company's position as the only manufacturer capable of producing extra-wide, sheet vinyl products in the flooring industry. The Company intends to pursue specific investment initiatives during the next several years which are designed to further increase efficiency and reduce operating costs.

PRODUCTS AND END-USERS

 GENERAL

  Sheet vinyl and vinyl tile products manufactured by the Company are marketed in a wide variety of product features, designs and colors. Sheet vinyl, in its predominant construction, is produced by applying a vinyl gel to a flexible felt backing, printing a design on the gel, applying a wearlayer, heating the gel layer sufficiently to cause it to expand into a cushioned foam and, in some products, adding a urethane coating. The Company also produces through-chip inlaid sheet products for both the residential and commercial markets. These products are produced by applying an adhesive coat and solid vinyl colored chips to a felt backing and laminating the sheet under pressure with a heated drum. Vinyl tile is manufactured by creating a base stock consisting primarily of limestone and vinyl resin, which is less flexible than the backings for sheet vinyl, and transferring or laminating to it preprinted colors and designs followed by a wearlayer and a urethane coating in some cases. Commercial vinyl tile is manufactured by including colored vinyl chips in the pigmented base stock. For do-it-yourself tile, an adhesive is applied to the back of the tile. The differences between products within each of the two product lines consist primarily of content and thickness of wearlayers and coatings, the use of embossing to impart a texture, the complexity of designs and the number of colors.

 CONSUMER SEGMENTS

  The Company's sales of resilient flooring can be divided into two basic segments: (i) residential--which can be subdivided into remodeling and replacement and new residential construction and, in the case of sheet vinyl, manufactured housing, and (ii) commercial.

  Despite obvious similarities, vinyl tile and sheet vinyl have differences which account to some extent for their popularity with different types of consumers. A substantial amount of the Company's vinyl tile is currently sold through retail home centers and mass-market merchandisers. The majority of these tiles have an adhesive backing intended to facilitate do-it-yourself installation. The remainder are sold "dry back" and are generally installed by professionals in commercial and, to a lesser extent, residential settings. Vinyl tile with an adhesive backing is primarily a remodeling and replacement product. Because vinyl tiles are 12 inches square and can be installed in various pattern combinations, they offer to consumers ease of installation and the ability to create distinctive design patterns. Heavier gauge vinyl tile has a backing which is more rigid than sheet vinyl backing and can mask cracks, seams, knot holes and other minor imperfections in subflooring to a greater extent than sheet vinyl. Sheet vinyl is produced primarily in 12-foot wide rolls, and although it requires more subflooring preparation, it can be installed in most residential settings with a seamless appearance. Most sheet vinyl is installed by professional installers, although sales to do-it-yourself customers have increased in recent years.

  The Company's sheet vinyl sales are comprised almost exclusively of products intended for residential use, with commercial products accounting for less than 5% of sales. Of the sheet vinyl products sold for residential use, the Company estimates approximately 50% were intended for remodeling, slightly more than 30% were intended for use in manufactured housing, and slightly less than 20% were intended for use in new residential construction.

  The Company's vinyl tile sales are more evenly split between products intended for residential use, comprising approximately 65% of sales, and products intended for commercial use, comprising approximately 35% of sales. Of the sales of products intended for residential use, nearly all is intended for remodeling and replacement.

  Based on the above estimated categories of sales and the Company's estimates of overall end-user segment demand, the Company approximates its market share by end-user segment. Based upon the most recently available estimate of the Company's and its competitors' sales, the Company believes that its sheet vinyl products have an approximate 20-25% share of the remodeling and new residential segments of the resilient sheet vinyl portion of the flooring market, an approximate 66% share of the manufactured housing segment and an approximate 5% share of the commercial segment. Based upon such information, the Company estimates that it has an approximate 20% share of total industry sheet vinyl sales.

  Based upon the most recently available estimate of sales for the Company and its competitors, the Company estimates that its vinyl tile products have an approximate 14% share of the remodeling and new residential end-user segment and an approximate 7% share of the commercial end-user segment. Based upon such information, the Company estimates that it has an approximate 10% share of total industry vinyl tile sales.

 RESIDENTIAL

  REMODELING AND REPLACEMENT. Within this segment, the Company's sheet vinyl and vinyl tile products are sold to two types of end-users; first, the customer who chooses from a retail display, normally at a specialty retail flooring store, and hires a professional, usually with the advice of the sales person, to install the product; and second, the customer who purchases from a mass-market merchandiser or retail home center for do-it-yourself installation. Products sold to both types of customers in this segment are, for the most part, similar in design and color and are differentiated primarily by price and value-added features.

  The Company currently has 23 sheet vinyl products available in over 500 design and color combinations which are sampled in displays primarily in the retail specialty stores. The retail price points of these displayed items currently range from $10 to $45 per square yard, depending on sheet vinyl thickness, type of wearlayer and the decorative texture and pattern. Several other lower priced product lines, in addition to those noted above, are not displayed but rather are sold as roll inventory to retailers and to mass-market merchandisers and retail home centers. The Company's vinyl tile line sampled in retail displays consists of 20 products with over 250 design and color combinations. Approximately half of these products are sold to the do-it-yourself market through mass-market merchandisers and retail home centers, a market segment which the Company believes exhibits significant growth potential. The retail price of these displayed items ranges from $0.39 to $2.29 per square foot. Like sheet vinyl, thickness, type of wearlayer and the decorative texture and pattern differentiates the price points and individual product lines. The luxury vinyl tile category, which retails for $2.49 per square foot and above, is sampled in displays in specialty retail flooring stores.

  NEW RESIDENTIAL. Sheet vinyl comprises the majority of resilient flooring sales to the new residential segment reflecting its installation advantages with respect to new home construction. Available in 12-foot wide rolls, sheet vinyl is easy to install and for most applications requires no seaming. Purchasers of the Company's products are primarily large-scale builders who generally prefer products in the low-to-medium price point range, without high-end features.

  MANUFACTURED HOUSING. Nearly all sales of resilient flooring to the manufactured housing segment consist of sheet vinyl, reflecting the production process for manufactured houses, which are built from the frame up on top of the vinyl sheet. Sheet vinyl also withstands the stress caused by transportation better than vinyl tile. The Company's significant market share in this segment, which is a reflection of it being the first manufacturer to produce sheet vinyl in up to 15q 6p widths, should be further supported by the introduction in 1998 of ArmorBright, the first extra-wide, urethane-coated product marketed to the manufactured housing segment. The Company has also maintained a consistent relationship with its distributor of these products, which is the nation's largest wholesaler of flooring products to the manufactured housing industry, for over 30 years.

 COMMERCIAL

  Vinyl tile, which has a more rigid base and reputation for durability, is used far more extensively than sheet vinyl in commercial applications such as offices, educational facilities, healthcare facilities, hotels, stores and factories. The Company offers two basic product lines for commercial applications.

  Exceptional durability is the key selling characteristic in the sheet vinyl commercial segment. The Company has marketed basic products within this segment which are designed to be highly resistant to cuts, gouges and indentations in areas of heavy traffic. Primarily as a result of the Company's strategic emphasis on the residential sales of sheet vinyl, the Company has not had a significant presence in the sheet vinyl commercial segment.

DISTRIBUTION, SALES AND MARKETING

 DISTRIBUTION

  The Company currently sells sheet vinyl and vinyl tile through 35 distributors providing 100 distribution points in the United States and Canada. The sales pattern is seasonal, with peaks in retail sales during March/April/May and September/October. For the fiscal year of the Company ended December 31, 1997, 19% of the Company's total net sales were to its distributor in the Southwest and on the West Coast, L.D.Brinkman & Co., and 23% of the Company's total net sales were to its distributor to the manufactured housing market, LaSalle Bristol Corporation, which were the only distributors to account for more than 10% of such sales. The Company has been selling to L.D.Brinkman & Co. and LaSalle Bristol Corporation for 38 and 30 years, respectively.

  A critical factor in achieving success in the sheet vinyl and vinyl tile business is access to an established, nationwide distribution system. The need for a strong, independent distribution organization is a direct consequence of the fragmented structure of the retail market with its more than 20,000 establishments. Sales by manufacturers directly to major retail chains are still serviced, at least in the case of sheet vinyl, by local distributors. Distributors provide key services to retailers that manufacturers have not been able to provide directly in a cost-effective way, such as local inventory, credit and next day delivery. The need to establish an extensive distributor network and invest significant capital in retail displays are significant barriers to entry into the resilient flooring industry by new competitors.

  The Company believes there are approximately 125 distributors nationwide of sufficient size to market sheet vinyl and vinyl tile product lines, most of which have exclusive relationships with one of the major resilient manufacturers. Distributors rarely switch manufacturer relationships since competing resilient flooring brands are carried by another local distributor and the switching distributor faces a substantial loss of investment in displays and marketing support. Most distributors carry several types of floor coverings including carpet, sheet vinyl, vinyl tile and wood flooring.

 RETAILERS

  Among retail outlets, the Company believes that flooring specialty stores account for approximately 60% of aggregate purchases of sheet vinyl and 30% of aggregate purchases of vinyl tile. The consumers who patronize these stores typically utilize professional installation services. As a result, the majority of sales through flooring specialty stores is comprised of the more profitable mid- and high-end products.

  The Company has strengthened its representation at the retail level through expanded placement of in-store displays. Currently, the Company has in place nearly 1,100 "Design Studio" display units at the largest retail locations as well as over 10,000 smaller display units at other retail locations and specialized displays in builders' model homes and sales offices. The Design Studio display unit is a large, modular page frame display complemented by an enhanced merchandising system complete with priority sample service, advertising, promotional and educational programming. In 1997, the Company introduced a display that allows for efficient use of space, provides a number of setup configurations, is easily updated with new products and designs and permits the customer to see how a floor product looks in a furnished room. The Company placed twice as many new displays as originally expected, which increased its penetration of the larger specialty retailers by 35%.

  The Company's market research indicates that the Company brand name is widely recognized by consumers. Although the Company believes the consumer purchase decision is strongly influenced by color and design, retailers have significant influence over the consumer's buying decision with respect to the brand of vinyl flooring used and the price point selected.

 PRODUCT WARRANTIES

  The Company offers a limited warranty on all of its products against manufacturing defects. In addition, as a part of efforts to differentiate mid- and high-end products through color, design and other attributes, the Company offers enhanced warranties with respect to wear, moisture discoloration and other performance characteristics which increase with the price points of such products.

STYLING, DESIGN AND NEW PRODUCTS

  The Company believes it is an industry leader in product styling. Color and design are two important factors in the consumer buying decision. For example, the Company led the industry with bold geometries and shiny florals in the 1960's, emulations of painted Italian tiles in the 1970's, the introduction of gray as a neutral color and pearlescent effects in the 1980's and realistic reproductions of natural looks in the 1990's. The Company was among the first manufacturers to utilize computer-aided design equipment to replicate many difficult and innovative patterns such as marble and brick. The Company believes its luxury vinyl tile line is also regarded as a leader in design and color styling. Utilizing transfer print technology, this line offers rich, authentic-looking designs and colors that cannot be matched with traditional printing processes. The Company plans new style introductions several times a year and currently offers a broad range of designs and colors.

  The Company is typically able to transition product designs from the concept stage to full production in less than 11 months, facilitating rapid response to consumer purchasing trends and design preferences. The Company usually seeks to patent any new production processes. While competitors have generally been able to engineer around new processes without patent infringement, the Company believes that being the first to introduce new product features represents a significant competitive sales advantage because it generally takes two to three years for a competitor to successfully introduce a similar product. The Company's marketing department actively manages the product line through the addition and discontinuation of product features, designs and colors as needed.

MARKETING AND SELLING

  The Company's 62-person field sales force works closely with both distributors and retailers to attempt to increase the Company product sales. Historically, the Company has spent most of its annual advertising expenditures on cooperative advertising. Qualified retailers can earn a credit based on annual purchases to spend on local advertising. Expenditures are also made for trade and consumer advertising. Trade advertising is targeted at flooring distributors, retailers, new residential builders and manufactured home manufacturers through industry magazines and other publications.

FACILITIES

  The Company owns four manufacturing facilities located in Maryland, Pennsylvania and New Jersey and leases corporate and marketing offices in Mercerville, New Jersey, where it has a lease expiring in 2000 (subject to renewal options), which are described below:

 LOCATION                             OWNED/LEASED      PRODUCT      SQUARE FEET
 --------                             ------------ ----------------- -----------
Finksburg, MD........................    Owned     Felt                 107,000
Marcus Hook, PA......................    Owned     Sheet Vinyl        1,000,000
Trenton, NJ..........................    Owned     Sheet Vinyl        1,050,000
Trenton, NJ..........................    Owned     Vinyl Tile           282,000
Mercerville, NJ......................    Leased    Corporate Offices     33,600

  The Finksburg facility consists primarily of a 16-foot wide felt production line, which was built in 1973. The Company knows of no other production facility capable of producing extra-wide felt, an important component of the Company's significant market position in the manufactured housing segment.

  The Marcus Hook facility is capable of manufacturing rotogravure printed sheet flooring in widths of up to 16 feet. Major production lines at this facility include a 12-foot wide oven, two 16-foot wide ovens, a 12-foot wide printing press and a 16-foot wide printing press, which were built in 1967, 1973 (rebuilt 1997), 1994, 1960 and 1973, respectively. During a period of four months in 1997, Congoleum rebuilt a main production line at the Marcus Hook facility in a program designed to increase the capacity, efficiency and quality of the only production line capable of producing extra-wide, sheet vinyl products in the flooring industry.

  The Trenton sheet vinyl facility is capable of manufacturing rotogravure printed and through-chip inlaid sheet vinyl in widths up to six feet. Major production lines, all six-foot wide, include an oven, a rotary laminating line and a printing press, which were built in 1968, 1970 and 1968, respectively. The examination, packing and warehousing of all sheet vinyl (except products for the manufactured housing segment) occur at the Trenton plant distribution center, which was built in 1984.

  The Trenton vinyl tile facility consists of three major production lines, a four-foot wide commercial tile line, a two-foot wide residential tile line and a one-foot wide residential tile line. These were built in 1962, 1985 and 1978, respectively.

  The Company's major production lines were operated an average of 75% of the hours available on a 5-day, 3-shift basis in 1997, with the corresponding figure for individual production lines ranging from 25% to 115%.

  Although each of the Company's manufacturing facilities has been substantially depreciated, the Company has maintained and improved the productive capacity of these facilities over time through a program of regular capital expenditures. Accordingly, the Company considers its manufacturing facilities to be adequate for its present and anticipated near-term production needs.

MANUFACTURING PROCESS

  The Company produces felt which serves as a flexible backing for its sheet vinyl products or is sold to third parties. The finishing process for rotogravure printed sheet vinyl involves several primary processes--the application of a vinyl backing for perimeter installed floors, the application of vinyl gel, the creation of a design on the vinyl gel, wearlayer application and the fusion of the product. Fusion is the heating of the wearlayer, vinyl gel and felt, resulting in the formation of a composite sheet. The Company also produces through-chip inlaid products for the commercial market. These products are produced by applying an adhesive coat and solid vinyl colored chips to a felt backing and laminating the sheet under pressure with a heated drum.

  Resilient vinyl tile is produced by dry blending raw materials, mixing them thoroughly, forming them into a continuous sheet and die cutting the sheet into individual tiles. The residential products are made utilizing a continuous mixing process and are decorated through a patented transfer print process where the decoration and a vinyl wearlayer are applied in a single process. The tiles are then cut for packaging or, in the case of urethane-coated products, are coated and then packaged. Essentially, tile design capability is unlimited--whatever can be photographed can be applied as design or decoration on the tile. Commercial products are made in a semi-continuous process and decorated by the addition of in-house produced, colored chips as the mixed materials are formed into a sheet and finally cut into individual tiles.

 RAW MATERIALS

  The Company's business is affected by fluctuations in the price levels of certain raw materials including vinyl resins, plasticizers, latex, limestone, stabilizers, cellulose paper fibers, urethane and transfer print paper, which are utilized in the Company's manufacturing process. The Company has had no difficulty in obtaining its requirements for these materials, although significant price increases in certain materials have been experienced at times. See "Management's Discussion and Analysis of Financial Condition and Result of Operations". The Company obtains the majority of its supply of raw materials pursuant to supply contracts with terms of one to five years, although availability and pricing may be dependent on market conditions. However, the Company does not have readily available alternative sources of supply for specific designs of transfer print paper, which are produced utilizing print cylinders engraved to the Company's specifications. Although no loss of this source of supply is anticipated, replacement could take a considerable period of time and interrupt production of certain products. The Company maintains a raw material inventory and has an ongoing program to develop new sources which will provide continuity of supply for its raw material requirements. However, supply interruptions or significant increases in the costs incurred by the Company to purchase these materials could have a material adverse affect on the Company's business.

 RESEARCH AND DEVELOPMENT

  The Company's research and development activities are headquartered at the Trenton sheet vinyl plant. There are 35 employees in this department, many of whom have advanced engineering or chemistry backgrounds. This department works closely with sales and marketing personnel regarding new products and concentrates research efforts on new product development, increasing product durability and improving the efficiency of the manufacturing process. Annual expenditures for research and development were $3.7 million, $4.6 million and $3.7 million, for the three years ended December 31, 1997, 1996 and 1995, respectively.

EMPLOYEES

  At December 31, 1997, the Company employed a total of 1,234 personnel. The Company has entered into collective bargaining agreements with hourly employees at three of its plants and with the drivers of the trucks that provide inter-plant transportation. The agreements cover approximately 685 of the Company's employees in the aggregate and expire in November 1998, February 2001 and February 2003. While the Company believes that its relationship with its employees is satisfactory, a prolonged labor dispute could have a material adverse effect on the Company's business.

COMPETITION

  The market for the Company's products is highly competitive. The Company encounters competition from domestic, and to a much lesser extent, foreign manufacturers. Armstrong World Industries, Inc., which is the largest competitor in the resilient flooring market in the United States, is a publicly held manufacturer of building and consumer durable products including various flooring products. Other competitors include Mannington Mills and Tarkett AG. The Company believes it has a favorable competitive position as a result of its leading brand name, broad selection of colors and styles, its extensive distribution network and its unique, wide-width manufacturing capabilities for manufactured housing products. However, certain of the Company's competitors have substantially greater financial and other resources than the Company.

  During 1997, several transactions were completed which resulted in consolidation among certain competitors in the floor covering industry. In October, Tarkett AG completed its purchase of Sommer Allibert S.A., which owns a controlling interest in Domco Inc. As a result of the transaction, the parent companies of Tarkett AG and Domco Inc., two of the primary competitors in the domestic resilient flooring industry, have been consolidated. However, as of March 31, 1998 the combined company maintained separate marketing and distribution networks for each of the Tarkett AG and Domco Inc. brands. In addition to the consolidation of Tarkett AG and Domco Inc., during 1998 Armstrong World Industries, Inc. acquired Triangle Pacific Corp., a manufacturer of hardwood flooring, and DLW AG, a European vinyl flooring manufacturer. The acquisitions represent product line extensions for Armstrong World Industries, Inc. While the Company does not expect any of the transactions which occurred in 1997 or 1998 to have a material adverse effect on the Company's sales volume or profitability, there can be no assurance that recent or future consolidation will not adversely affect the Company's business.

ENVIRONMENTAL REGULATION

  Due to the nature of the Company's business and certain of the substances which are or have been used, produced or discharged by the Company, the Company's operations are subject to extensive federal, state and local laws and regulations relating to the generation, disposal, storage, handling, emission, transportation and discharge into the environment of hazardous materials. The Company, pursuant to administrative consent orders signed in the 1980's in connection with prior business transactions, is in the process of implementing clean-up measures at its Trenton sheet vinyl facility under New Jersey's Environmental Clean-up Responsibility Act, as amended by the New Jersey Industrial Site Recovery Act. The Company does not anticipate that the additional costs of these measures will be material. In 1993, American Biltrite signed a similar consent order with respect to the Trenton resilient tile facility, and the Company agreed to be financially responsible for any clean-up measures required. In 1997, the Company incurred capital expenditures of $1.1 million for environmental compliance and control facilities.

  The Company has historically expended substantial amounts for compliance with existing environmental laws and regulations, including those matters described above. The Company will continue to be required to expend amounts in the future, due to the nature of historic activities at its facilities, to comply with existing environmental laws and those amounts may be substantial but should not, in the Company's judgment, have a material adverse effect on its results of operations or financial condition. Because environmental requirements have grown increasingly strict, however, the Company is unable to determine the ultimate cost of compliance with environmental laws and enforcement policies.

LEGAL PROCEEDINGS

  As of December 31, 1997, the Company was named as defendant, together in most cases with numerous other companies, in approximately 654 currently pending lawsuits (including worker's compensation cases) involving approximately 6,455 individuals alleging personal injury from exposure to asbestos or asbestos-containing products. The plaintiffs in these cases, as well as similar cases in the past which have been settled or dismissed, allege that they or the individuals they represent have contracted asbestosis, pleural thickenings, mesothelioma, cancer or other lung disease as a result of exposure to asbestos in the course of their activities as plumbers, carpenters, floor installers, machinists, or in other capacities, either as independent contractors or as employees of shipyards or other industries utilizing asbestos-containing products (or, in the worker's compensation cases, as employees of the Company or the tile division of American Biltrite which was acquired by the Company in 1993 (the "Tile Division")) and that included among such products which caused their diseases were sheet vinyl products provided by the Company or resilient tile provided by the Tile Division, or both. The Company discontinued the manufacture of asbestos-containing sheet vinyl products in 1983 and the Tile Division ceased manufacturing asbestos-containing tile products in 1984. In general, asbestos-containing products have not been found to pose a health risk unless the asbestos is not bonded or encapsulated in the product and is able to become airborne. All of the asbestos in asbestos-containing sheet vinyl and tile products sold by the Company or the Tile Division was fully-bonded or encapsulated during the manufacturing process. The Company has issued warnings not to remove asbestos-containing flooring by sanding or other methods that allow the asbestos fibers to become airborne. Although there can be no assurance, the Company believes, based upon the nature of its asbestos-containing products and its experience with cases to date, that any potential liability from pending personal injury claims relating to the Company's asbestos-containing resilient products will not have a material adverse effect in the aggregate on the financial position of the Company. In one of these cases tried before a jury in Superior Court of California in Los Angeles held in May and June 1997, the Company and another defendant were found liable for $3.3 million in damages, subject to proportional liability under California law. The jury found that the Company was liable for only 25% of the plaintiffs' non-economic damages but as a result of post-verdict motions the trial judge purportedly granted plaintiffs' motion for judgment notwithstanding the verdict and held that California Proposition 51 (establishing proportionate liability for non-economic damages) did not apply in this case. The Company and the other defendant have appealed this decision. The Company's insurance carrier has paid for the defense costs incurred and had indicated that it would be responsible for paying the ultimate judgment in the case, subject to certain limitations.

  Together with a large number (in most cases, hundreds) of other companies, the Company is named as a "Potentially Responsible Party" ("PRP") in pending proceedings under the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), and similar state laws. In four instances, although not named as a PRP, the Company has received a "Request for Information". These pending proceedings currently relate to thirteen waste disposal sites. Although there can be no assurances, the Company anticipates that these proceedings will be resolved over a period of years for amounts (including legal fees and other defense costs) which the Company believes based on current estimates of liability and, in part, on insurance coverage agreements, will not have a material adverse effect on the financial position of the Company.

  On July 15, 1994, Kentile, a debtor-in-possession pursuant to Chapter 11 of the United States Bankruptcy Code, commenced an adversary proceeding against the Company in the Bankruptcy Court of the Southern District of New York. The complaint asserts that the Company tortiously interfered with certain of Kentile's contracts with its distributors when those distributors terminated their agreements with Kentile to become distributors of the Company's floor tile. Kentile seeks $15.0 million in damages on account of the alleged interference. Although the Company's motion to have the proceeding dismissed on the pleadings was denied, the Company believes that Kentile's claim is without merit and intends to contest vigorously the lawsuit.

  The Company is also involved in workers compensation claims and other routine legal proceedings relating to its business and operations. The Company does not believe that these will have a material adverse effect in the aggregate on the Company's results of operations or financial condition.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information regarding the Company's directors and executive officers, including their respective ages as of June 30, 1998.

       NAME                         AGE                 POSITION(S)
       ----                         ---                 -----------
Roger S. Marcus....................  52 Director, Chairman, President and Chief
                                         Executive Officer
Richard G. Marcus..................  50 Director, Vice Chairman
Robert N. Agate....................  53 Executive Vice President
David W. Bushar....................  51 Senior Vice President--Manufacturing
Howard N. Feist III................  41 Senior Vice President--Finance, Chief
                                         Financial Officer and Secretary
Dennis P. Jarosz...................  53 Senior Vice President--Marketing
James K. Morando...................  34 Senior Vice President--Sales
Peter J. Rohrbacher................  47 Senior Vice President--Research and
                                         Engineering
Thomas A. Sciortino................  51 Senior Vice President--Administration
Merrill M. Smith...................  72 Senior Vice President--Technology
Cyril C. Baldwin, Jr. .............  70 Director
David N. Hurwitz...................  62 Director
John N. Irwin III..................  44 Director
Mark N. Kaplan.....................  68 Director
William M. Marcus..................  60 Director
C. Barnwell Straut.................  72 Director

  ROGER S. MARCUS has been a Director and President and Chief Executive Officer of the Company since March 1993, and Chairman since December 1994. Mr. Marcus is also a Director (since 1981), Chairman of the Board (since 1992) and Chief Executive Officer (since 1983) of American Biltrite. From 1983 to 1992, Mr. Marcus served as Vice Chairman of the Board of American Biltrite.

  RICHARD G. MARCUS has been Vice Chairman of the Company since December 1994, and a Director since March 1993. Mr. Marcus is also a Director (since 1982) and President (since 1983) and Chief Operating Officer (since 1992) of American Biltrite. In February 1996, Mr. Marcus entered into a settlement in the form of a consent decree with the Commission in connection with the Commission's investigation covering trading in American Biltrite's common stock by an acquaintance of Mr. Marcus. Mr. Marcus, without admitting or denying the Commission's allegations of securities laws violations, agreed, among other things, to the entry of a permanent injunction against future violations of Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934.

  ROBERT N. AGATE has been Executive Vice President of the Company since August 1998. Prior thereto he was Senior Vice President--Manufacturing of the Company since March 1993. Prior thereto, he was Vice President of
Manufacturing of the Tile Division of American Biltrite (since 1981).

  DAVID W. BUSHAR has been Senior Vice President--Manufacturing of the Company since August 1998. Prior thereto, he was Manager, Technical Services since May 1997 and as Plant Manager of the Company's Trenton, New Jersey sheet vinyl manufacturing facility since October 1993.

  HOWARD N. FEIST III has been Senior Vice President--Finance and Secretary of the Company since March 1993. Prior thereto, he had served as Vice President-- Finance and Secretary of the Company since 1988.

  DENNIS P. JAROSZ has been Senior Vice President--Marketing since July 1995. Prior thereto, he had served as Vice President--Marketing since March 1993 and Vice President--Sales & Marketing of the Tile Division of American Biltrite (since 1986).

  JAMES K. MORANDO has been Senior Vice President--Sales of the Company since April 1998. Prior thereto, he had served as National Sales Manager (since
1995) and Regional Sales Manager (since 1991).

  PETER J. ROHRBACHER has been Senior Vice President--Research and Engineering of the Company since May 1997. Prior thereto, he had served as Senior Vice President--Engineering (since September 1993), Vice President--Coatings of the Company (since March 1993), and Vice President--Research & Development of the Tile Division of American Biltrite (since 1988).

  THOMAS A. SCIORTINO has been Senior Vice President--Administration of the Company since March 1993. Prior thereto, he was Vice President--Finance of the Tile Division of American Biltrite (since 1982).

  MERRILL M. SMITH has been Senior Vice President--Technology of the Company since March 1993. Prior thereto, he was Vice President--Technology of American Biltrite (since 1985).

  CYRIL C. BALDWIN, JR. has been a director of the Company since 1995. He is Chairman of the Board of Cambrex Corporation. He is also a director of Church & Dwight.

  DAVID N. HURWITZ has been a director of the Company since 1995. He is President and Chief Executive Officer of Goodson Newspaper Group.

  JOHN N. IRWIN III has been a director of the Company since 1986. He is also a Managing Director of Hillside Capital Incorporated.

  MARK N. KAPLAN has been a director of the Company since 1995. He has been a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP since 1979. He is also a director of American Biltrite, Grey Advertising Inc., DRS Technologies, Inc., REFAC Technology Development Corporation, Volt Information Sciences, Inc. and Movie Fone, Inc.

  WILLIAM M. MARCUS has been a director of the Company since 1993. He is Executive Vice President (since 1984) and Treasurer (since 1979) of American Biltrite.

  C. BARNWELL STRAUT has been a director of the Company since 1986. He is also a Managing Director of Hillside Capital Incorporated.

  Roger Marcus and Richard Marcus are brothers and William Marcus is their cousin. There are no other family relationships among the directors or executive officers.

DIRECTOR COMPENSATION

  The Company pays each director who is not an officer and employee of the Company or American Biltrite an annual director's fee of $10,000 and $1,250 for each Board meeting and each Audit Committee meeting attended. Directors who are officers and employees of the Company or American Biltrite do not receive such fees. Directors may elect to defer the receipt of all or a part of their fees. Amounts so deferred earn interest, compounded quarterly, at a rate equal to the Bank of Boston base rate at the end of each quarter.

PERSONAL SERVICES AGREEMENT

  Pursuant to the terms of a Personal Services Agreement between American Biltrite and the Company, American Biltrite agreed that Roger Marcus would devote substantially all of his business time to serving as Chief Executive Officer of the Company and Richard Marcus would serve as Vice Chairman of the Company. In consideration of this agreement, the Company agreed to pay American Biltrite a personal services fee and a contingent incentive fee, conditioned upon the attainment of financial and business objectives as determined by the Board of Directors of the Company. The Company paid $1,030,000, $1,265,000 and $980,060 in personal services and incentive fees for the years ended December 31, 1997, 1996 and 1995, respectively.

EXECUTIVE COMPENSATION

  The table that follows sets forth information concerning the compensation earned by or paid to the Company's Chairman of the Board and Chief Executive Officer and the Company's four other most highly compensated executive officers for services rendered to the Company in all capacities during each of the last three years. The table also identifies the principal capacity in which each of the named executives served the Company during 1997.

                          SUMMARY COMPENSATION TABLE

                                                               LONG-TERM
                                   ANNUAL COMPENSATION        COMPENSATION
                             -------------------------------- ------------
                                                               SECURITIES
                                                 OTHER ANNUAL  UNDERLYING   ALL OTHER
                                  SALARY  BONUS  COMPENSATION   OPTIONS    COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   ($)    ($)      ($)(1)      (SHARES)      ($)(2)
---------------------------  ---- ------- ------ ------------ ------------ ------------
Roger S. Marcus              1997    *      *                       --          *
 Chairman, President and     1996    *      *                       --          *
 Chief Executive Officer     1995    *      *                   150,000         *
Howard N. Feist III          1997 148,393 30,000                  5,000       8,933
 Senior Vice President -     1996 142,833 60,000                    --        7,710
 Finance and                 1995 136,167 50,000                 10,000       8,197
 Chief Financial Officer
Robert N. Agate              1997 148,074 30,000                  5,000       8,913
 Senior Vice President -     1996 142,083 60,000                    --        7,132
 Manufacturing               1995 136,875 50,000                 10,000       8,240
Dennis P. Jarosz             1997 142,966 30,000                  5,000       8,606
 Senior Vice President -     1996 137,500 60,000                  6,500       6,858
 Marketing                   1995 125,792 50,000                  3,500       7,573
Anthony C. Prestipino        1997 141,300 30,000                  5,000       8,285
 Senior Vice President -     1996 135,625 60,000    130,801      10,000       5,461
 Sales                       1995  21,028 15,000                    --          --

--------
(1)Amount shown represents relocation expenses.

(2) Amounts shown for each officer consist of amounts contributed by the Company to the Company's 401(k) Plan for the designated fiscal year that are allocated to such officer.

(*) Pursuant to the terms of a Personal Services Agreement between American
    Biltrite and the Company, American Biltrite agreed that Roger S. Marcus would devote substantially all of his business time to serving as Chief Executive Officer of the Company and Richard G. Marcus would serve as Vice Chairman of the Company. In consideration of this agreement, the Company agreed to pay American Biltrite a personal services fee and a contingent incentive fee, conditioned upon the attainment of financial and business objectives as determined by the Board of Directors of the Company. The Company paid $980,060, $1,265,000, and $1,030,000 in personal services and incentive fees for the years ended December 31, 1995, 1996 and 1997, respectively.

OPTION GRANTS IN FISCAL YEAR 1997

                                                                         POTENTIAL REALIZABLE VALUE AT
                                                                            ASSUMED ANNUAL RATES OF
                                                                            STOCK PRICE APPRECIATION
                                 INDIVIDUAL GRANTS                             FOR OPTION TERM(2)
                       --------------------------------------            ------------------------------
                        NUMBER OF
                       SECURITIES    PERCENT OF
                       UNDERLYING  TOTAL OPTIONS  EXERCISE OR
                         OPTIONS     GRANTED IN   BASE PRICE  EXPIRATION
        NAME           GRANTED#(1) FISCAL YEAR(1) (PER SHARE)    DATE          5%             10%
        ----           ----------- -------------- ----------- ---------- -------------- ---------------
Dennis P. Jarosz          5,000         8.9%        $14.25     02/02/07  $       44,809 $       113,554
Anthony C. Prestipino     5,000         8.9%         14.25     02/02/07          44,809         113,554
Howard N. Feist III       5,000         8.9%         14.25     02/02/07          44,809         113,554
Robert N. Agate           5,000         8.9%         14.25     02/02/07          44,809         113,554

--------
(1) All options granted in fiscal year 1997 were granted pursuant to the 1995 Stock Option Plan. All options granted to the named executive officers vest over five years at the rate of 20% per year beginning on the first anniversary of the date of the grant, subject to acceleration as the Compensation Committee, in its sole discretion, deems appropriate.
(2) These amounts represent certain assumed rates of appreciation which are provided for illustrative purposes only. Actual gains, if any, on stock option exercises and Class A common stock holdings are dependent on the future performance of the Class A common stock and overall stock market conditions. There is no assurance that the amounts reflected will be realized.

OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

                                                                        VALUE OF UNEXERCISED
                                              NUMBER OF UNEXERCISED     IN THE MONEY OPTIONS
                                               OPTIONS AT 12/31/97           AT 12/31/97
                                            ------------------------- -------------------------
                         SHARES
                       ACQUIRED ON  VALUE
        NAME            EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
        ----           ----------- -------- ----------- ------------- ----------- -------------
Roger S. Marcus            --        --       60,000       90,000        $--         $  --
Howard N. Feist III        --        --        4,000       11,000         --            --
Robert N. Agate            --        --        4,000       11,000         --            --
Dennis P. Jarosz           --        --        2,700       12,300         488         1,950
Anthony C. Prestipino      --        --        2,000       13,000         750         3,000

DEFINED BENEFIT PENSION PLAN

  In addition to the remuneration set forth above, the Company maintains a tax-qualified defined benefit pension plan (the "Pension Plan") for all salaried (non-hourly) employees. The Pension Plan provides non-contributory benefits based upon years of service and average annual earnings for the 60 consecutive calendar months in which the participating employee had the highest level of earnings during the 120 consecutive calendar months preceding retirement.

  The table below sets forth certain information relating to the Pension Plan with respect to the five most highly compensated executive officers of the Company at December 31, 1997. Roger S. Marcus is not eligible to participate in the Pension Plan because he is an employee of American Biltrite.

                                     1997        CREDITED
                                 REMUNERATION     YEARS
           NAME                 COVERED BY PLAN OF SERVICE
           ----                 --------------- ----------
         Roger S. Marcus                --         --
         Howard N. Feist III       $160,000         16
         Robert N. Agate            160,000         16
         Dennis P. Jarosz           160,000         25
         Anthony C. Prestipino      160,000          2

  The following table is based on the present Pension Plan formula. Actual benefits will differ depending on the employee's years of service and whether the employee was previously employed by the Company or the Tile Division of American Biltrite.

  The compensation used to determine a person's benefits under the Pension Plan includes such person's salary (including amounts deferred as salary reduction contributions to any applicable tax-qualified plans maintained under Sections 401(k) or 125 of the Code) and annual bonuses. The Internal Revenue Service has limited the maximum compensation for benefit purposes to $160,000. The following table shows, for various income and service levels, the annual benefits payable under the Pension Plan, commencing at normal retirement at age
65. These benefits are presented on a five years certain and life thereafter basis.

                      APPROXIMATE ANNUAL PENSION AT AGE 65

FINAL                     TOTAL YEARS OF SERVICE AS A PLAN MEMBER
AVERAGE           ---------------------------------------------------------------------------
COMPENSATION        15              20              25              30              35
------------      -------         -------         -------         -------         -------
  $100,000        $11,700         $15,700         $19,600         $23,500         $27,400
   125,000         15,100          20,200          25,200          30,200          35,300
   150,000         18,500          24,700          30,800          37,000          43,100
   175,000         19,800          26,500          33,100          39,700          46,300
   200,000         19,800          26,500          33,100          39,700          46,300
   225,000         19,800          26,500          33,100          39,700          46,300
   250,000         19,800          26,500          33,100          39,700          46,300

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth the number of shares of Class A common stock and Class B common stock beneficially owned by (a) each person who owns of record, or is known by the Company to own beneficially, more than 5% of the Company's Class A common stock and/or Class B common stock, (b) the Company's Chief Executive Officer and certain other executive officers and (c) all executive officers and directors of the Company as a group.

                                           SHARES OF
                                          STOCK OWNED                 PERCENT OF
   NAME AND ADDRESS OF       TITLE       BENEFICIALLY       PERCENT    COMBINED
    BENEFICIAL OWNERS       OF CLASS AS OF AUGUST 31, 1998  OF CLASS VOTING POWER
   -------------------      -------- ---------------------  -------- ------------
American Biltrite Inc.....  Class B        4,395,605(1)       92.4%      63.7%
 57 River Street
 Wellesley Hills, MA 02181
Hillside Capital Incorpo-   Class B          213,340(2)        4.5%       3.1%
 rated....................
 405 Park Avenue
 New York, NY 10022
David L. Babson & Co.,      Class A          998,500(3)(4)    23.3%       7.2%
 Inc......................
 One Memorial Drive
 Cambridge, MA 02142
The TCW Group, Inc........  Class A          546,400(3)(5)    12.8%       4.0%
 865 South Figueroa Street
 Los Angeles, CA 90017
Franklin Resources, Inc...  Class A          365,700(3)(6)     8.5%       2.6%
 777 Mariners Island Blvd.
 P.O. Box 7777
 San Mateo, CA 99403
Clark Estates, Inc........  Class A          404,000(3)(7)     9.4%       2.9%
 30 Wall Street
 New York, NY 10005
Goldman, Sachs & Co.......  Class A          276,500(3)(8)     6.5%       2.0%
 85 Broad Street
 New York, NY 10004
U.S. Bancorp..............  Class A          274,500(3)(9)     6.4%       2.0%
 United States National
  Bank of Oregon
 111 S.W. Fifth Avenue
 Portland, OR 97204
Babson Enterprise Fund,     Class A          283,800(3)(10)    6.6%       2.0%
 Inc......................
 BMA Tower, 12th Floor
 700 Karnes Blvd.
 Kansas City, MO 64108-
  3306
Kestrel Investment Manage-  Class A          287,600(3)(11)    6.7%       2.1%
 ment Corporation.........
 411 Borel Avenue
 Suite 403
 San Mateo, California
  94402
Marvin Schwartz...........  Class A          375,000(12)       8.7%       2.7%
 c/o Neuberger & Berman
  LLC
 605 Third Avenue
 New York, New York 10158-
  3698
Roger S. Marcus(13).......  Class A           90,000(14)       2.1%       *
                            Class B        4,395,605(1)       92.4%      63.7%
Robert N. Agate(13).......  Class A            8,850(15)       *          *
Howard N. Feist III(13)...  Class A            8,177(15)       *          *
Dennis P. Jarosz(13)......  Class A            8,200(16)       *          *
All directors and
 executive officers as a
 group
 (16 persons).............  Class A          239,227(17)       5.7%       2.7%
                            Class B        4,608,945          96.9%      66.8%

--------
*  Less than one percent.
 (1) Represents shares of Class B common stock held of record by American Biltrite. Refers to the shares of Class B common stock shown as owned of record by American Biltrite with respect to which Roger S. Marcus, Richard G. Marcus and William M. Marcus may be deemed to be the beneficial owner. Each of the named individuals is a director of the Company and a director, officer and stockholder of American Biltrite. Each of the named individuals disclaims beneficial ownership of such shares. The address of Roger S. Marcus is 3705 Quakerbridge Road, P.O. Box 3127, Mercerville, New Jersey. The address of Richard G. Marcus and William M. Marcus is c/o American Biltrite Inc., 57 River Street, Wellesley Hills, MA 02181.
 (2) Refers to the shares of Class B common stock shown as owned of record by Hillside Capital Incorporated ("Hillside Capital") with respect to which John N. Irwin III may be deemed the beneficial owner. Mr. Irwin is a director of the Company and a director and officer of Hillside Capital and indirectly owns a majority of its issued and outstanding shares of capital stock. Mr. Irwin disclaims beneficial ownership of such shares. The address of Mr. Irwin is c/o Hillside Capital Incorporated, 405 Park Avenue, New York, NY 10022.
 (3) Based on information contained in a Schedule 13G filed with the Commission which indicates that such shares were acquired solely for investment purposes as of December 31, 1997.
 (4) David L. Babson & Co., Inc. is an investment adviser registered under
     Section 203 of the Investment Advisers Act of 1940, and is considered "beneficial owner" in the aggregate of 998,500 shares of Class A common stock.
 (5) The TCW Group, Inc. (through certain wholly owned subsidiaries TCW Asset Management company and The Trust Company of the West) is considered the "beneficial owner" in the aggregate of 546,400 shares of Class A common stock. TCW Asset Management Company is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and The Trust Company of the West is a bank as defined in Section 3(A)(6) of the Securities Exchange Act of 1934. Mr. Robert Day is an individual who may be deemed to control the TCW Group, Inc. The address of Mr. Day is 200 Park Avenue, Suite 2200, New York, New York 10166.
 (6) Franklin Resources, Inc. is a parent holding company with direct and indirect investment advisory subsidiaries which may be deemed to be, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, the "beneficial owner" in the aggregate of 365,700 shares of Class A common stock. Mr. Charles B. Johnson and Mr. Rupert H. Johnson, Jr. are individuals who may be deemed to control Franklin Resources, Inc. Their address is 777 Mariners Island Boulevard, San Mateo, California 94404.
 (7) Clark Estates, Inc. is a New York corporation which provides management and administrative services relating primarily to financial matters for several individual members of the Clark family and to certain institutional and trust accounts affiliated with the Clark family, and is considered "beneficial owner" in the aggregate of 404,000 shares of Class A common stock.
 (8) Goldman, Sachs & Co. is a broker/dealer registered under Section 15 of the Securities Exchange Act of 1934 and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and is considered "beneficial owner" in the aggregate of 276,500 shares of Class A common stock.
 (9) U.S. Bancorp (together with certain wholly owned subsidiaries, Qualivest Capital Management and United States National Bank of Oregon) is considered "beneficial owner" in the aggregate of 274,500 shares of Class A common stock. U.S. Bancorp is a national bank as defined in Section 3(A)(6) of the Securities Exchange Act of 1934.
(10) Babson Enterprise Fund, in its capacity as an investment company, may be deemed the beneficial owner of 283,800 shares of common stock of the Company, the shares of which are owned by shareholders of the Fund.
(11) Kestrel Investment Management Corporation is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and is considered the "beneficial owner" in the aggregate of 287,600 shares of Class A common stock.
(12) Marvin Schwartz is the "beneficial owner" in the aggregate of 375,000 shares of Class A common stock.
(13) The address of each of the Chief Executive Officer and certain other executive officers is c/o Congoleum Corporation, 3705 Quakerbridge Road, P.O. Box 3127, Mercerville, New Jersey 08619.
(14) Includes 90,000 shares of Class A common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days of August 31, 1998.
(15) Includes 7,000 shares of Class A common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days of August 31, 1998.
(16) Includes 5,700 shares of Class A common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days of August 31, 1998.
(17) Includes an aggregate of 225,700 shares issuable upon the exercise of options which are currently exercisable or exercisable within 60 days of August 31, 1998.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Pursuant to the terms of a Business Relations Agreement between the Company and American Biltrite originally entered into on March 11, 1993, as amended,
(i) the Company granted American Biltrite the right to purchase the Company's vinyl and vinyl composition tile at a price equal to the lower of 120% of the Company's fully-absorbed manufacturing costs for such tile and the lowest price paid by any of the Company's other customers and the exclusive right and license (including the right to sublicense) to distribute such tile in Canada,
(ii) American Biltrite granted the Company the non-exclusive right to purchase floor tile and urethane from American Biltrite at a price equal to the lower of 120% of American Biltrite's fully-absorbed manufacturing costs for such products and the lowest price paid by any of American Biltrite's other customers, (iii) the Company agreed to provide American Biltrite with data processing services for a period of 18 months following the acquisition of the Tile Division at a cost equal to American Biltrite's internally allocated costs for such data processing services immediately prior to such consummation, (iv) the Company agreed to reimburse American Biltrite for any insurance premiums retroactively imposed relating to claims against American Biltrite in connection with the business or preparation of the Tile Division (other than certain specified claims) and (v) American Biltrite agreed to have its tape division supply paper slitting services to the Company at a cost equal to American Biltrite's internally allocated costs for providing such services immediately prior to the consummation of the transactions contemplated by the Acquisition. The agreements referred to clauses (i) and
(ii) above terminate on the fifteenth anniversary of the date of the Business Relations Agreement, subject to renewal for successive one-year periods if the parties so elect. The agreement referred to in clause (v) above is terminable at any time by the Board of Directors of the Company or American Biltrite. The Business Relations Agreement has an initial term of fifteen years and may be extended for successive one-year periods if the parties so elect. For the twelve months ended December 31, 1997 the Company had purchases of $5.3 million from American Biltrite and sales of $1.0 million pursuant to this Business Relations Agreement.

  In connection with its program to repurchase shares of the Company's Class A common stock and Class B common stock, the Company purchased an aggregate of 500,000 shares of Class B common stock from Hillside Capital Incorporated in a private transaction on December 22, 1997 at a purchase price of $9.25 per share, or $4,625,000 in the aggregate. John N. Irwin III, a director of the Company, is a director of and the indirect, majority stockholder of Hillside Capital Incorporated. C. Barnwell Straut, a director of the Company, is a director of, and an indirect, minority stockholder of, Hillside Capital Incorporated.

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

  The Exchange Notes will be issued under an Indenture between the Company and First Union National Bank, as trustee (the "Trustee"). The terms of the Exchange Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of the Indenture (the "TIA"). The Exchange Notes will be subject to all such terms, and holders of the Exchange Notes are referred to the Indenture and the TIA for a statement of such terms. The following summary of the material provisions of the Exchange Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms capitalized but not defined herein and all terms made a part of the Indenture by reference to the TIA. The Indenture is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus forms a part. Copies of the Indenture are available as set forth above under "Additional Information". Certain definitions of terms used in the following summary are set forth under "--Certain Definitions" below.

  The Exchange Notes will be senior, unsecured obligations of the Company, will rank pari passu with all senior unsecured debt of the Company and will be senior in right of payment to all existing and future subordinated debt of the Company, if any. As of October 2, 1998, the Company had no outstanding Indebtedness other than the Original Notes.

PRINCIPAL, MATURITY AND INTEREST

  The Exchange Notes will mature on August 1, 2008 (the "Maturity Date"), and will be limited to an aggregate principal amount of $100,000,000. The Exchange Notes will accrue interest at the rate of 8 5/8% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or duly provided for, and accrued and unpaid interest will be payable semi-annually in arrears on February 1 and August 1 of each year beginning February 1, 1999. Interest will be paid to the Person in whose name the Note is registered at the close of business on the January 15 or July 15 immediately preceding the relevant interest payment date. Interest will be computed on the basis of a 360-day year of twelve full 30-day months.

  Principal and premium, if any, on the Exchange Notes will be payable at the office or agency of the Company maintained for such purpose within the State of New Jersey or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their respective addresses set forth in the register of the Exchange Notes; provided that all payments of principal, interest and premium with respect to Exchange Notes the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the respective accounts specified by the holders thereof. Until otherwise designated by the Company, the Company's office or agency in New Jersey will be the office of the Paying Agent and registrar of the Exchange Notes. Initially, the Trustee will act as Paying Agent and registrar of the Exchange Notes. The Company may change any paying agent and registrar without notice. The Exchange Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

  The Notes will be subject to redemption at any time on or after August 1, 2003, and prior to maturity at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' notice, mailed by first class mail to each holder's last address as it appears in the register of the Notes, at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning August 1 of each year indicated below:

                                                                      REDEMPTION
       YEAR                                                             PRICE
       ----                                                           ----------
       2003..........................................................  104.313%
       2004..........................................................  102.875%
       2005..........................................................  101.438%
       2006..........................................................  100.000%

  In addition, at any time prior to August 1, 2001, the Company may redeem up to $30 million in aggregate principal amount of the Notes with the proceeds of one or more Public Equity Offerings at a redemption price (expressed as a percentage of principal amount) of 108.625%, plus accrued and unpaid interest to the redemption date, provided that following such redemption at least $70 million of the aggregate principal amount of Notes remains outstanding; and provided, further, that such redemption shall occur within 60 days of the date of the closing of such Public Equity Offerings.

SELECTION AND NOTICE

  If less than all of the Notes are to be redeemed, the Trustee will select the Notes to be redeemed by lot or pro rata or by a method that complies with the requirements of any exchange on which the Notes are listed or by such method as the Trustee considers fair and appropriate. The Trustee may select for redemption portions of the principal of Notes that have a denomination larger than $1,000. Notes and portions thereof will be redeemed in the amount of $1,000 or integral amounts of $1,000. The Trustee will make the selection from Notes outstanding and not previously called for redemption. Notices of redemption shall be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. Notes called for redemption become due on the date fixed for redemption.

  Provisions of the Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. If any Note is to be redeemed in part, the notice of redemption will state the portion of the principal amount to be redeemed. Upon surrender of a Note that is redeemed in part only, the Company will execute and the Trustee will authenticate and deliver to the holder, a new Note equal in principal amount to the unredeemed portion of the Note surrendered. On and after the redemption date, unless the Company shall default in the payment of the redemption price, interest will cease to accrue on the principal amount of the Notes or portions thereof called for redemption. Notes that are optionally redeemed by the Company or that are purchased by the Company pursuant to a Change of Control Offer or an Asset Sale Offer or that are otherwise acquired by the Company will be surrendered to the Trustee for cancellation.

MANDATORY REDEMPTION

  The Notes will not be entitled to the benefit of any sinking fund or other mandatory redemption provisions.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control (the date of each such occurrence being the "Change of Control Date"), the Company will notify the holders in writing of such occurrence and will make an offer to purchase (the "Change of Control Offer"), on a Business Day (the "Change of Control Payment Date"), not earlier than 30 nor later than 60 days following the date notification of the Change of Control is first given, all or any part (equal to $1,000 or an integral multiple thereof) of the Notes then outstanding at a purchase price equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest to such Change of Control Payment Date. Notice of a Change of Control and a description of the transaction or transactions that constitute a Change of Control will be mailed by the Company to the holders not more than 30 days after any Change of Control Date. The Change of Control Offer is required to remain open for not less than 30 days, nor more than 60 days, and until the close of business on any such Change of Control Payment Date. In addition, in the event of any Change of Control, the Company will not, and will not permit any of its Subsidiaries to, purchase, redeem or otherwise acquire any Indebtedness ranking subordinate or junior to the Notes pursuant to any analogous provisions relating to such Indebtedness on or prior to the Change of Control Payment Date.

  On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Exchange Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Exchange Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Exchange Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  "Change of Control" means the occurrence of one or more of the following events (whether or not approved by the Board of Directors of the Company): (a) an event or series of events by which any Person or other entity (other than any Permitted Holder) or group of Persons or other entities (excluding Permitted Holders) acting in concert as determined in accordance with Section 13(d) of the Exchange Act, whether or not applicable (a "Group of Persons"), together with its or their Affiliates and Associates shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, merger or otherwise (including pursuant to receipt of revocable proxies) (A) be or become, directly or indirectly, the beneficial owner (with the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act, whether nor not applicable, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of more than 50.0% of the combined voting power of the then outstanding Voting Stock of the Company or (B) otherwise has the ability, directly or indirectly, to elect, directly or indirectly, a majority of the members of the Board of Directors of the Company or other equivalent governing body thereof,
(b) individuals who at the beginning of any period of two consecutive calendar years constituted the Board of Directors of the Company (together with any new directors (i) elected by the Permitted Holders or (ii) whose election to the Board of Directors of the Company or whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the members of the Board of Directors of the Company then still in office who either were members of the Board of Directors of the Company at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors of the Company then in office or (c) the Company consolidates with or merges with or into another Person or the Company or any of its Subsidiaries, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the property or assets of the Company and its Subsidiaries to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee corporation representing more than 50.0% of the combined voting power of the then outstanding Voting Stock of the surviving or transferee corporation and immediately after such transaction no "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50.0% of the combined voting power of the then outstanding Voting Stock of the surviving or transferee corporation.

  An "Associate" of, or a person "associated" with, any person, means (i) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity and (ii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

  With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the Indenture (including as set forth under "-- Merger, Consolidation, Etc." below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders are entitled to a Change of Control Offer.

  None of the provisions relating to a redemption upon a Change of Control are waivable by the Board of Directors of the Company. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control with respect to the Change of Control redemption feature of the Notes, but would increase the amount of Indebtedness outstanding at such time. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the redemption price for all Notes that the Company is required to redeem. In the event that the Company were required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it did not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. The Company would be required to obtain a consent from the lenders under the present terms of the Credit Facility to incur any Indebtedness (other than Indebtedness under the Credit Facility) to repurchase outstanding Notes pursuant to a Change of Control Offer and to make payments to the Holders pursuant to such Change of Control Offer. In addition, the Company's ability to redeem Notes may be limited by other then-existing borrowing agreements. Certain of the events constituting a Change of Control would constitute an event of default under the Credit Facility and permit the holders of the Indebtedness of the Company thereunder to declare all amounts outstanding thereunder to be immediately due and payable. See "--Events of Default".

  Failure by the Company to purchase the Notes when required will result in an Event of Default with respect to the Notes. See "--Events of Default".

  If an offer is made to redeem the Notes as a result of a Change of Control, the Company will comply with all tender offer rules under state and Federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

CERTAIN COVENANTS

  The Indenture contains, among others, the following covenants:

 LIMITATION ON INDEBTEDNESS

  (a) the Company will not, and will not cause or permit any of its Subsidiaries to, Incur any Indebtedness (including, without limitation, Acquired Indebtedness): provided that the Company may Incur Indebtedness (including, without limitation, Acquired Indebtedness) if (i) no Default or Event of Default shall have occurred and be continuing at the time of the proposed incurrence thereof or shall occur as a result of such proposed incurrence and (ii) after giving effect to such proposed incurrence the Company's Consolidated Fixed Charge Coverage Ratio would be greater than 2.25 to 1.00.

  (b) Notwithstanding paragraph (a) above, the Company and its Subsidiaries may incur each and all of the following:

    (1) Indebtedness of the Company pursuant to the Credit Facility in an aggregate principal amount at any time outstanding not to exceed $30 million less the aggregate amount of all Excess Proceeds of Asset Sales applied to repay Indebtedness under the Credit Facility pursuant to the covenant described under the caption "--Limitation on Sale of Assets";

    (2) Indebtedness of the Company evidenced by the Notes;

    (3) Indebtedness of the Company under Interest Rate Protection Agreements covering Indebtedness (which Indebtedness (i) bears interest at fluctuating interest rates and (ii) is incurred in accordance with the Consolidated Fixed Charge Coverage Ratio test of clause (a) or in accordance with clauses (b)(1), (b)(9) or (b)(10) of this covenant) to the extent the notional principal amount of such Interest Rate Protection Agreements does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Agreements relate;

    (4) Indebtedness of a Wholly Owned Subsidiary of the Company to the Company for so long as such Indebtedness is held by the Company or another Wholly Owned Subsidiary of the Company, provided that such Indebtedness is not subordinated to any other Indebtedness or other obligation of such Subsidiary;

    (5) Indebtedness of the Company or of a Wholly Owned Subsidiary of the Company (an "Obligor Subsidiary") to a Wholly Owned Subsidiary of the Company (an "Obligee Subsidiary"), provided that (i) any Indebtedness of the Company to any Obligee Subsidiary is unsecured and subordinate with respect to the payment in full in cash of all obligations under the Notes and (ii) any subsequent issuance of Capital Stock of an Obligee Subsidiary that results in such Obligee Subsidiary ceasing to be a Wholly Owned Subsidiary of the Company or any transfer of such Indebtedness owing by the Company or an Obligor Subsidiary to such Obligee Subsidiary (other than to the Company or another Wholly Owned Subsidiary of the Company) shall in each case be deemed the incurrence of Indebtedness not permitted by this clause (5) by the Company and each Obligor Subsidiary of such Obligee Subsidiary to the extent indebted to such Obligee Subsidiary that is no longer a Wholly Owned Subsidiary of the Company or that has transferred such Indebtedness;

    (6) The guarantee by the Company of Indebtedness of a Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

    (7) Indebtedness under Currency Agreements related to payment obligations in respect of Indebtedness of the Company or of its Subsidiaries incurred in accordance with the Indenture and Indebtedness in respect of Currency Agreements entered into with respect to payables and receivables of the Company and its Subsidiaries, provided that in the case of Currency Agreements that relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company or of its Subsidiaries outstanding at any time other than as a result of fluctuations in foreign currency or exchange rates;

    (8) Indebtedness incurred in respect of performance bonds, bankers' acceptances or letters of credit of the Company and of any Subsidiary of the Company and surety bonds provided by the Company or any Subsidiary of the Company in the ordinary course of business, the Indebtedness incurred under this clause (8) not to exceed $5 million in the aggregate;

    (9) Indebtedness of the Company and of its Subsidiaries outstanding on the Issue Date (as in effect on the Issue Date) and listed on a schedule in the Indenture after giving effect to the consummation of the Initial Offering and the application of the net proceeds therefrom as set forth under "Use of Proceeds" above;

    (10) Indebtedness incurred under Acquired Indebtedness, Capitalized Lease Obligations, purchase money obligations or other construction financing not to exceed $12.5 million at any time outstanding;

    (11) Indebtedness in an amount not to exceed $7.5 million at any time outstanding; and

    (12) Permitted Refinancing Indebtedness incurred by the Company or by any Subsidiary of the Company to Refinance any Indebtedness incurred in accordance with the Consolidated Fixed Charge Coverage Ratio test of clause
  (a) above or to Refinance any Indebtedness incurred under subclauses (2) and (8) of this clause (b).

  The Indenture provides that the Company will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

 LIMITATION ON RESTRICTED PAYMENTS

  The Company will not, nor will the Company permit or cause any of its Subsidiaries to, directly or indirectly, make any Restricted Payment (other than to the Company) unless, at the time of such proposed Restricted Payment (including Investments which are then outstanding), and on a pro forma basis immediately after giving effect thereto:

    (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof;

    (b) the aggregate amount expended for all Restricted Payments (other than to the Company) subsequent to the Issue Date would not exceed the sum of:

      (1) 50% of aggregate Consolidated Net Income of the Company (or if such Consolidated Net Income is a loss, minus 100% of such loss) earned on a cumulative basis during the period (treated as one accounting period) beginning on the first date of the Company's fiscal quarter commencing after the Issue Date, and ending on the last date of the Company's fiscal quarter immediately preceding such proposed Restricted Payment; plus

      (2) 100% of the aggregate Net Equity Proceeds received by the Company from any Person (other than from a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company (excluding (x) any Qualified Capital Stock of the Company paid as a dividend on any Capital Stock of the Company or of any of its Subsidiaries, (y) the issuance of Qualified Capital Stock upon the conversion of, or in exchange for, any Capital Stock of the Company or of any of its Subsidiaries and (z) any Qualified Capital Stock of the Company with respect to which the purchase price thereof has been financed directly or indirectly using funds (i) borrowed from the Company or from any of its Subsidiaries, unless and until and to the extent such borrowing is repaid or (ii) contributed, extended, guaranteed or advanced by the Company or by any of its Subsidiaries (including, without limitation, in respect of any employee stock ownership or benefit plan)); provided that there shall be excluded from this clause (2) any Net Equity Proceeds from the issuance and sale of Capital Stock the Company used to redeem the Notes pursuant to the second paragraph of "--Optional Redemption"; and

    (c) The Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been able to incur $1.00 of additional Indebtedness under paragraph (a) of "--Limitation on Indebtedness" above under the Consolidated Fixed Charge Ratio Test.

  The foregoing provisions of clauses (b) and (c) of this covenant will not prevent any of the following (to the extent they may otherwise constitute Restricted Payments): (a) the payment of any dividend within 60 days after the date of its declaration if at such date of declaration the payment of such dividend would comply with the provisions set forth above, provided that such dividend will be deemed to have been paid as of its date of declaration for the purposes of this covenant, (b)(i) the purchase, redemption, retirement or acquisition of any shares of Capital Stock of the Company or of any Subsidiary or any Indebtedness of the Company that is subordinated to the Notes solely with or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company and neither such purchase, redemption, retirement or acquisition nor the proceeds of any such sale will be included in any computation made under clause (b)(2) above, (ii) the payment of any dividend by a Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis; (iii) the prepayment, acquisition, retirement or decrease of Indebtedness of the Company that is subordinated (whether pursuant to its terms or by operation of law) to the Notes that is prepaid, acquired, decreased or retired (x) by conversion into or in exchange for Qualified Capital Stock of the Company or (y) in exchange for or with or out of the net cash proceeds of the substantially concurrent sale (other than by the Company to a Subsidiary of the Company) of Permitted Refinancing Indebtedness, (iv) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company or of any Subsidiary of the Company, provided that the aggregate amount paid for all such purchases, redemptions, acquisitions, cancellations or other retirements for value of such shares of Capital Stock after the Issue Date does not exceed $5 million in the aggregate and no Event of Default shall have occurred and be continuing immediately after such transaction, (v) any transaction with an officer or director of the Company entered into in the ordinary course of business (including compensation and employee benefit arrangements with any officer or director of the Company), (vi) the payment and expense by the Company of a consulting or management fee to American Biltrite, provided that (x) the aggregate of all such payments in any fiscal year does not exceed $500,000 plus (y) an additional amount, not to exceed $250,000 per fiscal year, to the extent that such amount was not payable in the prior year, and provided further, that the obligation of the Company to pay such consulting or management fee will be subordinated to the obligations of the Company under the Notes, (vii) the payment of amounts due in lieu of compensation under the Personal Services Agreement, provided that any incentive fees payable shall be approved by a majority of the disinterested directors of the Company and
(viii) the payment of amounts in lieu of federal and state taxes in connection with a consolidated tax return if and to the extent that the amount paid by the Company for any taxable period exceed the aggregate tax liability, if any, of the Company and its Subsidiaries for such period (calculated as if the Company and its Subsidiaries had been filing on a consolidated return basis as a separate affiliated group during such period). The amounts expended pursuant to clauses (a), (b)(iv) and (b)(vi) of this paragraph will be included in computing the amounts available for Restricted Payments for purposes of the immediately preceding paragraph.

 LIMITATION ON SALE OF ASSETS

  The Company will not make, and will not permit any of its Subsidiaries to make, any Asset Sale unless (i) the Company, or such Subsidiary, as the case may be, receives consideration at the time of each such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of, and (ii) not less than 75.0% of the consideration received by the Company, or such Subsidiary, as the case may be, is in the form of cash, provided that the amount of (a) any liabilities (as shown on the Company's or any such Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any such Subsidiary that are assumed by the transferee (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) in respect of any Asset Sale and (b) any non-cash consideration received by the Company or any such Subsidiary from such transferee in respect of an Asset Sale that is converted into or sold or otherwise disposed of for cash within 30 days of the receipt thereof shall be included as cash. Within 360 days from the date of any such Asset Sale that causes Net Cash Proceeds to exceed $5 million in any twelve-month period, the Net Cash Proceeds thereof shall be used by the Company or its Subsidiary to invest in its existing lines of business, provided that the Company commits to make such investment no later than 180 days from the Asset Sale. To the extent that Net Cash Proceeds from such disposition are not so applied (hereinafter referred to as "Excess Proceeds"), the Company, or such Subsidiary, as the case may be, shall use the Excess Proceeds to (a) permanently reduce the Credit Facility, or (b) make an offer to purchase the Notes (an "Asset Sale Offer") for cash at a price of not less than 100.0% of the principal amount thereof plus accrued and unpaid interest thereon. The provisions of this paragraph shall not be deemed to apply to any Asset Sale or series of Asset Sales having aggregate Net Cash Proceeds of $5 million or less in any twelve-month period, provided that to the extent such aggregate Net Cash Proceeds exceed $5 million in any twelve-month period, the provisions of this paragraph shall apply to the entire amount.

  The Company will accept Notes tendered pursuant to an Asset Sale Offer on a pro rata basis based upon the aggregate principal amount of Notes submitted by holders accepting such Asset Sale Offer. An Asset Sale Offer shall be consummated on a date not less than 40 nor more than 70 days following the date of mailing of such Asset Sale Offer but in any event within 360 days of the date of such Asset Sale (the "Proceeds Purchase Date"). The Asset Sale Offer shall be made for the maximum amount of Notes that can be purchased with such Excess Proceeds at a price equal to 100% of the aggregate principal amount of the Notes to be repurchased, plus accrued and unpaid interest to the Proceeds Purchase Date.

  Notwithstanding the foregoing, the Company will not be required to make an Asset Sale Offer if the Excess Proceeds available therefor are less than $5 million, in which case such Excess Proceeds shall be carried forward to determine whether an Asset Sale Offer is required after any subsequent Asset Sale. To the extent any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered in such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

  If an offer is made to repurchase the Notes pursuant to an Asset Sale Offer, the Company will and will cause its Subsidiaries to comply with all tender offer rules under state and Federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

 LIMITATION ON LIENS

  The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Liens upon any of their respective properties or assets whether owned on the Issue Date or acquired after the Issue Date, or on any income or profits therefrom, or assign or otherwise convey any right to receive income or profits thereon, other than
(i) Liens granted by the Company on
receivables and inventory securing Indebtedness under the Credit Facility;
(ii) Liens granted by the Company on property or assets of the Company securing Indebtedness of the Company incurred in accordance with the Indenture that is pari passu with the Notes, provided that the Notes are secured on an equal and ratable basis with such Liens; (iii) Liens granted by the Company on property or assets of the Company securing Indebtedness of the Company incurred in accordance with the Indenture that is subordinated to the Notes, provided that the Notes are secured by Liens ranking prior to such Liens; (iv) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; (v) Permitted Liens; (vi) Liens in respect of Acquired Indebtedness incurred in accordance with "--Limitation on Indebtedness" above, provided that the Lien in respect of such Acquired Indebtedness secured such Acquired Indebtedness at the time of the incurrence of such Acquired Indebtedness by the Company or by one of its Subsidiaries and such Lien was not incurred by the Company or any of its Subsidiaries or by the Person being acquired or from whom the assets were acquired in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or by one of its Subsidiaries and provided further that such Liens in respect of such Acquired Indebtedness do not extend to or cover any property or assets of the Company or of any of its Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or of one of its Subsidiaries; and (vii) Liens in respect of Permitted Refinancing Indebtedness incurred in accordance with the Indenture to Refinance any of the Indebtedness set forth in clauses (i), (ii), (iii), (iv) and (vi) above, provided that such Liens in respect of such Permitted Refinancing Indebtedness are no less favorable to the Company or its Subsidiaries and the holders than the Liens in respect of the Indebtedness being Refinanced and such Liens in respect of such Indebtedness do not extend to or cover any property or assets of the Company or of any of the Company's Subsidiaries other than the property or assets that secured the Indebtedness being Refinanced.

 LIMITATION ON PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (a) pay dividends, in cash or otherwise, or make other payments or distributions on its Capital Stock or any other equity interest or participation in, or measured by, its profits, owned by the Company or by any of its Subsidiaries, or make payments on any Indebtedness owed to the Company or to any of its Subsidiaries, (b) make loans or advances to the Company or to any of its Subsidiaries, (c) transfer any of their respective property or assets to the Company or to any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (A) applicable law, (B) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any of the Company's Subsidiaries, (C) Acquired Indebtedness incurred in accordance with the Indenture, provided that such encumbrance or restriction in respect of such Acquired Indebtedness is not applicable to any Person, or the property or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and that such Acquired Indebtedness was not incurred by the Company or by any of its Subsidiaries or by the Person being acquired in connection with or anticipation of such acquisition, (D) with respect to clause (c) above, purchase money obligations for property acquired in the ordinary course of business, (E) Indebtedness outstanding immediately after the Issue Date (as in effect on the Issue Date) after giving effect to the consummation of the transactions described under "Use of Proceeds" above, (F) the Credit Facility, or (G) any Permitted Refinancing Indebtedness incurred in accordance with the Indenture to Refinance any of the Indebtedness set forth in clauses (C), (E) and (F) above to the extent such encumbrance or restriction in respect of such Permitted Refinancing Indebtedness is no less favorable to the Company and its Subsidiaries and the Holders and no more restrictive than such encumbrances or restrictions contained in the Indebtedness being refinanced as of the date of such Refinancing and does not extend to or cover any other Person or the property of any other Person other than the Person in respect of whom such encumbrance or restriction relating to the Indebtedness being Refinanced applied.

 LIMITATION ON TRANSACTIONS WITH AFFILIATES

  The Company will not, nor will the Company permit any of its Subsidiaries to, (a) sell, lease, transfer or otherwise dispose of any of its property or assets to, (b) purchase any property or assets from, (c) make any Investment in, or (d) enter into or amend any contract, agreement or understanding with or for the benefit of, any Affiliate of the Company or of any Subsidiary of the Company (an "Affiliate Transaction"), other than Affiliate Transactions that are reasonably necessary and desirable for the Company or such Subsidiary in the conduct of its business and are on terms (which terms are in writing) that are fair and reasonable to the Company or the Subsidiary and that are no less favorable to the Company or such Subsidiary than those that could be obtained in a comparable arm's length transaction by the Company or such Subsidiary from an unaffiliated party, as determined reasonably and in good faith by the Board of Directors of the Company, provided that if the Company or any Subsidiary of the Company enters into an Affiliate Transaction or series of Affiliate Transactions involving or having an aggregate value of more than $2 million such affiliate Transaction shall, prior to the consummation thereof, have been approved by a majority of the disinterested directors of the Company, and provided further that with respect to any such transaction or series of related transactions that involves an aggregate value of more than $5 million, the Company or such Subsidiary shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to itself or its Subsidiary from a financial point of view from an Independent Financial Advisor and file the same with the Trustee. The foregoing restrictions shall not apply to (a) any transaction between Wholly Owned Subsidiaries of the Company, or between the Company and any Wholly Owned Subsidiary of the Company if such transaction is not otherwise prohibited by the terms of the Indenture, (b) any Restricted Payment made in accordance with "--Limitation on Restricted Payments" above and (c) any transaction contemplated by the Business Relations Agreement and the Personal Services Agreement as in effect on the Issue Date.

 LIMITATION ON LINES OF BUSINESS

  For as long as the Notes are outstanding, the Company will engage principally in the business of producing, distributing and marketing flooring products as well as the reasonable expansion or extension thereof.

MERGER, CONSOLIDATION, ETC.

  The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its and its Subsidiaries' assets (determined on a consolidated basis) to, any Person or adopt a Plan of Liquidation, whether or not the Company shall be the surviving or continuing corporation, unless: (i) the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety or in the case of a Plan of Liquidation, or Person to which assets of the Company have been transferred, (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee's reasonable satisfaction, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every obligation of the Company under the Notes and the Indenture on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), such Person (a) shall have a Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments relating to such transaction) equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (b) shall be able to incur at least $1.00 of additional Indebtedness under paragraph

(a) of "--Limitation on Indebtedness" above, provided that in determining the "Consolidated Fixed Charge Coverage Ratio" of the resulting, transferee or surviving Person, such ratio shall be calculated as if the transaction (including the incurrence of any Indebtedness or Acquired Indebtedness) took place on the first day of the Reference Period; (iii) immediately before and after giving effect to such transaction and the assumption contemplated by clause (i)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction) no Default and no Event of Default shall have occurred or be continuing; (iv) the Company or such Person shall have delivered to the Trustee (A) an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease or Plan of Liquidation and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this provision of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied and (B) a certificate from the Company's independent certified public accountants stating that the Company has made the calculations required by clause (ii) above in accordance with the terms of the Indenture; (v) neither the Company nor any Subsidiary of the Company nor such Person, as the case may be, would thereupon become obligated with respect to any Indebtedness (including Acquired Indebtedness), nor any of its property or assets subject to any Lien, unless the Company or such Subsidiary or such Person, as the case may be, could incur such Indebtedness (including Acquired Indebtedness) or create such Lien under the Indenture (giving effect to such Person being bound by all the terms of the Indenture). A Wholly Owned Subsidiary of the Company may consolidate with, or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to the Company without complying with clause (ii)(b) above.

  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

  Upon any such consolidation, merger, conveyance, lease or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.

REPORTS

  The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the holders of Notes (i) quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (iii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Any materials required to be furnished to holders of Notes by this covenant shall discuss, in reasonable detail, either on the face of the financial statements included therein or in the footnotes thereto and in any Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company.

EVENTS OF DEFAULT

  The following are Events of Default under the Indenture:

    (a) default in the payment of principal of, or premium, if any, on, the Notes when due at maturity, upon repurchase, upon acceleration or otherwise, including, without limitation, failure of the Company to repurchase the Notes on the date required pursuant to "--Certain Covenants--Limitation on Sale of Assets" above or following a Change of Control and failure to make any optional redemption payment when due; or

    (b) default in the payment of any installment of interest on the Notes when due (including any interest payable in connection with any optional redemption payment) and continuance of such Default for more than 30 days; or

    (c) the Company fails to observe, perform or comply with any of the provisions described under "--Change of Control," "--Certain Covenants-- Limitation on Liens" and "--Merger, Consolidation, Etc." above; or

    (d) default (other than a default set forth in clauses (a), (b) and (c) above) in the performance of, or breach of, any other covenant or warranty of the Company in the Indenture or the Notes and failure to remedy such default or breach within a period of 30 days after written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes; or

    (e) (x) a failure to pay at maturity or a default in the obligation to pay the principal of, interest on, or any other payment obligation when due on one or more classes of Indebtedness (other than the Notes) of the Company or of any Subsidiary of the Company, whether such Indebtedness exists on the Issue Date or shall be incurred after the Issue Date, having, individually or in the aggregate, an outstanding principal amount in excess of $7.5 million which permits the acceleration of the maturity of such Indebtedness or (y) in the case of a default other than a payment default referred to in clause (x), when one or more classes of Indebtedness (other than the Notes) of the Company or of any Subsidiary of the Company, whether such Indebtedness exists on the Issue Date or shall be incurred after the Issue Date, having, individually or in the aggregate, an outstanding principal amount in excess of $7.5 million is payable prior to its stated maturity by or on behalf of the holders thereof, or

    (f) the entry by a court of competent jurisdiction of one or more judgments or orders against the Company or any Subsidiary of the Company or any of their respective property or assets in an aggregate amount in excess of $5 million and that are not covered by insurance written by third parties, which judgments or orders have not been vacated, discharged, satisfied or stayed pending appeal within 60 days from the entry thereof; or

    (g) certain events of bankruptcy, insolvency or reorganization involving the Company or any Material Subsidiary of the Company.

  If an Event of Default (other than an Event of Default specified in clause
(g) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding Notes may, and the Trustee shall upon the request of holders of at least 25% in aggregate principal amount of Notes then outstanding, declare the unpaid principal of, premium, if any, and accrued and unpaid interest on, all the Notes then outstanding to be due and payable, by a notice in writing to the Company (and to the Trustee, if given by Holders) and upon such declaration such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the Indenture or the Notes to the contrary. If an Event of Default specified in clause (g) above occurs with respect to the Company, all unpaid principal of, and premium, if any, and accrued and unpaid interest on, the Notes then outstanding will ipso facto become due and payable without any declaration or other act on the part of the Trustee or any holder.

  Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may withhold from holders notice of any continuing Default or Event of Default (except a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes or that resulted from the failure of the Company to comply with the provisions of "--Change of Control" or "-- Merger, Consolidation, Etc." above) if it determines that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may rescind an acceleration and its consequences if all existing Events of Default (other than the nonpayment of principal of and premium, if any, and interest and Liquidated Damages, if any, on the Notes) have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to August 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to August 1, 2003, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

  The holders of a majority in aggregate principal amount of the Notes then outstanding may, on behalf of the holders of all the Notes, waive any past Default or Event of Default under the Indenture and its consequences, except Default in the payment of principal of or premium, if any, or interest on the Notes or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of all Holders.

  Under the Indenture, two officers of the Company are required to provide a certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

  The Company may, at its option and at any time, terminate the obligations of the Company with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate its obligations with respect to certain covenants that are set forth in the Indenture, some of which are described under "--Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

  In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, United States Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes to redemption or maturity; (ii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit;
(iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company is a party or by which it is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of any other Indebtedness of the Company, and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange Exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Exchange Note selected for redemption. Also, the Company is not required to transfer or exchange any Exchange Note for a period of 15 days before a selection of Exchange Notes to be redeemed.

  The registered Holder of an Exchange Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  From time to time, the Company, when authorized by a resolution of its Board of Directors, and the Trustee, may, without the consent of the holders, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the TIA or making any change that does not adversely affect the rights of any holder, provided that the Company has delivered to the Trustee an Opinion of Counsel stating that such change does not adversely affect the rights of any holder. Other amendments and modifications of the Indenture or the Notes may be made by the Company, and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the Notes then outstanding, provided that no such supplemental indenture may without the consent of the holder of each outstanding Note affected thereby: (i) reduce the amount of Notes whose holders must consent to an amendment or waiver; (ii) reduce the rate of, or extend the time for payment of, interest, including defaulted interest on any Note; (iii) reduce the principal of or premium on or change the fixed maturity of any Note or alter the redemption provisions with respect thereto; (iv) make the principal of, or interest on any Note payable in money other than as provided for in the Indenture and the Notes; (v) make any change in provisions relating to waivers of defaults, the ability of holders to enforce their right under the Indenture or in the matters discussed in these clauses (i) through
(viii); (vi) waive a default in the payment of principal of or interest on, or redemption or repurchase payment with respect to, any Notes, including, without limitation, a default to make a payment when required upon a Change of Control or after an Asset Sale; (vii) affect the ranking of the Notes or
(viii) after the Company's obligation to purchase the Notes arises thereunder, amend, modify or change the obligation of the Company to make and consummate a Change of Control Offer or an Asset Sale Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers.

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

GOVERNING LAW

  The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

  The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

  The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company or of any other obligor on the Notes, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions, provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

BOOK-ENTRY, DELIVERY AND FORM

  The certificates representing the Exchange Notes will be issued in fully registered form, without coupons. Except as described below, the Exchange Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository"), and registered in the name of Cede & Co., as the Depository's nominee (such nominee being referred to herein as the "Global Note Holder") in the form of a global Exchange Note certificate (the "Global Note") or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between the Depository and the Trustee.

  Except as set forth below, the Global Note may be transferred, in whole and not in part, only by the Depository to its nominee or by its nominee to such Depository or another nominee of the Depository or by the Depository or its nominee to a successor of the Depository or a nominee of such successor.

  The Depository is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Depository's Participants or the Depository's Indirect Participants.

  The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Note, the Depository will credit the accounts of Participants designated by the Trustee with portions of the principal amount of the Global Note and (ii) ownership of the Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interests of the Depository's Participants). The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange Notes will be limited to such extent.

  So long as the Global Note Holder is the registered owner of any Exchange Notes, the Global Note Holder will be considered the sole owner or holder of such Exchange Notes outstanding under the Indenture. Except as provided below, beneficial owners of Exchange Notes will not be entitled to have Exchange Notes registered in their names, will not receive or be entitled to receive physical delivery of Exchange Notes in definitive form, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a Person having a beneficial interest in Exchange Notes represented by the Global Note to pledge such interest to Persons or entities that do not participate in the Depository's system or to otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

  Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of Exchange Notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such Exchange Notes.

  Payments in respect of the principal of, premium, if any, and interest on any Exchange Notes registered in the name of a Global Note Holder on the applicable record date will be made by the Company through a paying agent to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names the Exchange Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Trustee nor any paying agent has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Exchange Notes.

  The Company believes, however, that it is currently the policy of the Depository to immediately credit the accounts of the relevant Participants with such payment, in accounts proportionate to their respective holdings in principal amount of beneficial interest in the relevant security as shown on the records of the Depository. Payments by the Depository's Participants and the Depository's Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depository's Participants or the Depository's Indirect Participants.

CERTIFICATED SECURITIES

  The Global Note is exchangeable for definitive Exchange Notes in registered certificated form ("Certificated Notes"), if (i) the Depository notifies the Company in writing that the Depository is no longer willing or able to act as a depository of the Global Note and the Company thereupon fails to appoint a successor depository, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes. In addition, beneficial interests in the Global Note may be exchanged for Certificated Notes upon request but only upon prior written notice given the Trustee by or on behalf of the Depository in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for the Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depository (in accordance with its customary procedures).

  Neither the Company nor the Trustee shall be liable for any delay by the Global Note Holder or the Depository in identifying the beneficial owners of the Exchange Notes and each such Person may conclusively rely on, and shall be protected in relying on, instructions from such Global Note Holder or of the Depository for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be issued).

SAME-DAY SETTLEMENT AND PAYMENT

  The Indenture requires that payments in respect of the Global Note (including principal, premium, if any, and interest, if any) be made by wire transfer of immediately available funds to the account specified by the Global Note Holder. The Exchange Notes are expected to be eligible to trade in the PORTAL Market and to trade in the Depository's Next-Day Funds Settlement System, and any permitted secondary market trading activity in the Exchange Notes will, therefore, be required by the Depository to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Exchange Notes also will be settled in immediately available funds.

CERTAIN DEFINITIONS

  "Acquired Indebtedness" of any specified Person means Indebtedness of any other Person and its Subsidiaries existing at the time such other Person merged with or into or became a Subsidiary of such specified Person or assumed by the specified Person in connection with the acquisition of assets from such other Person, including, without limitation, Indebtedness of such other Person and its Subsidiaries incurred by the specified Person in connection with or in anticipation of (a) such other Person and its Subsidiaries being merged with or into or becoming a Subsidiary of such specified Person or (b) such acquisition by the specified Person.

  "Affiliate" means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct or cause the direction of management or policies of the referent Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a person shall be deemed to be control, and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

  "Asset Sale" means any sale, lease, transfer, exchange or other disposition (or series of related sales, leases, transfers, exchanges or dispositions), including, without limitation, dispositions pursuant to merger, consolidation or sale and leaseback transactions, of (a) shares of Capital Stock of a Subsidiary of the Company, whether by such Subsidiary or another Person, (b) all or substantially all of the properties and assets of any division or line of business of the Company or any Subsidiary of the Company or (c) any other property or assets of the Company or of any Subsidiary of the Company outside the ordinary course of business of the Company or such Subsidiary (each referred to for purposes of this definition as a "disposition") by the Company or by any of its Subsidiaries (other than (a) dispositions by a Subsidiary of the Company to the Company or to a Wholly Owned Subsidiary of the Company, (b) sales or other dispositions in the ordinary course of business of inventory determined in accordance with GAAP, and (c) any disposition of properties or assets that is governed by the provisions of "--Merger, Consolidation, Etc." above).

  "Average Life" means, as of the date of determination, with respect to any Indebtedness or security, the quotient obtained by dividing (a) the sum of the product of (i) the number of years from such date to the date of each successive scheduled principal or redemption payment of such Indebtedness or security multiplied by (ii) the amount of such principal or redemption payment by (b) the sum of all such principal or redemption payments.

  "Business Relations Agreement" means the Business Relations Agreement dated as of March 11, 1993 between the Company and American Biltrite, as amended through the Issue Date and as thereafter amended from time to time.

  "Capitalized Lease Obligation" means an obligation under a lease that is required to be classified and accounted for as a capital lease obligation under GAAP and, for purposes of the Indenture, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with such principles. The Stated Maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without penalty.

  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock, including each class of Common Stock or Preferred Stock of such Person, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

  "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof,
(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc., (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Ratings Group or at least P-1 from Moody's Investors Service, Inc., (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500 million, (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above, and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

  "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

  "Consolidated EBITDA" for any Person means for any period for which it is to be determined the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (i) Consolidated Net Income; plus (ii) only to the extent Consolidated Net Income has been reduced thereby during such period, (A) Consolidated Tax Expense of such Person and its Consolidated Subsidiaries paid or accrued; (B) Consolidated Interest Expense of such Person and its Consolidated Subsidiaries; (C) depreciation and amortization expenses (including, without limitation, amortization of capitalized debt issuance costs); and (D) non-recurring, non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period); less (iii) without duplication, the amounts for such period, taken as a single accounting period, consolidated non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis in conformity with GAAP.

  "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of (a) the aggregate amount of Consolidated EBITDA of such Person for the four full fiscal quarters ending on or immediately prior to the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to (b) the aggregate Consolidated Fixed Charges of such Person for such Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, Consolidated EBITDA and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or retirement, as the case may be, of any Indebtedness (including Acquired Indebtedness) or preferred stock of such Person or of any of its Subsidiaries, or one third of cash rental expense attributable to operating leases paid or accrued by such Person and its Consolidated Subsidiaries, but excluding all amortization of debt issuance costs, in each case during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation, as if such incurrence or retirement, as the case may be, occurred on the first day of the Reference Period, provided that any Indebtedness repaid under a revolving credit or similar credit facility shall not be deemed repaid during such period other than to the extent the commitment thereunder has been permanently reduced, and (ii) the Consolidated EBITDA during the Reference Period attributable to any acquired or divested Person, business, property or asset, provided that with respect to any such acquisition, only to the extent the Consolidated EBITDA of such Person is otherwise includible in the referent Person's Consolidated EBITDA, as if such transaction occurred on the first day of the Reference Period. If the Person for whom this ratio is being calculated or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness as of the first day of the Reference Period. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may be optionally determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding the foregoing, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest swap agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

  "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (i) Consolidated Interest Expense: and (ii) the product of (x) the amount of all dividend requirements (whether or not declared) on Preferred Stock of such Person and its Consolidated Subsidiaries, whether in cash or otherwise (except dividends payable in shares of Common Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state, local and foreign tax rate (expressed as a decimal number between 1 and 0) of such Person (as reflected in the audited consolidated financial statements of such Person for the most recently completed fiscal year).

  "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate of the interest expense (without deduction of interest income) of such Person and its Consolidated Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, including (a) all amortization of original issue discount, (b) the interest component of Capitalized Lease Obligations paid or accrued by such Person and its Consolidated Subsidiaries during such period, (c) net cash costs under all Interest Rate Protection Agreements (including amortization of fees), (d) all capitalized interest, (e) the interest portion of any deferred payment obligations for such period, (f) cash contributions to any employee stock ownership plan to the extent such contributions are used by such employee stock ownership plan to pay interest or fees to any Person (other than the referent Person or one of its Wholly Owned Subsidiaries) in connection with loans incurred by such employee stock ownership plan to purchase Capital Stock of the referent Person and (g) one third of cash rental expense attributable to operating leases paid or accrued by such Person and its Consolidated Subsidiaries during such period, determined on a consolidated basis, for such Person and its Consolidated Subsidiaries but excluding all amortization of debt issuance costs.

  "Consolidated Net Income" means, with respect to any Person for any period, the consolidated net income (or deficit) of such Person and its Consolidated Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP consistently applied, provided that the net income of any other Person (other than a Subsidiary) in which the referent Person or any Subsidiary of the referent Person has a joint interest with a third party (which interest does not cause the net income of such other Person to be consolidated into the net income of the referent Person in accordance with
GAAP) shall be included only to the extent of the amount that has been actually received by the referent Person or a Wholly Owned Subsidiary of the referent Person in the form of cash dividends or similar cash distributions (subject to, in the case of a dividend or other distribution to a Wholly Owned Subsidiary of the referent Person, the limitations set forth in clause (i) or the next proviso hereof), provided further that there shall be excluded the net income (but not loss) of any Subsidiary of the referent Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not permitted by operation of the terms of its charter or any agreements, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary: (ii) the net income of any Person acquired in a pooling of interests transaction accrued prior to the date it became a Subsidiary of the referent Person or is merged into or consolidated with the referent Person or any Subsidiary of the referent Person; (iii) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income earned at any time following the Issue Date; (iv) any gain (but not loss), together with any related provisions for taxes, realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale and leaseback transactions) of any property or assets which are not sold or otherwise disposed of in the ordinary course of business and upon the sale or other disposition of any Capital Stock of any Subsidiary of the referent Person; (v) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness of the referent Person; (vi) any extraordinary gain (but not extraordinary loss) together with any related provision for taxes on any such extraordinary gain and any one time gains or losses (including, without limitation, those related to the adoption of new accounting standards), realized by the referent Person or any of its Subsidiaries during the period for which such determination is made; and (vii) except for calculations made pursuant to clause (b)(ii) of "--Merger, Consolidations, Etc.," in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets and the net income of any Subsidiary shall be calculated after deducting preferred stock dividends payable by such Subsidiary to Persons other than the Company and its other Subsidiaries.

  "Consolidated Net Worth" of a Person at any date means the Consolidated Stockholders' Equity of such Person plus (a) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such Preferred Stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a Consolidated Subsidiary of such Person and
(y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments).

  "Consolidated Stockholders' Equity" as of any date means with respect to any Person the amount by which the assets of such Person and of its Subsidiaries on a consolidated basis exceed the sum of (a) the total liabilities of such Person and of its Subsidiaries on a consolidated basis, plus (b) any redeemable Preferred Stock of such Person or any redeemable Preferred Stock of any Subsidiary of such Person.

  "Consolidated Subsidiary" of any Person means a Subsidiary which for financial reporting purposes is or, in accordance with GAAP, should be, accounted for by such Person as a consolidated Subsidiary.

  "Consolidated Tax Expense" means, with respect to any Person for any period, the aggregate of the United States federal, state and local tax expense attributable to taxes based on income and foreign income tax expenses of such Person and its Consolidated Subsidiaries for such period (net of any income tax benefit), determined in accordance with GAAP.

  "Credit Facility" means the Financing Agreement dated as of April 19, 1991, as amended, among the Company and the Lenders (as therein defined) party thereto, and any Refinancing, extension, renewal, modification, restatement or replacement thereof (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions), as the same may be amended, supplemented or otherwise modified from time to time.

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values to or under which the Company or any of its Subsidiaries is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default (as defined in the Indenture).

  "Disqualified Capital Stock" means any Capital Stock that, other than solely at the option of the issuer thereof, by its terms (or by the terms of any security into which it is convertible or exchangeable) is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, or has, or upon the happening of an event or the passage of time would have, a redemption or similar payment due on or prior to August 1, 2009, or is convertible into or exchangeable for debt securities at the option of the holder thereof at any time prior to August 1, 2009.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Event of Default" has the meaning set forth under "--Events of Default" herein.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Existing Debt" has the meaning set forth in the definition of Permitted Refinancing Indebtedness.

  "Fair Market Value" or "fair value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between an informed and willing seller and an informed and willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. The Fair Market Value of any non-cash Restricted Payment shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a resolution of the Board of Directors (certified by the Secretary or an Assistant Secretary of the Company) delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an investment bank of national standing if such fair market value exceeds $5.0 million.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

  "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable, contingently or otherwise, in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," and "incurring" shall have meanings correlative to the foregoing), provided that the accrual of interest (whether such interest is payable in cash or in kind) and the accretion of original issue discount shall not be deemed an incurrence of Indebtedness, provided further that (A) any Indebtedness of a Person existing at the time such Person becomes (after the Issue Date) a Subsidiary (whether by merger, consolidation, acquisition or otherwise) of the Company shall be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary of the Company and (B) any amendment, modification or waiver of any document pursuant to which Indebtedness was previously incurred shall be deemed to be an incurrence of Indebtedness unless such amendment, modification or waiver does not increase the principal or premium thereof or interest rate thereon (including by way of original issue discount).

  "Indebtedness" means, with respect to any Person, at any date, any of the following, without duplication, (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),
(B) evidenced by a note, bond, debenture or similar instrument or letters of credit (including a purchase money obligation) or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the deferred purchase price of property; (ii) all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (iii) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction entered into in the ordinary course of business; (iv) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such Indebtedness is assumed by such Person or is not otherwise such Person's legal liability, provided that if the obligations so secured have not been assumed in full by such Person or are otherwise not such Person's legal liability in full, the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount such Indebtedness secured by such Lien or the Fair Market Value of the assets or property securing such Lien; (v) all Indebtedness of others (including all dividends of other Persons the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds; (vi) all Disqualified Capital Stock issued by such Person and all Preferred Stock issued by Subsidiaries of such Person, with the amount of

Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends if any; and (vii) all obligations under Currency Agreements and Interest Rate Protection Agreements. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock, as the case may be, as if such Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock or Preferred Stock, such Fair Market Value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock or Preferred Stock, as the case may be. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

  "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable and good faith judgment of the Board of Directors of the Company, qualified to perform the task for which such firm has been engaged and is disinterested and independent with respect to the Company and its Affiliates.

  "Interest Rate Protection Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect a Person or any of its Subsidiaries against fluctuations in interest rates to or under which such Person or any of its Subsidiaries is a party or a beneficiary on the Issue Date or becomes a party or a beneficiary thereafter.

  "Investment" by any Person means any direct or indirect (i) loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property (valued at the Fair Market Value thereof as of the date of transfer) to others or payments for property or services for the account or use of others, or otherwise), (ii) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness), (iii) guarantee or assumption of the Indebtedness of any other Person; and (iv) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP. Investments shall exclude extensions of trade credit and advances to customers and suppliers to the extent made in the ordinary course of business and made in accordance with customary industry practice. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

  "Issue Date" means the date on which the Notes were originally issued under the Indenture.

  "Lien" means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant. right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such

Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction other than to reflect ownership by a third party of property leased to the referent Person or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement).

  "Material Subsidiary" means, at any date of determination, any Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company accounted for more than 10% of the consolidated revenues of the Company or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company, all as set forth on the most recently available consolidated financial statements of the Company and its consolidated Subsidiaries for such fiscal year prepared in conformity with GAAP.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of (i) reasonable third party brokerage commissions and other reasonable third party fees and expenses (including fees and expenses of counsel and investment bankers) related so such Asset Sale, (ii) provisions for all taxes as a result of such Asset Sale, (iii) payments made to repay Indebtedness or another obligation outstanding at the time of such Asset Sale that was incurred in accordance with the Indenture and that either
(a) is secured by a Lien incurred in accordance with the Indenture on the property or assets sold or (b) is required to be paid as a result of such sale in each case to the extent actually repaid in cash and (iv) appropriate amounts to be provided by the Company or any Subsidiary of the Company as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP. For purposes of this Definition and "--Certain Covenants--Limitation on Sale of Assets" "cash" means United States dollars or such money as is freely and readily convertible into United States dollars.

  "Net Equity Proceeds" means (a) in the case of any sale by the Company of Qualified Capital Stock of the Company, the aggregate cash net proceeds received by the Company, after payment of expenses, commissions and the like incurred in connection therewith, and (b) in the case of any exchange, exercise, conversion or surrender of any outstanding Indebtedness of the Company or any Subsidiary for or into shares of Qualified Capital Stock of the Company, the amount of such Indebtedness (or, if such Indebtedness was issued at an amount less than the stated principal amount thereof, the accrued amount thereof as determined in accordance with GAAP) as reflected in the consolidated financial statements of the Company prepared in accordance with GAAP as of the most recent date next preceding the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder of such Indebtedness to the Company or to any Wholly Owned Subsidiary of the Company upon such exchange, exercise, conversion or surrender and less any and all payments made to the holders of such Indebtedness, and all other expenses incurred by the Company in connection therewith), in each case (a) and (b) to the extent consummated after the Issue Date, provided that the exchange, exercise, conversion or surrender of any Indebtedness outstanding on the Issue Date which is subordinated (whether pursuant to its terms or by operation of law) to the Notes shall not be or be deemed to be included in Net Equity Proceeds.

  "New Debt" has the meaning set forth in the definition of Permitted Refinancing Indebtedness.

  "Permitted Holders" means American Biltrite or its Subsidiaries.

  "Permitted Investments" means (a) Investments in cash and Cash Equivalents;
(b) Investments in any Wholly Owned Subsidiary of the Company by the Company or by any other Wholly Owned Subsidiary of the Company, provided that such Investment shall only be a Permitted Investment so long as any such Wholly Owned Subsidiary in which the Investment has been made or which has made such Investment remains a Wholly Owned Subsidiary of the Company; (c) Investments, not exceeding $5 million at any one time in the aggregate, in joint ventures, partnerships or Persons that are not Wholly Owned Subsidiaries of the Company that are made solely for the purpose of acquiring a business related to the Company's business; (d) Investments of the Company and its Subsidiaries arising as a result of any Asset Sale otherwise complying with the terms of the Indenture, provided that for each Asset Sale the maximum aggregate amount of Investments permitted under this clause (d) shall not exceed 25% of the total consideration received for such Asset Sale by the Company or any Subsidiary of the Company; and (e) Investments in the Company by any Subsidiary of the Company, provided that any Indebtedness evidencing such Investment is subordinated to the Notes.

  "Permitted Liens" means (a) Liens for taxes, assessments and governmental charges (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) that are not yet delinquent or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established or other provisions have been made in accordance with GAAP; (b) statutory mechanics', workmen's, materialmen's, operators' or similar Liens imposed by law and arising in the ordinary course of business for sums which are not yet due or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established or other provisions have been made in accordance with GAAP; (c) imperfections of, or encumbrances on, title that do not impair the value of property for its intended use; (d) Liens (other than any Lien under the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (e) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (f) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or of any of its Subsidiaries; (g) Liens (including extensions and renewals thereof) upon real or tangible personal property acquired after the Issue Date, provided that (I) such Lien is created solely for the purpose of securing Indebtedness (1) that is incurred in accordance with paragraph (b)(9) of "Certain Covenants-- Limitation on Indebtedness" above to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within 120 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) that is Permitted Refinancing Indebtedness to Refinance any Indebtedness previously so secured, (II) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (III) any such Lien shall not extend to or cover any property or assets of the Company or of any of its Subsidiaries other than such item of property or assets and any improvements on such item; (h) Liens incurred in the ordinary course of business of the Company or any of its Subsidiaries with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (i) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or of any of its Subsidiaries relating to such property or assets; (j) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation, provided that such sale-leaseback transaction related thereto otherwise complies with the Indenture; (k) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (l) Liens in favor of the Company (but only so long as such Lien is held by the Company); (m) Liens arising from the rendering of a final judgment or order against the Company or any Subsidiary of the Company that does not give rise to an Event of Default; (n) Liens securing reimbursement obligations with respect to letters of credit incurred in the ordinary course of business and in accordance with the Indenture that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; and (o) Liens in favor of the Trustee arising under the Indenture.

  "Permitted Refinancing Indebtedness" means Indebtedness of the Company or of any of the Company's Subsidiaries the net proceeds of which are used to Refinance outstanding Indebtedness of the Company or of any of the Company's Subsidiaries that was incurred in accordance with the Indenture, provided that
(a) if the Indebtedness (including the Notes) being Refinanced (the "Existing Debt") is pari passu with or subordinated to the Notes then such Indebtedness Refinancing the Existing Debt (the "New Debt") shall be pari passu with or subordinated to, as the case may be, the Notes at least to the same extent and in the same manner as the Existing Debt is to the Notes; (b) such New Debt has a Stated Maturity no earlier than the Stated Maturity of the Existing Debt;
(c) such New Debt has an Average Life at the time such New Debt is proposed to be incurred that is greater than the Average Life of the Existing Debt as of the date of such proposed Refinancing; (d) such New Debt is in an aggregate principal amount (or, if such New Debt is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount and accrued interest outstanding under the Existing Debt on the date of the proposed Refinancing thereof (or if the Existing Debt was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP as of the date of such proposed Refinancing); and (e) if such Existing Debt is Indebtedness of the Company, such New Debt is Indebtedness solely of the Company.

  "Person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

  "Personal Services Agreement" means the Personal Services Agreement dated as of March 11, 1993 between the Company and American Biltrite, as amended through the Issue Date and as thereafter amended from time to time.

  "Plan of Liquidation" means a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously) (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the referent Person otherwise than as an entirety or substantially as an entirety and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of the referent Person to holders of Capital Stock of the referent Person.

  "Preferred Stock" means, as applied to the Capital Stock of any Person, the Capital Stock of such Person (other than the Common Stock of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

  "Pro forma" means, with respect to any calculation made or required to be made pursuant to the terms of the Indenture, a calculation in accordance with
Article 11 of Regulation S-X under the Securities Act.

  "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

  "Qualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock or convertible into or exchangeable or exercisable for Disqualified Capital Stock.

  "Reference Period" has the meaning set forth in the definition of "Consolidated Fixed Charge Coverage Ratio."

  "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, and to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

  "Restricted Payment" means with respect to any Person, (i) the declaration or payment of any dividend or the making of any other distribution (whether in any such case is cash, securities or other property or assets of such Person or of any of its Subsidiaries) on such Person's or any of its Subsidiaries' Capital Stock, or to the holders (as such) of such Person's or any of its Subsidiaries' Capital Stock, whether outstanding on the Issue Date or thereafter (other than dividends or distributions payable solely in Qualified Capital Stock of such Person or of such Subsidiary and other than any dividend or distribution declared or paid by any Subsidiary of such Person to such Person or one of its Wholly Owned Subsidiaries); (ii) the making of any Investment by such Person or any of its Subsidiaries in any Person other than Permitted Investments; (iii) any purchase, redemption, retirement or other acquisition for value of (including, without limitation, in connection with any merger or consolidation involving the Company or its Subsidiaries) any Capital Stock of such Person or of any of its Subsidiaries or of any Affiliate of such Person, whether outstanding on the Issue Date or thereafter, or any warrants. rights or options to purchase or acquire shares of the Capital Stock of such Person or of any of its Subsidiaries or of any Affiliate of such Person, whether outstanding on the Issue Date or thereafter, held by any Person other than such Person or one of its Wholly Owned Subsidiaries, other than through the issuance in exchange therefor solely of Qualified Capital Stock of such Person or of such Subsidiary; or (iv) the prepayment, acquisition, decrease or retirement for value prior to maturity, (including any contingent obligation to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof) scheduled repayment or scheduled sinking fund payment of any Indebtedness of such Person that is subordinated (whether pursuant to its terms or by operation of law) to the Notes (other than any such Indebtedness owing to a Wholly Owned Subsidiary of such Person). The dollar amount of any non-cash dividend or distribution by such Person or any of its Subsidiaries on such Person's or any Subsidiary's Capital Stock shall be equal to the Fair Market Value of such dividend or distribution at the time of such dividend or distribution.

  "Stated Maturity" means, with respect to any security or Indebtedness of a Person, the date specified therein as the fixed date on which any principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase thereof at the option of the holder thereof).

  A "Subsidiary" of any Person means (a) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (b) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, have at least a majority ownership interest.

  "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors or other governing body of such Person.

  "Wholly Owned Subsidiary" means, with respect to any Person, any subsidiary of such Person all the outstanding shares of Capital Stock (other than directors' qualifying shares, if applicable) of which are owned directly by such Person or another Wholly Owned Subsidiary of such Person.

                              THE EXCHANGE OFFER

REGISTRATION RIGHTS

  At the closing of the Initial Offering, the Company entered into the Registration Rights Agreement with the Initial Purchasers pursuant to which the Company agreed, at its cost, (i) within 90 days after the date of the original issue of the Original Notes, to file the Exchange Offer Registration Statement with the Commission with respect to the Exchange Offer for the Exchange Notes, (ii) to use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the date of original issuance of the Original Notes and
(iii) unless the Exchange Offer is not then permitted by a policy of the Commission, to use its best efforts to issue within 30 days of the effective date (the "Effective Date") of the Exchange Offer Registration Statement, Exchange Notes in exchange for surrender of Original Notes. The Company agreed to keep its Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the Holders of the Original Notes. The Registration Rights Agreement also provides an agreement to include in the prospectus for the Exchange Offer certain information necessary to allow broker-dealers who hold Original Notes (other than Original Notes acquired directly from the Company) to exchange such Original Notes pursuant to the Exchange Offer and to satisfy the prospectus delivery requirements in connection with resales of Exchange Notes received by such broker-dealers in the Exchange Offer.

  This Prospectus covers the offer and sale of the Exchange Notes pursuant to the Exchange Offer made hereby and the resale of Exchange Notes received in the Exchange Offer by any Participating Broker-Dealer who held Original Notes (other than Original Notes acquired directly from the Company or one of its affiliates).

  Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Exchange Notes would in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Original Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Original Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

  Each Holder of the Original Notes (other than certain specified Holders) who wishes to exchange Original Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including that (i) it is not an affiliate of the Company (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. If the Holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

  In the event that (i) any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect its Exchange Offer, (ii) any Holder of Transfer Restricted Securities shall notify the Company within 20 business days following the consummation of the Exchange Offer that (A) such Holder was prohibited by law or Commission policy from participating in the Exchange Offer or (B) such Holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this Prospectus is not appropriate or available for such resales by such Holder or (C) such Holder is a broker-dealer and holds Original Notes acquired directly from the Company or one of its affiliates, the Company will, at its cost, (a) use its best efforts to file, within 30 days after such filing obligation arises, a Shelf Registration Statement

(which may be an amendment of the Exchange Offer Registration Statement of which this Prospectus is a part) covering resales of the Original Notes, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act within 90 days after such filing obligation arises and (c) use its best efforts to keep effective the Shelf Registration Statement for at least two years after its effective date or such shorter period that will terminate when all securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. The Company will, in the event of the filing of a Shelf Registration Statement, provide to each Holder of the Original Notes eligible to participate in such Shelf Registration Statement copies of the prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement for the Original Notes has become effective and take certain other actions as are required to permit resales of the Original Notes. A Holder of Original Notes that sells such Original Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a Holder (including certain indemnification obligations). In addition, each such Holder will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have its Original Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

  If (i) the Company fails to consummate the Exchange Offer within 30 days of the effectiveness of the Exchange Offer Registration Statement, or (ii) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities without being succeeded immediately by a post-effective amendment to such Shelf Registration Statement that cures such failure and that is itself declared effective immediately (each such event referred to above a "Registration Default"), then the Company will pay liquidated damages to each Holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default, in an amount equal to 0.25% per annum, increasing by 0.25% every 90 days up to a maximum of 1.0% per annum until such Registration Default has been cured. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

  "Transfer Restricted Securities" means each Original Note, until the earliest to occur of (a) the date on which such Original Note is exchanged in the Exchange Offer and entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Securities Act, (b) the date on which such Original Note has been disposed of in accordance with a Shelf Registration Statement, (c) the date on which such Original Note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of this Prospectus) or (d) the date on which such Original
Note is distributed to the public pursuant to Rule 144 under the Securities
Act.

  The summary herein of certain provisions of the Registration Rights Agreement is a description of the material provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Exchange Offer Registration Statement.

  Except as set forth herein, after consummation of the Exchange Offer, Holders of Original Notes have no registration or exchange rights under the Registration Rights Agreement. See "--Consequences of Failure to Exchange," and "--Resales of Exchange Notes; Plan of Distribution".

CONSEQUENCES OF FAILURE TO EXCHANGE

  The Original Notes which are not exchanged for Exchange Notes pursuant to the Exchange Offer and are not included in a resale prospectus will remain Transfer Restricted Securities. Accordingly, such Original Notes may be offered, sold or otherwise transferred prior to the date which is two years after the later of the date of original issue and the last date that the Company or any affiliate of the Company was the owner of such securities (or any predecessor thereto) (the "Resale Restriction Termination Date") only (a) to the Company (b) pursuant to a registration statement which has been declared effective under the Securities Act, (c) for so long as the Original Notes are eligible for resale pursuant to Rule 144A, to a person the owner reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) to an "accredited investor" within the meaning of subparagraph (1), (2) (3) or (7) of paragraph (a) of Rule 501 under the Securities Act that is purchasing for his own account or for the account of such an "accredited investor" in each case in a minimum of Original Notes with a purchase price of $500,000 or (e) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Date. If any resale or other transfer of the Original Notes is proposed to be made pursuant to clause (d) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee to the Company and the Trustee, which shall provide, among other things, that the transferee is an "accredited investor" within the meaning of subparagraph (1), (2), (3) or (7) of paragraph
(a) of Rule 501 under the Securities Act and that it is acquiring such Original Notes for investment purposes and not for distribution in violation of the Securities Act. Prior to any offer, sale or other transfer of Original Notes prior to the Resale Restriction Termination Date pursuant to clauses (d) or (e) above, the Company and the Trustee may require the delivery of an opinion of counsel, certifications and/or other information satisfactory to each of them.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the form of which is included as Exhibit
99.1 to the Exchange Offer Registration Statement of which this Prospectus is a part, the Company will accept any and all Original Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer. However, Original Notes may be tendered only in integral multiples of $1,000 principal amount.

  The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes, except that (i) the Exchange Notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer pursuant to the Securities Act, and (ii) the holders of Exchange Notes will not be entitled to rights under the Registration Rights Agreement (except under certain limited circumstances). The Exchange Notes will evidence the same debt as the Original Notes (which they replace), and will be issued under, and be entitled to the benefits of, the Indenture.

  Solely for reasons of administration (and for no other purpose) the Company has fixed the close of business on October 2, 1998 as the record date for the Exchange Offer for purpose of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a registered Holder of Original Notes (or such Holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered Holders of the Original Notes entitled to participate in the Exchange Offer.

  Holders of the Original Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirement of the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Original Notes when, as and if it has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of the Original Notes for the purposes of receiving the Exchange Notes.

  If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Original Notes will be returned without expense to the tendering Holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Original Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses".

EXPIRATION DATE; EXTENSION; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time on November 2, 1998, unless the Company extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Original Notes, (ii) to extend the Exchange Offer, (iii) if the condition set forth below under "--Conditions to the Exchange" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, it will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders of the Original Notes and the Exchange Offer will be extended for a period of five to ten business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

  Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Company shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release thereof to the Dow Jones News Service.

PROCEDURES FOR TENDERING ORIGINAL NOTES

  Only a registered Holder of Original Notes may tender such Original Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, have the signatures thereon guaranteed if required by such Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal to the Exchange Agent at the address set forth below under "--Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Original Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Original Notes into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and all other required documents must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to the Expiration Date.

  The tender by a Holder will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal applicable to such Exchange Offer.

  THE METHOD OF DELIVERY OF THE ORIGINAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such beneficial owner must prior to completing and executing the Letter of Transmittal and delivering such beneficial owner's Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such beneficial owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Original Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal designated for such Original Notes, or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a participant in a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

  If a Letter of Transmittal is signed by a person other than the registered Holder of any Original Notes listed therein, such Original Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Original Notes, with signature guaranteed by an Eligible Institution.

  If a Letter of Transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company, as applicable, of their authority to so act must be submitted with the Letter of Transmittal designated for such Original Notes.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Original Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes the acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. The interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) by the Company will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Original Notes issued by it, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such defects or irregularities have been cured or waived, or if Original Notes are submitted in a principal amount greater than the principal amount of Original Notes being tendered by such tendering Holder, such unaccepted or non-exchanged Original Notes will be returned by the Exchange Agent to the tendering Holders (or, in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such unaccepted or non-exchanged Original Notes will be credited to an account maintained with such Book-Entry Transfer Facility), unless otherwise provided in the Letter of Transmittal designated for such Original Notes, as soon as practicable following the Expiration Date.

  By tendering Original Notes in the Exchange Offer, each registered Holder will represent to the Company that, among other things, (i) the Exchange Notes to be acquired by the Holder and any beneficial owner(s) of such Original Notes ("Beneficial Owner(s)") in connection with the Exchange Offer are being acquired by the Holder and any Beneficial Owner(s) in the ordinary course of business of the Holder and any Beneficial Owner(s), (ii) the Holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes, (iii) the Holder and each Beneficial Owner acknowledge and agree that (x) any person participating in an Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction with respect to the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters that are discussed herein under "--Resales of the Exchange Notes; Plan of Distribution," and (y) any Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Original Notes pursuant to the Exchange Offer must deliver a prospectus in connection with any resale of such Exchange Notes, but by so acknowledging, the Holder shall not be deemed to admit that, by delivering a prospectus, it is an "underwriter" within the meaning of the Securities Act,
(iv) neither the Holder nor any Beneficial Owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing, and (v) the Holder and each Beneficial Owner understands that a secondary resale transaction described in clause
(iii) above should be covered by an effective registration statement contain the selling security holder information required by Item 507 of Regulation S-K of the Commission.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Original Notes at the Book-Entry Transfer Facility, for purposes of the Exchange Offer, within two business days after the date of this Prospectus, and any financial institution that is a Participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Original Notes by causing the Book-Entry Transfer Facility to transfer such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, with any required signature guarantees and any other documents, must be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Original Notes and (i) whose Original Notes are not immediately available, or (ii) who cannot deliver their Original Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (1) The tender is made through an Eligible Institution;

    (2) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery or facsimile transmission) setting forth the name and address of the Holder, the certificate number(s) of such Original Notes and the principal amount of the Original Notes being tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal together with the certificate(s) representing the Original Notes (or a Book-Entry Confirmation) and any other documents required by the applicable Letter of Transmittal will be delivered by the Eligible Institution to the Exchange Agent; and

    (3) Such properly completed and executed Letter of Transmittal, as well as the certificate(s) representing all tendered Original Notes in proper form for transfer (or a Book-Entry Confirmation) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Original Notes pursuant to the Exchange Offer may be withdraw, unless theretofore accepted for exchange as provided in the Exchange Offer, at any time prior to the Expiration Date of the Exchange Offer.

  To be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Notes to be withdraw (the "Depositor"), (ii) identify the Original Notes to be withdrawn (including the certificate number or numbers and aggregate principal amount of such Original Notes), and (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are retendered. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering Original Notes" at any time prior to the Expiration Date.

  Any Original Notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the Exchange Offer, or which have been validly withdrawn, will be returned to the Holder thereof (unless otherwise provided in the Letter of Transmittal), as soon as practicable following the Expiration Date or if so requested in the notice of withdrawal, promptly after receipt by the Company of the Original Notes of notice of withdrawal without cost to such holder.

CONDITIONS TO THE EXCHANGE OFFER

  The Exchange Offer is subject to the condition that the Exchange Offer, or the making of any exchange by a Holder, does not violate applicable law or any applicable interpretation of the staff of the Commission. If there has been a change in Commission policy such that in the reasonable opinion of counsel to the Company there is a substantial question whether the Exchange Offer is permitted by applicable federal law, the Company has agreed to seek a no-action letter or other favorable decision from the Commission allowing the Company to consummate the Exchange Offer.

  If the Company determines that the Exchange Offer is not permitted by applicable federal law, it may terminate the Exchange Offer. In connection therewith the Company may (i) refuse to accept any Original Notes and return any Original Notes that have been tendered by the Holders thereof, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the Expiration Date of the Exchange Offer, subject to the rights of such Holders of tendered Original Notes to withdraw their tendered Original Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Original Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered Holder of Original Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Original Notes, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

  First Union National Bank has been appointed as "Exchange Agent" for the Exchange Offer. Questions and request for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and other documents should be directed to the Exchange Agent addressed as follows:

  By Registered or Certified Mail or Hand or Overnight Delivery:

  First Union National Bank

  1525 West W.T. Harris Boulevard

  Charlotte, North Carolina 28288

  Attention: Reorg. Dept. 3C3-NC1153

  Facsimile Transmissions: (704) 590-7628

  Confirm by Telephone: (704) 590-7408

  Delivery to other than the above addresses or facsimile numbers will not constitute a valid delivery.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

  No dealer-manager has been retained in connection with the Exchange Offer and no payments will be made to brokers, dealers or others soliciting acceptance of the Exchange Offer. However, reasonable and customary fees will be paid to the Exchange Agent for its service and it will be reimbursed for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $150,000. Such expenses include fees and expenses of the Exchange Agent and the Trustee under the Indenture, accounting and legal fees and printing costs among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of the Original Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Original Notes pursuant to the Exchange Offer, then the amount of any transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

  The carrying values of the Original Notes are not expected to be materially different form the fair value of the Exchange Notes at the time of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

RESALES OF THE EXCHANGE NOTES; PLAN OF DISTRIBUTION

  Based on no-action letters issued by the staff of the Commission to third parties, the Company believes the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by any Holder thereof (other than (i) a broker-dealer who purchased such Original Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that the Holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Original Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. In the event that the Company's belief is inaccurate, Holders of Exchange Notes who transfer Exchange Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability under the Securities Act. The Company does not assume or indemnify Holders against such liability.

  Each affiliate of the Company must acknowledge that such person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each Participating Broker-Dealer that receives Exchange Notes in exchange for Original Notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus is connection with any resale of such Exchange Notes. Although a Participating Broker-Dealer may be an "underwriter" within the meaning of the Securities Act, the Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Original Notes.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the material federal income tax consequences associated with the receipt, ownership and disposition of the Exchange Notes by Holders who exchange Original Notes for Exchange Notes. The following summary does not discuss all of the aspects of federal income taxation that may be relevant to a prospective holder of the Exchange Notes in light of its, his or her particular circumstances, or to certain types of holders (including dealers in securities, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, S corporations, and, except as discussed below, foreign corporations, persons who are not citizens or residents of the United States and persons who hold the Notes as part of a hedge, straddle, "synthetic security" or other integrated investment) which are subject to special treatment under the federal income tax laws. This discussion also does not address the tax consequences to nonresident aliens or foreign corporations that are subject to United States federal income tax on a net basis on income with respect to an Exchange Note because such income is effectively connected with the conduct of a U.S. trade or business. Such holders generally are taxed in a similar manner to U.S. Holders (as defined below); however, certain special rules may apply. In addition, this discussion is limited to holders who hold the Exchange Notes as capital assets within the meaning of Section 1221 of the Code. This summary also does not describe any tax consequences under state, local, or foreign tax laws.

  The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (the "Regulations"), Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Exchange Notes. The Company has not sought and will not seek any rulings or opinions from the IRS or counsel with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the Exchange Notes which are different from those discussed herein.

  PROSPECTIVE HOLDERS OF EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY APPLY TO THEM, AS WELL AS THE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

  A U.S. Holder is any holder who or which is (i) a citizen or resident of the United States; (ii) treated as a domestic corporation or domestic partnership;
(iii) an estate other than a "foreign estate" as defined in Section 7701(a)(31) of the Code; or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

  The exchange by a U.S. Holder of an Original Note for an Exchange Note pursuant to the Exchange Offer will not constitute a taxable exchange of the Original Note if the economic terms of the Exchange Note (including the interest rate) are identical to the economic terms of the Original Note. Under recently promulgated Treasury regulations (the "Section 1001 Regulations") relating to modifications and exchanges of debt instruments, with certain exceptions, an alteration of a legal right or obligation that occurs by operation of the terms of a debt instrument is not a modification of the debt instrument and thus does not result in a taxable exchange. Therefore, even if liquidated damages were payable with respect to the Original Notes but not with respect to the Exchange Notes, the exchange of an Original Note for an Exchange Note would not be treated as a taxable exchange. Accordingly, the Company intends to take the position that in the circumstances described in the preceding sentence, the exchange will not constitute a taxable exchange of the Original Notes. As a result, there should be no U.S. federal income tax consequences to Holders exchanging the Original Notes for the Exchange Notes.

  In general, U.S. Holders of the Notes will be required to include interest received thereon in taxable income as ordinary income at the time it accrues or is received, in accordance with the Holder's regular method of accounting for federal income tax purposes.

  The sale, exchange, redemption, retirement or other taxable disposition of a Note will result in the recognition of gain or loss to a U.S. Holder in an amount equal to the difference between (a) the amount of cash and fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued but unpaid interest) and (b) the holder's adjusted tax basis in such Note. A holder's initial tax basis in a Note purchased by such holder will be equal to the price paid for the Note.

  Any gain or loss on the sale or other taxable disposition of a Note generally will be capital gain or loss and will be long-term capital gain or loss if the Note had been held for more than one year. If the Note has been held for one year or less, the gain or loss will be short-term capital gain or loss. Payments on such disposition for accrued interest not previously included in income will be treated as ordinary interest income.

  The backup withholding rules require a payor to deduct and withhold a tax if
(i) the payee fails to furnish a taxpayer identification number ("TIN") in the prescribed manner, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect; (iii) the payee has failed to report properly the receipt of "reportable payments" and the IRS has notified the payor that withholding is required; or (iv) the payee fails to certify under the penalty of perjury that such payee is not subject to backup withholding. If any one of the events discussed above occurs with respect to a holder of Notes, the Company, its paying agent or other withholding agent will be required to withhold a tax equal to 31% of any interest and, in certain circumstances, cash received upon the disposition of a Note. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules will be allowed as a refund or credit against such holder's U.S. federal income tax, provided that the U.S. Holder furnished the required information to the IRS. Certain holders (including, among others, corporations and certain tax-exempt organizations) are not subject to the backup withholding requirements.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

  This section discusses special rules applicable to a Non-U.S. Holder of Notes. For purposes hereof, a "Non-U.S. Holder" is any person who is not a U.S. Holder and is not subject to U.S. federal income tax on a net basis on income with respect to a Note because such income is effectively connected with the conduct of a U.S. trade or business.

  Payments of interest to a Non-U.S. Holder that do not qualify for the portfolio interest exception discussed below will be subject to withholding of U.S. federal income tax at a rate of 30% unless a U.S. income tax treaty applies to reduce the rate of withholding. To claim a reduced treaty rate, the Non-U.S. Holder must provide a properly executed Form 1001 (or successor form).

  Interest that is paid to a Non-U.S. Holder on a Note will not be subject to U.S. income or withholding tax if the interest qualifies as "portfolio interest." Generally, interest on the Notes that is paid by the Company will qualify as portfolio interest if (i) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote; (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership for U.S. federal income tax purposes; (iii) the Non-U.S. Holder is not a bank receiving interest on a loan entered into in the ordinary course of business; and (iv) either (x) the beneficial owner of the Note provides the Company or its paying agent, a properly executed certification on IRS Form W-8 (or a suitable substitute form) signed under penalties of perjury that the beneficial owner is not a "U.S. person" for U.S. federal income tax purposes and that provides the beneficial owner's name and address, or (y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its business holds the Note and certifies to the Company or its agent under penalties of perjury that the IRS Form W-8 (or a suitable substitute) has been received by it from the beneficial owner of the Note or a qualifying intermediary and furnishes the payor a copy thereof.

  Any gain realized by a Non-U.S. Holder on the sale, exchange or retirement of the Notes, will generally not be subject to U.S. federal income tax or withholding unless (i) the Non-U.S. Holder is an individual who was present in the U.S. for 183 days or more in the taxable year of the disposition and meets certain other requirements; or (ii) the Non-U.S. Holder is an individual who is a former citizen of the United States who lost such citizenship within the preceding ten-year period (or former long-term permanent resident of the United States who relinquished residency on or after February 6, 1995) whose loss of citizenship or permanent residency had as one of its principal purposes the avoidance of U.S. tax. If a Non-U.S. Holder falls under (ii) above, the holder will be taxed on the net gain derived from the sale under the graduated U.S. federal income tax rates that are applicable to U.S. citizens and resident aliens, and may be subject to withholding under certain circumstances. If a Non-U.S. Holder falls under (i) above, the holder generally will be subject to U.S. federal income tax at a rate of 30% (or reduced treaty rate) on the gain derived from the sale and may be subject to withholding in certain circumstances.

  Back-up withholding and information reporting generally will not apply to a
Note issued in registered form that is beneficially owned by a Non-U.S. Holder if the certification of Non-U.S. Holder status is provided to the Company or its agent as described above in "Certain Federal income Tax Consequences to Non-U.S. Holders", provided that the payor does not have actual knowledge that the holder is a U.S. person. The Company may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld, if any, with respect to each Non-U.S. Holder.

  If payments of principal and interest are made to the beneficial owner of a Note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the proceeds of the sale of Notes are paid to the beneficial owner of a Note through a foreign office of a foreign "broker" (as defined in the pertinent Regulations), the proceeds will not be subject to backup withholding or information reporting (absent actual knowledge that the payee is a U.S. person). Information reporting (but not backup withholding) will apply, however, to a payment by a foreign office of a custodian, nominee, agent or broker that is (i) a U.S. person, (ii) a controlled foreign corporation for U.S. federal income tax purposes, or (iii) derives 50% or more of its gross income from the conduct of a U.S. trade or business for a specified three-year period; unless the broker has in its records documentary evidence that the holder is a Non-U.S. Holder and certain conditions are met (including that the broker has no actual knowledge that the holder is a U.S. Holder) or the holder otherwise establishes an entitlement to an exemption. Payment through the U.S. office of a custodian, nominee, agent or broker is subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies that it is a Non-U.S. Holder under penalties of perjury or otherwise establishes an entitlement to exemption.

  Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against, or refund of, such holder's U.S. federal income tax liability, provided that certain information is provided by the holder to the IRS.

  On October 6, 1997, the IRS released Treasury Regulations that revise the procedures for withholding tax, and the associated backup withholding and information reporting rules described above for payments of interest and gross proceeds made after December 31, 1999. The regulations modify the requirements imposed on a Non-U.S. Holder or certain intermediaries for establishing the recipient's status as a Non-U.S. Holder eligible for exemption from withholding and backup withholding. In particular, the final regulations impose more stringent conditions on the ability of financial intermediaries acting for a Non-U.S. Holder to provide certifications on behalf of the Non-U.S. Holder, which may include entering into an agreement with the IRS to audit certain documentation with respect to such certifications. Non-U.S. Holders should consult their tax advisors to determine how the regulations will affect their particular circumstances.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

  The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Exchange Notes offered hereby will be passed upon for the Company by Patterson, Belknap, Webb & Tyler LLP.

                                    EXPERTS

  The financial statements (including the schedule incorporated by reference) of Congoleum Corporation appearing and incorporated by reference in this Prospectus and Registration Statement at December 31, 1997 and 1996, and for each of the two years then ended have been audited by Ernst & Young LLP, independent auditors, and for the year ended December 31, 1995, by PriceWaterhouseCoopers LLP, independent auditors, as set forth in their respective reports thereon appearing and incorporated by reference elsewhere herein, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents of the Company have been filed with the Commission pursuant to the Exchange Act and are incorporated herein by reference into this Prospectus:

    (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1997; and

    (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;
  and

    (c) Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

  All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated herein by reference and to be a part hereof. Any statements contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as top modified.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this Prospectus. Requests should be directed to Mr. Howard N. Feist, Senior Vice President--Finance, Congoleum Corporation, 3705 Quakerbridge Road, Mercerville, New Jersey 08619, telephone number (609) 584-3586.

                             CONGOLEUM CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Financial Statements of Congoleum Corporation
  Report of Independent Auditors..........................................  F-2
  Report of Independent Auditors..........................................  F-3
  Balance Sheets as of December 31, 1997 and December 31, 1996............  F-4
  Statements of Operations for each of the three years in the period ended
   December 31, 1997......................................................  F-5
  Statements of Changes in Stockholders' Equity for each of the three years in the period ended December 31, 1997............................  F-6
  Statements of Cash Flows for each of the three years in the period ended
   December 31, 1997......................................................  F-7
  Notes to Financial Statements...........................................  F-8
Unaudited Quarterly Financial Statements of Congoleum Corporation
  Balance Sheets as of June 30, 1998 and December 31, 1997................ F-21
  Statements of Operations for the six months ended June 30, 1998 and
   1997................................................................... F-22
  Statements of Changes in Stockholders' Equity for the year ended
   December 31, 1997 and the six months ended June 30, 1998............... F-23
  Statements of Cash Flows for the six months ended June 30, 1998 and
   1997................................................................... F-24
  Notes to Unaudited Financial Statements................................. F-25

                             CONGOLEUM CORPORATION

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Congoleum Corporation:

  We have audited the accompanying balance sheets of Congoleum Corporation as of December 31, 1997 and 1996, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 1995 were audited by other auditors whose report dated February 20, 1996, expressed an unqualified opinion on those financial statements.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the 1997 and 1996 financial statements present fairly, in all material respects, the financial position of Congoleum Corporation at December 31, 1997, and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                          Ernst & Young LLP

Philadelphia, Pennsylvania
February 18, 1998

                             CONGOLEUM CORPORATION

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and
Shareholders of Congoleum Corporation:

  In our opinion, the accompanying statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, Congoleum Corporation's results of operations, stockholders' equity and cash flows for the year ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PriceWaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 20, 1996

                             CONGOLEUM CORPORATION

                                 BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                      DECEMBER 31, DECEMBER 31,
                                                          1997         1996
                                                      ------------ ------------
ASSETS
Current assets:
  Cash and cash equivalents..........................   $ 11,069     $ 30,629
  Short-term investments.............................      7,900       17,500
  Accounts and notes receivable, less allowance for
   doubtful accounts and cash discounts of $3,294 and
   $3,406 as of December 31, 1997 and 1996,
   respectively......................................     14,512       17,728
  Inventories........................................     44,434       47,450
  Prepaid expenses and other current assets..........      2,965        2,172
  Deferred income taxes..............................      3,041        2,874
                                                        --------     --------
    Total current assets.............................     83,921      118,353
Property, plant, and equipment, net..................     88,401       78,313
Goodwill, net........................................     12,251       12,683
Deferred income taxes................................      2,636        3,068
Other noncurrent assets..............................      9,372        7,381
                                                        --------     --------
    Total assets.....................................   $196,581     $219,798
                                                        ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................   $ 13,440     $ 19,935
  Accrued liabilities................................     28,793       32,828
  Accrued income taxes...............................        918        1,663
  Deferred income taxes..............................      1,752        1,924
                                                        --------     --------
    Total current liabilities........................     44,903       56,350
Long-term debt.......................................     76,594       87,750
Other liabilities....................................     22,305       19,401
Noncurrent pension liability.........................     11,038       12,381
Accrued postretirement benefit obligation............      9,958       10,249
                                                        --------     --------
    Total liabilities................................    164,798      186,131
                                                        --------     --------
STOCKHOLDERS' EQUITY
Class A common stock, par value $0.01; 20,000,000
 shares authorized; 4,650,000 shares issued;
 4,282,800 and 4,645,500 outstanding as of December
 31, 1997 and 1996, respectively.....................         47           47
Class B common stock, par value $0.01; 4,755,000 and
 5,350,000 shares authorized, issued and outstanding
 as of December 31, 1997 and 1996, respectively......         47           53
Additional paid-in capital...........................     49,574       55,172
Retained deficit.....................................    (12,820)     (19,561)
Minimum pension liability adjustment.................     (1,122)      (1,995)
Common stock held in treasury, at cost; 375,200
 shares and 4,500 shares at December 31, 1997 and
 1996, respectively..................................     (3,943)         (49)
                                                        --------     --------
    Total stockholders' equity.......................     31,783       33,667
                                                        --------     --------
    Total liabilities and stockholders' equity.......   $196,581     $219,798
                                                        ========     ========

    The accompanying notes are an integral part of the financial statements.

                             CONGOLEUM CORPORATION

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 FOR THE YEARS ENDED
                                                     DECEMBER 31,
                                              ----------------------------
                                                1997      1996      1995
                                              --------  --------  --------
Net sales.................................... $252,526  $269,451  $263,147
Cost of sales................................  180,093   182,585   186,382
Selling, general and administrative
 expenses....................................   57,094    61,597    55,228
                                              --------  --------  --------
    Income from operations...................   15,339    25,269    21,537
Other income (expense):
  Interest income............................    1,539     1,784     1,479
  Interest expense...........................   (6,797)   (8,153)   (8,187)
  Other income...............................    1,287     1,436     1,407
  Other expense..............................     (313)     (341)     (272)
                                              --------  --------  --------
    Income before income taxes and
     extraordinary item......................   11,055    19,995    15,964
  Provision for income taxes.................    4,035     7,898     6,529
                                              --------  --------  --------
    Income before extraordinary item.........    7,020    12,097     9,435
    Extraordinary item--early retirement of
     debt, net of income tax benefit.........     (279)      --        --
                                              --------  --------  --------
    Net income............................... $  6,741  $ 12,097  $  9,435
                                              ========  ========  ========
    Net income per common share before
     extraordinary item...................... $   0.72  $   1.21  $   0.94
    Extraordinary item.......................    (0.03)      --        --
                                              --------  --------  --------
    Net income per common share, basic and
     diluted................................. $   0.69  $   1.21  $   0.94
                                              ========  ========  ========  ===
    Weighted average number of common and
     equivalent shares outstanding...........    9,839    10,007    10,022
                                              ========  ========  ========


    The accompanying notes are an integral part of the financial statements.

                             CONGOLEUM CORPORATION

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                ACCUMULATED
                           COMMON STOCK                            OTHER
                          PAR VALUE $0.01 ADDITIONAL           COMPREHENSIVE
                          ---------------  PAID-IN   RETAINED  INCOME/(LOSS) TREASURY
                          CLASS A CLASS B  CAPITAL   DEFICIT    ADJUSTMENT*   STOCK     TOTAL
                          ------- ------- ---------- --------  ------------- --------  -------
Balance, December 31,
 1994...................   $ --    $100    $55,570   $(36,260)    $   --     $   --    $19,410
Initial public offering
 of 4,650,000 shares of
 Class A common stock...      47            55,172                                      55,219
Repurchase and
 retirement of 4,650,000
 shares of Class B
 common stock...........            (47)   (55,570)    (4,833)                         (60,450)
Minimum pension
 liability adjustment,
 net of tax benefit.....                                           (1,012)              (1,012)
Net income..............                                9,435                            9,435
                           -----   ----    -------   --------     -------    -------   -------
Balance, December 31,
 1995...................      47     53     55,172    (31,658)     (1,012)              22,602
Purchase of treasury
 stock..................                                                         (49)      (49)
Minimum pension
 liability adjustment,
 net of tax benefit.....                                             (983)                (983)
Net income..............                               12,097                           12,097
                           -----   ----    -------   --------     -------    -------   -------
Balance, December 31,
 1996...................      47     53     55,172    (19,561)     (1,995)       (49)   33,667
Purchase of treasury
 stock..................                                                      (3,894)   (3,894)
Purchase and retirement
 of Class B stock.......             (6)    (5,624)                                     (5,630)
Exercise of stock
 options................                        26                                          26
Minimum pension
 liability adjustment,
 net of tax.............                                              873                  873
Net income..............                                6,741                            6,741
                           -----   ----    -------   --------     -------    -------   -------
Balance, December 31,
 1997...................   $  47   $ 47    $49,574   $(12,820)    $(1,122)   $(3,943)  $31,783
                           =====   ====    =======   ========     =======    =======   =======

--------
*Entire amount relates to minimum pension liability adjustment.


    The accompanying notes are an integral part of the financial statements.

                             CONGOLEUM CORPORATION

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                     FOR THE YEARS ENDED
                                                         DECEMBER 31,
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
Cash flows from operating activities:
  Net income..................................... $  6,741  $ 12,097  $  9,435
  Adjustments to reconcile net income to net cash
   provided (used) by operating activities:
    Depreciation.................................    9,102     8,696     7,593
    Amortization and writeoff of deferred
     refinancing fees............................    1,244     1,087     1,025
    Provision for doubtful accounts..............      --        600     2,800
    Deferred income taxes........................       93       994     1,107
    Loss on disposition of assets................      331        16        94
    Changes in certain assets and liabilities:
      Accounts and notes receivable..............    3,216    (3,897)   (1,362)
      Inventories................................    3,016       568    (1,124)
      Prepaid expenses and other current assets..   (1,294)    1,026      (506)
      Accounts payable...........................   (6,495)   (1,151)     (350)
      Accrued liabilities........................   (4,781)    4,200    (1,422)
      Other liabilities..........................     (156)   (1,094)     (596)
                                                  --------  --------  --------
        Net cash provided by operating
         activities..............................   11,017    23,142    16,694
                                                  --------  --------  --------
Cash flows from investing activities:
  Proceed from sale of property, plant and equip-
   ment..........................................      244       --        --
  Capital expenditures...........................  (19,767)  (12,817)  (10,178)
  Purchase of short-term investments.............  (40,200)  (45,000)  (12,500)
  Maturities of short-term investments...........   49,800    27,500    36,500
                                                  --------  --------  --------
        Net cash provided (used) by investing
         activities..............................   (9,923)  (30,317)   13,822
                                                  --------  --------  --------
Cash flows from financing activities:
  Exercise of stock options......................       26       --        --
  Payments to reduce long-term debt..............  (11,156)   (2,250)      --
  Equity offering cost...........................      --        --     (1,000)
  Proceeds from equity offering..................      --        --     56,219
  Purchase and retirement of Class B stock.......   (5,630)      --    (60,450)
  Purchase of treasury stock.....................   (3,894)      (49)      --
                                                  --------  --------  --------
        Net cash used by financing activities....  (20,654)   (2,299)   (5,231)
                                                  --------  --------  --------
Net increase (decrease) in cash..................  (19,560)   (9,474)   25,285
Cash and cash equivalents:
  Beginning of year..............................   30,629    40,103    14,818
                                                  --------  --------  --------
  End of year.................................... $ 11,069  $ 30,629  $ 40,103
                                                  ========  ========  ========

    The accompanying notes are an integral part of the financial statements.

                             CONGOLEUM CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  NATURE OF BUSINESS AND BASIS OF PRESENTATION--Congoleum Corporation (the "Company" or "Congoleum") manufactures and sells resilient sheet and tile flooring products primarily to wholesale distributors and major retailers in the United States and Canada. Prior to the closing of a public offering in February 1995 (the "Offering"--Note 17), the Company was an indirect subsidiary of Congoleum Holdings Incorporated ("Holdings"), which was controlled jointly by Hillside Industries Incorporated ("Hillside") and American Biltrite Inc. ("ABI").

  Upon completion of the Offering, the Company implemented a Plan of Repurchase pursuant to which its two-tiered holding company ownership structure was eliminated through the merger of Congoleum Holdings with and into the Company, with the Company as the surviving corporation.

  USE OF ESTIMATES--Some of the information presented in this report constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  REVENUE RECOGNITION--Revenue is recognized when products are shipped. Net sales are comprised of the total sales billed during the period less the sales value of goods returned, trade discounts and customers' allowances.

  CASH AND CASH EQUIVALENTS--All highly liquid debt instruments with a maturity of three months or less at the time of purchase are considered to be cash equivalents.

  SHORT-TERM INVESTMENTS--Investments in A1/P1 Commercial Paper with a maturity greater than three months, but less than six months at the time of purchase are considered to be short-term investments. The carrying amount of the Commercial Paper approximates fair value due to its short maturity.

  INVENTORIES--Inventories are stated at the lower of cost or market. The LIFO (last-in, first-out) method of determining cost is used for substantially all inventories.

  PROPERTY, PLANT, AND EQUIPMENT--Property, plant, and equipment are recorded at cost and are depreciated over their estimated useful lives (30 years for buildings and building improvements, 15 years for production equipment and heavy duty vehicles, 4 to 10 years for light duty vehicles and office furnishings and equipment) on the straight-line method for financial reporting and accelerated methods for income tax purposes. Costs of major additions and betterments are capitalized; maintenance and repairs which do not improve or extend the life of the respective assets are charged to operations as incurred. When an asset is sold, retired or otherwise disposed of, the cost of the asset and the related accumulated depreciation are removed from the respective accounts and any resulting gain or loss is reflected in operations.

  DEBT ISSUE COSTS--Costs incurred in connection with the issuance of long-term debt have been capitalized and are being amortized over the life of the related debt agreements. Such costs, net of accumulated amortization, amounted to $1,547 and $2,359 at December 31, 1997 and 1996, respectively, and are included in other noncurrent assets.

                             CONGOLEUM CORPORATION

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


  GOODWILL--The excess of purchase cost over the fair value of net assets acquired (goodwill) is being amortized on a straight-line basis over 40 years. At each balance sheet date, the Company evaluates the recoverability of its goodwill using certain financial indicators, such as historical and future ability to generate income from operations. Accumulated amortization amounted to $4,841 and $4,409 at December 31, 1997 and 1996, respectively.

  INCOME TAXES--The provision for income taxes is based on earnings reported in the financial statements under an asset and liability approach in accordance with SFAS No. 109, "Accounting for Income Taxes," that requires the recognition of deferred tax assets and liabilities for the difference between the tax basis of assets and liabilities and their reported amounts for financial statement purposes.

  RECLASSIFICATIONS--For comparative purposes, certain amounts have been reclassfied to conform to the current year presention.

  INCOME PER SHARE--Effective October 1, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share." This statement establishes new standards for computing and presenting earnings per share. Earnings per share data for prior periods have been restated to conform to SFAS 128. The effect of the restatement on prior periods was immaterial. Due to the immaterial effect of common stock equivalents there is no difference between basic and fully diluted earnings per share for any period presented.

  CHANGES IN ACCOUNTING PRINCIPLES--Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement establishes new rules for the reporting and display of comprehensive income. The adoption of this standard had no impact on the Company's financial position, income or liquidity.

  In June 1997, the Financial Accounting Standards Board issued ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way that companies report information about operating segments and is effective for financial statements for the year ended December 31, 1998 for the Company. The Company believes that it operates in one segment, resilient flooring products. The adoption of SFAS No. 131 is expected to have no effect on the Company's financial position, income or liquidity.

  Effective January 1, 1997, the Company adopted the American Institute of Certified Public Accountants ("AICPA") SOP 96-1, "Environmental Remediation Liabilities," which provides authoritative guidance on the recognition, measurement, display and disclosure of environmental remediation liabilities. The adoption of this standard did not have a material effect on the Company's financial position, income or liquidity.

  Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." SFAS 123 requires the recognition of, or disclosure of, compensation expense for grants of stock options or other equity instruments issued to employees based on their fair value at the date of grant. As permitted by SFAS No 123, the Company elected the disclosure requirements instead of recognition of compensation expense and therefore will continue to apply existing rules under APB Opinion 25. The adoption of this standard had no effect on the Company's financial position, income or liquidity.

                             CONGOLEUM CORPORATION

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


2. INVENTORIES:

  A summary of the major components of inventories is as follows:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
   Finished goods.....................................   $34,914      $34,920
   Work-in-process....................................     3,160        2,089
   Raw materials and supplies.........................     6,360       10,441
                                                         -------      -------
   Total inventories..................................   $44,434      $47,450
                                                         =======      =======

  If the FIFO (first-in, first-out) method of inventory accounting (which approximates current cost) had been used, inventories would have been approximately $340 and $2,027 lower than reported at December 31, 1997 and 1996, respectively. The carrying value of certain LIFO inventories was reduced by market valuation reserves of $229 and $650 at December 31, 1997 and 1996, respectively.

3. PROPERTY, PLANT, AND EQUIPMENT:

  A summary of the major components of property, plant, and equipment is as follows:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
   Land...............................................   $ 2,930      $ 2,960
   Buildings and improvements.........................    33,259       27,706
   Machinery and equipment............................   132,414      113,352
   Construction-in-progress...........................     3,819       11,844
                                                         -------      -------
                                                         172,422      155,862
   Less accumulated depreciation......................   (84,021)     (77,549)
                                                         -------      -------
   Total property, plant, and equipment, net..........   $88,401      $78,313
                                                         =======      =======

  Interest is capitalized in connection with the construction of major facilities. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. In 1997, $823 of interest cost was capitalized. The impact of capitalized interest in 1996 and 1995 was not material.

  The amount of approved but unexpended capital appropriations at December 31, 1997 was $3,795, substantially all of which is planned to be expended during 1998.

4. ACCRUED LIABILITIES:

  Accrued liabilities consists of the following:

                                                     DECEMBER 31, DECEMBER 31,
                                                         1997         1996
                                                     ------------ ------------
   Accrued marketing and sales promotion............   $17,244      $16,565
   Employee compensation and related benefits.......     5,766        8,709
   Interest.........................................     2,935        3,362
   Environmental remediation and product-related
    liabilities.....................................     1,035          957
   Other............................................     1,813        3,235
                                                       -------      -------
     Total accrued liabilities......................   $28,793      $32,828
                                                       =======      =======

                             CONGOLEUM CORPORATION

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


5. LONG-TERM DEBT:

  Long-term debt consists of the following:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
   9% Senior Notes due 2001...........................   $76,594      $87,750
                                                         =======      =======

  On February 1, 1994, the Company completed a public offering for $90,000 of Senior Notes (the "Senior Notes") due 2001. The Senior Notes, issued at par, bear interest at 9.0%. The Indenture under which the notes were issued includes certain restrictions on additional indebtedness and dividend payments.

  The Senior Notes are redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 1998 at a predetermined redemption price (ranging from 103% to 100%), plus accrued and unpaid interest to the date of redemption.

  The fair value of the Senior Notes, estimated based on the quoted market price, was approximately $77,743 at December 31, 1997.

  In 1996, the Company's Board of Directors had approved a program to repurchase up to $10,000 of its outstanding Senior Notes either in the open market or in privately negotiated transactions. During 1997, the Board of Directors increased the repurchase program to $20,000. During 1996 and 1997, the Company had repurchased $2,250 and $11,156, respectively, of its Senior Notes. In connection with the repurchases in 1997, the Company recorded an extraordinary charge of $279, net of $160 of income tax benefits, or $0.03 per common share, to write off the portion of the debt issuance cost and premiums associated with the repurchased Senior Notes. Such writeoffs were immaterial to the financial statements for 1996 and were included in other expense.

  The Company has a revolving credit facility which expires in 2000 that provides for borrowings up to $30,000 with interest at 1% over prime, or 2 3/4% over LIBOR, at the Company's option. This agreement provides for a commitment fee based on the average daily unused portion of the commitment equal to one quarter of one percent per annum. This financing agreement contains certain covenants which include the maintenance of minimum net worth and restrictions on the incurrence of additional debt. Borrowings under this facility are collateralized by inventory and receivables. There were no borrowings outstanding under this facility at December 31, 1997, however, the facility provides for standby letters of credit which total $3,380 at December 31, 1997.

6. COMPREHENSIVE INCOME:

  Comprehensive income for the three years ended December 31, 1997 includes the following components:

                                                          1997   1996     1995
                                                         ------ -------  ------
   Net income........................................... $6,741 $12,097  $9,435
   Other comprehensive income (loss):
     Minimum pension liability adjustment...............    873    (983) (1,012)
                                                         ------ -------  ------
   Comprehensive income................................. $7,614 $11,114  $8,423
                                                         ====== =======  ======

                             CONGOLEUM CORPORATION

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7. OTHER LIABILITIES:

  Other liabilities consists of the following:

                                                    DECEMBER 31, DECEMBER 31,
                                                        1997         1996
                                                    ------------ ------------
   Environmental remediation and product-related
    liabilities....................................   $13,981      $10,926
   Accrued workers' compensation claims............     4,425        4,871
   Other...........................................     3,899        3,604
                                                      -------      -------
     Total other liabilities.......................   $22,305      $19,401
                                                      =======      =======


8. RESEARCH AND DEVELOPMENT COSTS:

  Total research and development costs charged to operations amounted to $3,718, $4,552 and $3,683 for the years ended December 31, 1997, 1996 and
1995, respectively.

9. OPERATING LEASE COMMITMENTS AND RENT EXPENSE:

  The Company leases certain office facilities and equipment under leases with varying terms.

  Future minimum lease payments of significant, noncancelable operating leases having initial or remaining lease terms in excess of one year as of December 31, 1997 are as follows:

   YEARS ENDING
   ------------
   1998................................................................. $1,486
   1999.................................................................  1,178
   2000.................................................................    843
   2001.................................................................     42
   2002.................................................................      5
   Thereafter...........................................................    --
                                                                         ------
     Total minimum lease payments....................................... $3,554
                                                                         ======

  Rent expense was $1,902, $1,772 and $1,791 for the years ended December 31, 1997, 1996 and 1995, respectively.

10. RETIREMENT PLANS:

  Retirement benefits are provided for substantially all employees under Company-sponsored defined benefit pension plans. The plans are noncontributory and generally provide monthly lifetime payments, normally commencing at age
65. Benefits under the plans are based upon the provisions of negotiated labor contracts and years of service. It is the Company's policy to make contributions to these plans sufficient to meet the minimum funding requirements of applicable laws and regulations plus such additional amounts, if any, as the Company's actuarial consultants advise to be appropriate. The projected unit credit and unit credit methods were utilized for determination of the actuarial cost.

                             CONGOLEUM CORPORATION

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


  Net periodic pension cost includes the following components:

                                                         FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                         ----------------------
                                                          1997    1996    1995
                                                         ------  ------  ------
Benefits earned during the year (service cost).......... $1,144  $1,113  $  919
Interest cost on projected benefit obligation...........  3,863   3,743   3,797
Return on plan assets................................... (7,130) (2,515) (6,088)
Net amortization and deferral...........................  3,640  (1,088)  2,745
                                                         ------  ------  ------
Net periodic pension cost............................... $1,517  $1,253  $1,373
                                                         ======  ======  ======

  The following tables present a reconciliation of the Plans' status at December 31, 1997 and 1996:

                                                     PLAN WHOSE   PLAN(S) WHOSE
                                                    ASSETS EXCEED  ACCUMULATED
                                                     ACCUMULATED    BENEFITS
                                                      BENEFITS    EXCEED ASSETS
                                                    ------------- -------------
December 31, 1997:
  Actuarial present value of benefit obligations:
  Vested benefit obligations.......................    $29,941      $ 25,790
                                                       -------      --------
  Accumulated benefit obligations..................    $30,527      $ 26,758
                                                       -------      --------
  Projected benefit obligations....................    $31,242      $ 26,758
  Plan assets at fair market value.................     31,336        15,069
                                                       -------      --------
  Projected benefit obligations in excess of plan
   assets..........................................         94       (11,689)
  Unrecognized net loss............................      3,070         1,339
  Unrecognized net obligation......................        434          (349)
  Unrecognized prior service cost..................     (3,404)        1,183
  Adjustment required to recognize minimum
   liability.......................................        --         (2,604)
                                                       -------      --------
  Prepaid (accrued) pension liability ($1,082
   included in accrued liabilities)................    $   194      $(12,120)
                                                       =======      ========
December 31, 1996:
  Actuarial present value of benefit obligations:
  Vested benefit obligations.......................    $   --       $ 54,168
                                                       -------      --------
  Accumulated benefit
  obligations......................................    $   --       $ 55,678
                                                       -------      --------
  Projected benefit obligations....................    $   --       $ 56,182
  Plan assets at fair market value.................        --         41,010
                                                       -------      --------
  Projected benefit obligations in excess of plan
   assets..........................................        --        (15,172)
  Unrecognized net loss............................        --          7,108
  Unrecognized net obligation......................        --            161
  Unrecognized prior service cost..................        --         (2,463)
  Adjustment required to recognize minimum
   liability.......................................        --         (4,302)
                                                       -------      --------
  Accrued pension liability ($2,287 included in
   accrued liabilities)............................    $   --       $(14,668)
                                                       =======      ========

                             CONGOLEUM CORPORATION

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Plan assets which are deposited with a trustee consist principally of fixed income, equity and short-term investments and cash equivalents.

  The provisions of FASB Statement No. 87, "Employers' Accounting for Pensions," require the recognition of an additional minimum liability for plans whose accumulated benefits exceed assets. These amounts have been recorded as a long-term liability with an offsetting intangible asset included in other noncurrent assets amounting to $837 and $1,005 at December 31, 1997 and 1996, respectively. Because the asset recognized may not exceed the amount of unrecognized prior service cost, the difference of $1,122, net of tax benefits of $645, is reported as a separate reduction of stockholders' equity at December 31, 1997.

  The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations are 7.0% and 5.5% as of December 31, 1997 and 1996, respectively. The expected long-term rate of return on plan assets is 9.0% for all years presented.

  The Company also has two 401(k) defined contribution retirement plans that cover substantially all employees. Eligible employees may contribute up to 15% of compensation with partially matching Company contributions. Defined contribution pension expense for the Company was $1,316, $1,363 and $1,128 for the years ended December 31, 1997, 1996 and 1995, respectively.

11. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:

  The Company provides certain health care and life insurance benefits for certain retirees. The determination of benefit cost for postretirement plans is based on plan provisions. These benefits are provided through insurance companies whose premiums are based on benefits paid or claims experience.

  Net periodic postretirement benefits cost, calculated in accordance with SFAS No. 106, is as follows:

                                                       FOR THE YEARS ENDED
                                                           DECEMBER 31,
                                                       ----------------------
                                                        1997    1996    1995
                                                       ------  ------  ------
   Service cost--benefits earned during the year...... $  139  $  141  $  137
   Interest cost on postretirement benefit
    obligations.......................................    505     484     480
   Amortization of prior service cost.................   (409)   (447)   (524)
   Amortization of losses.............................     99      90      47
                                                       ------  ------  ------
   Net periodic postretirement benefits cost.......... $  334  $  268  $  140
                                                       ======  ======  ======

                             CONGOLEUM CORPORATION

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


  At December 31, 1997 and 1996, the actuarial and recorded liabilities for these postretirement benefits, none of which have been funded, were as follows:

                                                    DECEMBER 31, DECEMBER 31,
                                                        1997         1996
                                                    ------------ ------------
   Accumulated present value of postretirement
    benefit obligations:
     Retirees and dependents.......................   $ (4,106)    $ (4,136)
     Fully eligible active plan participants.......     (1,191)        (999)
     Other active plan participants................     (2,255)      (2,355)
     Unrecognized prior service cost...............     (3,224)      (3,633)
     Unrecognized net loss.........................        220          303
                                                      --------     --------
     Accrued postretirement benefit obligation.....    (10,556)     (10,820)
     Less current portion..........................        598          571
                                                      --------     --------
     Noncurrent postretirement benefit
      obligations..................................   $ (9,958)    $(10,249)
                                                      ========     ========

  A weighted average assumed discount rate of 7.0% was used to measure the accumulated postretirement benefit obligations as of December 31, 1997 and 1996. The annual rate of increase in the per capita cost of covered health care benefits was assumed to be 6.1% in 1997; the rate was assumed to decrease gradually to 5.0% over the next 10 years and remain level thereafter. An increase of one percentage point in the assumed health care cost trend rates for each future year would increase the aggregate of the service and interest cost components of net periodic postretirement benefits cost by $70, for the year ended December 31, 1997, and would increase the accumulated postretirement benefit obligations by $706 at December 31, 1997.

12. INCOME TAXES:

  The provision for income taxes is comprised of the following:

                                                          FOR THE YEARS ENDED
                                                              DECEMBER 31,
                                                          ---------------------
                                                           1997    1996   1995
                                                          ------  ------ ------
   Current:
     Federal............................................. $3,980  $5,591 $4,114
     State...............................................    246     711    608
   Deferred:
     Federal.............................................   (213)  1,348  1,272
     State...............................................     22     248    535
                                                          ------  ------ ------
   Provision for income taxes............................ $4,035  $7,898 $6,529
                                                          ======  ====== ======

                             CONGOLEUM CORPORATION

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


  The following is a reconciliation of the statutory federal income tax rate to the Company's effective tax rate expressed as a percentage of income before income taxes:

                                                         FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                         ----------------------
                                                          1997    1996    1995
                                                         ------  ------  ------
   Statutory federal income tax rate....................   34.0%   35.0%   35.0%
   State income taxes, net of federal benefit...........    1.6     3.5     4.4
   Goodwill.............................................    1.4     0.8     1.0
   Other................................................   (0.5)    0.2     0.5
                                                         ------  ------  ------
   Effective tax rate...................................   36.5%   39.5%   40.9%
                                                         ======  ======  ======

  Deferred taxes are recorded using enacted tax rates based upon differences between financial statement and tax bases of assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The components of the deferred tax asset and liability relate to the following temporary differences:

                                                     DECEMBER 31, DECEMBER 31,
                                                         1997         1996
                                                     ------------ ------------
   Deferred tax asset:
     Accounts receivable............................   $    933     $  1,021
     Unfunded pension liability.....................      4,362        5,264
     Environmental remediation and product-related
      reserves......................................      9,050        8,009
     Postretirement benefit obligations.............      4,091        4,241
     Other accruals.................................      1,071          974
                                                       --------     --------
       Total deferred tax asset.....................     19,507       19,509
                                                       --------     --------
   Deferred tax liability:
     Depreciation and amortization..................    (11,169)     (12,023)
     Inventory......................................     (1,752)      (1,924)
     Other..........................................     (2,661)      (1,544)
                                                       --------     --------
       Total deferred tax liability.................    (15,582)     (15,491)
                                                       --------     --------
   Net deferred tax asset...........................   $  3,925     $  4,018
                                                       ========     ========

13. SUPPLEMENTAL CASH FLOW INFORMATION:

  Cash payments for interest were $7,710, $8,168 and $8,102 for the years ended December 31, 1997, 1996 and 1995, respectively. Cash payments for income taxes were $4,964, $4,335 and $6,183 for the years ended December 31, 1997, 1996 and 1995, respectively.

                             CONGOLEUM CORPORATION

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


14. RELATED PARTY TRANSACTIONS:

The Company and ABI provide certain goods and services to each other pursuant to agreements negotiated at arm's length. The Company had the following transactions with ABI:

                                                           FOR THE YEARS ENDED
                                                               DECEMBER 31,
                                                           --------------------
                                                            1997   1996   1995
                                                           ------ ------ ------
   Sales.................................................. $  964 $1,213 $1,409
   Raw material transfers to ABI..........................  2,942  3,115  2,899
   Computer service income................................    145    226    262
   Material purchases from ABI............................  5,269  5,814  3,817
   Management fees........................................  1,221  1,265    993

  Amounts as of December 31, 1997 and 1996 due from an affiliate of ABI totaled $290 and $620, respectively. Amounts as of December 31, 1997 and 1996 due to ABI and its affiliates totaled $1,094 and $1,586, respectively.

15. MAJOR CUSTOMERS:

  Substantially all the Company's sales are to select flooring distributors and retailers located in the United States. Economic and market conditions, as well as the individual financial condition of each customer, are considered when establishing allowances for losses from doubtful accounts.

  Two customers accounted for 23% and 19% of the Company's net sales for the year ended December 31, 1997, 22% and 20% for the year ended December 31, 1996, and 21% and 21% for the year ended December 31, 1995 and accounted for 40% and 41% of accounts receivable at December 31, 1997 and 1996, respectively.

16. CONTINGENT AND OTHER LIABILITIES:

  The Company is subject to federal, state and local environmental laws and regulations and certain legal and administrative claims are pending or have been asserted against the Company. Among these claims, the Company is a named party in several actions associated with waste disposal sites, asbestos-related claims, and general liability claims. These actions include possible obligations to remove or mitigate the effects on the environment of wastes deposited at various sites, including Superfund sites and certain of the Company's owned and previously owned facilities. The contingencies also include claims for personal injury and/or property damage. The exact amount of such future cost and timing of payments are indeterminable due to such unknown factors as the magnitude of cleanup costs, the timing and extent of the remedial actions that may be required, the determination of the Company's liability in proportion to other potentially responsible parties, and the extent to which costs may be recoverable from insurance.

  The Company records a liability for environmental remediation, asbestos-related claim costs, and general liability claims when a cleanup program or claim payment becomes probable and the costs can be reasonably estimated. As assessments and cleanups progress, these liabilities are adjusted based upon progress in determining the timing and extent of remedial actions and the related costs and damages. The extent and amounts of the liabilities can change substantially due to factors such as the nature or extent of contamination, changes in remedial requirements and technological

                             CONGOLEUM CORPORATION

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

improvements. The recorded liabilities (Notes 4 and 7) are not discounted for delays in future payments and are not reduced by the amount of estimated insurance recoveries. Such estimated insurance recoveries of $6,918 and $3,939 are reflected in other noncurrent assets at December 31, 1997 and 1996 and are considered probable of recovery.

  Although the outcome of these matters could result in significant expenses or judgments, management does not believe based on present facts and circumstances that their disposition will have a material adverse effect on the financial position of the Company.


17. INITIAL PUBLIC OFFERING:

  On February 8, 1995, the Company completed a public offering of 4,650,000 shares of a new series of Class A Common Stock (the Class A shares) for $13 per share (the "Offering") and implemented a Plan of Repurchase (Note 1). The Company's capital stock outstanding immediately prior to the consummation of the merger contemplated in the Plan of Repurchase was converted in the merger into 10,000,000 shares of a new series of Class B Common Stock (the Class B shares). Hillside and ABI as holders of the Class B shares are entitled to two votes per share on all matters submitted to a vote of stockholders other than certain extraordinary matters. The holders of the Class A shares are entitled to one vote per share on all matters submitted to a vote of stockholders. In addition, the Stockholders' Agreement among the Company, Holdings, ABI and Hillside, and certain other agreements were either amended or terminated, and Hillside made a cash payment of $2,000 to ABI in consideration of ABI's agreement to enter into the Plan of Repurchase and consummate the transactions contemplated thereby. The net proceeds of approximately $55,219 after deducting fees, together with approximately $5,231 of other funds of the Company, were used to repurchase 4,650,000 Class B shares held by Hillside.

  In 1996, the Company's Board of Directors approved a plan to repurchase up to $5,000 (increased to $10,000 in 1997) of the Company's common stock (Class A and Class B shares). At December 31, 1997, the Company had repurchased $9,573 of common stock under this program. Shares of Class B stock repurchased (totalling 595,000) have been retired. As of December 31, 1997, ABI owned 4,395,605 Class B shares that represented 63.7% of the voting control of the Company.

18. 1995 STOCK OPTION PLAN:

  Effective with the public offering (Note 17), the Company adopted the 1995 stock option plan ("the Plan"). Under the Plan, options to purchase up to 550,000 shares of the Company's Class A Common Stock may be issued to officers and key employees. The Company amended the plan to increase the number of shares authorized to be issued from 550,000 to 800,000, an increase of 250,000 shares. These options may be either incentive stock options or nonqualified stock options, and the options exercise price must be at least equal to the fair value of the Company's Class A Common Stock on the date of grant. All options granted have ten-year terms and vest over five years at the rate of 20% per year beginning on the first anniversary of the date of grant.

  Effective January 1, 1996, the Company adopted the disclosure-only option under SFAS No.123, "Accounting for Stock-Based Compensation." The Company continues to use the accounting method under APB Opinion No. 25 (APB 25) and related interpretations for its employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                             CONGOLEUM CORPORATION

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


  Pro forma disclosure, as required by SFAS No.123, regarding net income and earnings per share has been determined as if the Company had accounted for its employee stock options under the fair value method of the statement.

  The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997, 1996 and 1995, respectively: option forfeiture of 15%; risk-free interest rates of 5.76%, 5.99% and 5.9%; no dividends; volatility factors of the expected market price of the Company's common stock of .356; for 1997 and .388 for 1996 and 1995; and a weighted-average expected life of the options of 7 years.

  For purposes of pro forma disclosures, the estimated fair value of the options ($243 for the 1997 grant, $103 for the 1996 grant, and $2,832 for the 1995 grant) is amortized to expense over the options' vesting period. The initial impact on pro forma net income may not be representative of compensation expense in future years, when the effect of the amortization of multiple awards would be reflected in the pro forma disclosures. The Company's pro forma information follows:


                                                       FOR THE YEARS ENDED
                                                           DECEMBER 31,
                                                      -----------------------
                                                       1997    1996     1995
                                                      ------  -------  ------
   Net income........................................ $6,741  $12,097  $9,435
   Estimated pro forma compensation expense from
    stock options:
     1995 grant......................................   (566)    (566)   (518)
     1996 grant......................................    (21)     (19)    --
     1997 grant......................................    (44)     --      --
                                                      ------  -------  ------
   Pro forma net income.............................. $6,110  $11,512  $8,917
                                                      ======  =======  ======
   Pro forma basic and diluted net income per share
    data............................................. $  .62  $  1.15  $  .89
                                                      ======  =======  ======

  A summary of the Company's stock option activity, and related information is as follows:

  December 31, 1997:

                                                                WEIGHTED AVERAGE
                                                       SHARES    EXERCISE PRICE
                                                       -------  ----------------
   Options outstanding beginning of year.............. 484,500          --
   Options granted....................................  56,000       $14.25
   Options exercised..................................  (2,000)       13.00
   Options forfeited.................................. (26,600)       13.53
                                                       -------       ------
   Options outstanding end of year.................... 511,900       $13.01
                                                       =======       ======
   Exercisable at end of year......................... 185,200       $12.95
   Stock options available for future issuance........ 286,100          --
                                                       =======       ======

                             CONGOLEUM CORPORATION

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


  December 31, 1996:

                                                                WEIGHTED AVERAGE
                                                       SHARES    EXERCISE PRICE
                                                       -------  ----------------
   Options outstanding beginning of year.............. 481,000          --
   Options granted....................................  22,000       $10.63
   Options exercised..................................     --           --
   Options forfeited.................................. (18,500)       13.00
                                                       -------       ------
   Options outstanding end of year.................... 484,500       $12.89
                                                       =======       ======
   Exercisable at end of year.........................  94,100       $13.00
   Stock options available for future issuance........  65,500          --
                                                       =======       ======

  December 31, 1995:

                                                                WEIGHTED AVERAGE
                                                       SHARES    EXERCISE PRICE
                                                       -------  ----------------
   Options outstanding beginning of year..............     --           --
   Options granted.................................... 498,000       $13.00
   Options exercised..................................     --           --
   Options forfeited.................................. (17,000)       13.00
                                                       -------       ------
   Options outstanding end of year.................... 481,000       $13.00
                                                       =======       ======
   Exercisable at end of year.........................     --           --
   Stock options available for future issuance........  69,000          --
                                                       =======       ======

19. QUARTERLY FINANCIAL DATA (UNAUDITED):

  The following table sets forth certain unaudited quarterly financial information.

                                                 YEAR ENDED DECEMBER 31, 1997
                                              ----------------------------------
                                               FIRST  SECOND   THIRD    FOURTH
                                              QUARTER QUARTER QUARTER QUARTER(A)
                                              ------- ------- ------- ----------
   Net sales................................. $61,083 $64,909 $69,526  $57,008
   Gross profit..............................  18,241  19,805  19,676   14,710
   Net income................................   1,013   2,104   2,198    1,426
   Net income per common share...............     .10     .21     .22      .15
                                              ======= ======= =======  =======

                                               YEAR ENDED DECEMBER 31, 1996
                                            -----------------------------------
                                             FIRST   SECOND   THIRD    FOURTH
                                            QUARTER  QUARTER QUARTER QUARTER(B)
                                            -------  ------- ------- ----------
   Net sales............................... $54,118  $74,380 $71,900  $69,053
   Gross profit............................  13,935   25,056  24,373   23,502
   Net income (loss).......................  (1,044)   4,850   4,392    3,899
   Net income (loss) per common share......    (.10)     .48     .44      .39
                                            =======  ======= =======  =======

--------
(a) Fourth quarter 1997 includes a $0.3 million (after tax) charge ($0.03 per share) for an extraordinary item. (see Note 5)
(b) Fourth quarter 1996 includes a $0.6 million (after tax) charge for accelerated depreciation of certain machinery and equipment.

                             CONGOLEUM CORPORATION

                                 BALANCE SHEETS

                                                       JUNE 30,   DECEMBER 31,
                                                         1998         1997
                                                      ----------- ------------
                                                      (UNAUDITED)
                                                       (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents..........................  $ 13,135     $ 11,069
  Short-term investments.............................    10,100        7,900
  Accounts and notes receivable, net.................    25,944       14,512
  Inventories........................................    49,341       44,434
  Prepaid expenses and other current assets..........     1,086        2,965
  Deferred income taxes..............................     3,041        3,041
                                                       --------     --------
    Total current assets.............................   102,647       83,921
Property, plant and equipment, net...................    87,309       88,401
Goodwill, net........................................    12,035       12,251
Deferred income taxes................................     2,636        2,636
Other noncurrent assets..............................     9,129        9,372
                                                       --------     --------
    Total assets.....................................  $213,756     $196,581
                                                       ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................  $ 17,255     $ 13,440
  Accrued expenses...................................    38,225       28,793
  Accrued income taxes...............................     2,370          918
  Deferred income taxes..............................     1,752        1,752
                                                       --------     --------
    Total current liabilities........................    59,602       44,903
Long-term debt.......................................    76,594       76,594
Other liabilities....................................    22,132       22,305
Noncurrent pension liability.........................    10,671       11,038
Accrued postretirement benefit obligation............     9,902        9,958
                                                       --------     --------
    Total liabilities................................   178,901      164,798
                                                       --------     --------
STOCKHOLDERS' EQUITY
Class A common stock, par value $0.01 per share;
 20,000,000 shares authorized; 4,652,000 shares
 issued; 4,282,800 shares outstanding as of June 30,
 1998 and December 31, 1997, respectively............        47           47
Class B common stock, par value $0.01 per share;
 4,755,000 shares authorized, issued and outstanding
 as of June 30, 1998 and December 31, 1997,
 respectively........................................        47           47
Additional paid-in capital...........................    49,574       49,574
Retained deficit.....................................    (9,748)     (12,820)
Minimum pension liability adjustment.................    (1,122)      (1,122)
Common stock held in Treasury, at cost; 375,200
 shares at June 30, 1998 and December 31, 1997,
 respectively                                            (3,943)     (3,943)
                                                       --------     --------
    Total stockholders' equity.......................    34,855       31,783
                                                       --------     --------
    Total liabilities and stockholders' equity.......  $213,756     $196,581
                                                       ========     ========

     The accompanying notes are an integral part of the condensed financial statements.

                             CONGOLEUM CORPORATION

                            STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
                                                             (IN THOUSANDS,
                                                                 EXCEPT
                                                                PER SHARE
                                                                AMOUNTS)
Net sales.................................................. $133,625  $125,992
Cost of sales..............................................   95,267    87,946
Selling, general and administrative expenses...............   31,167    31,060
                                                            --------  --------
    Income from operations.................................    7,191     6,986
Other income (expense):
  Interest income..........................................      460       959
  Interest expense.........................................   (3,346)   (3,599)
  Other income.............................................      668       812
  Other expense............................................     (135)     (174)
                                                            --------  --------
    Income before income taxes.............................    4,838     4,984
Provision (benefit) for income taxes.......................    1,766     1,867
                                                            --------  --------
  Net income............................................... $  3,072  $  3,117
                                                            ========  ========
  Net income per common share, basic and diluted........... $   0.34  $   0.31
                                                            ========  ========
  Weighted average number of common and equivalent shares
   outstanding.............................................    9,038     9,990
                                                            ========  ========


     The accompanying notes are an integral part of the condensed financial statements.

                             CONGOLEUM CORPORATION
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                ACCUMULATED
                           COMMON STOCK                            OTHER
                          PAR VALUE $0.01 ADDITIONAL           COMPREHENSIVE
                          ---------------  PAID-IN   RETAINED  INCOME/(LOSS) TREASURY
                          CLASS A CLASS B  CAPITAL   DEFICIT    ADJUSTMENT*   STOCK     TOTAL
                          ------- ------- ---------- --------  ------------- --------  -------
Balance, December 31,
 1997...................     47      47     49,574   (12,820)      (1,122)    (3,943)   31,783
Purchase of treasury
 stock..................
Purchase and retirement
 of Class B Common
 Stock..................
Exercise of stock
 options................
Minimum pension
 liability Adjustment,
 net of tax.............
Net income..............                               3,072                             3,072
                            ---     ---    -------   -------      -------    -------   -------
Balance, June 30, 1998..
                            $47     $47    $49,574   $(9,748)     $(1,122)   $(3,943)  $34,855
                            ===     ===    =======   =======      =======    =======   =======

--------
* Entire amount relates to minimum pension liability adjustment.


     The accompanying notes are an integral part of the condensed financial statements.

                             CONGOLEUM CORPORATION
                            STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                SIX MONTHS
                                                              ENDED JUNE 30,
                                                              ----------------
                                                               1998     1997
                                                              -------  -------
                                                              (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................. $ 3,072  $ 3,117
  Adjustments to reconcile net income to net cash
   provided/(used) by operating activities:
    Depreciation.............................................   4,865    4,672
    Amortization and write-off of deferred refinancing fees..     474      527
    Gain on disposal of property, plant and equipment........      --     (196)
    Changes in certain assets and liabilities:
      Accounts and notes receivable.......................... (11,432)  (2,510)
      Inventories............................................  (4,907) (19,223)
      Prepaid expenses and other current assets..............   1,864    1,188
      Accounts payable.......................................   3,815   (4,740)
      Accrued expenses.......................................  10,884    7,543
      Other liabilities......................................    (596)     681
                                                              -------  -------
        Net cash provided/(used) by operating activities.....   8,039  (8,941)
                                                              -------  -------
Cash flows from investing activities:
  Capital expenditures.......................................  (3,773) (10,142)
  Proceeds from sale of property, plant and equipment........      --      244
  Purchase of short-term investments......................... (11,700) (28,800)
  Maturities of short-term investments.......................   9,500   21,700
                                                              -------  -------
        Net cash used by investing activities................  (5,973) (16,998)
                                                              -------  -------
Cash flows from financing activities:
  Payments to reduce long-term debt..........................      --     (825)
  Exercise of stock options..................................      --       26
  Purchase and retirement of Class B stock...................      --   (1,005)
  Purchase of treasury stock.................................      --     (801)
                                                              -------  -------
        Net cash used by financing activities................      --   (2,605)
                                                              -------  -------
Net increase/(decrease) in cash and cash equivalents.........   2,066  (28,544)
Cash and cash equivalents:
  Beginning of period........................................  11,069   30,629
                                                              -------  -------
  End of period.............................................. $13,135  $ 2,085
                                                              =======  =======

     The accompanying notes are an integral part of the condensed financial statements.

                             CONGOLEUM CORPORATION
               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. BASIS OF PRESENTATION

  The condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X and have not been audited by the Company's independent accountants. Certain information and note disclosures normally included in audited financial statements prepared in accordance with generally accepted accounting principles for complete financial statements have been condensed or omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The preparation of condensed financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments (consisting of normal and recurring adjustments) considered necessary for a fair presentation of the Company's financial position have been included. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for a full year. These condensed financial statements should be read in conjunction with the Company's audited financial statements which appear in the Company's Annual Report to Stockholders for the period ended December 31, 1997.

2. INVENTORIES

  A summary of the major classifications of inventories is as follows:

                                                             JUNE
                                                              30,   DECEMBER 31,
                                                             1998       1997
                                                            ------- ------------
Finished goods............................................. $37,200   $34,914
Work-in-process............................................   4,417     3,160
Raw materials and supplies.................................   7,724     6,360
                                                            -------   -------
                                                            $49,341   $44,434
                                                            =======   =======

  The LIFO (last-in, first-out) method of determining cost is used for substantially all inventories. If the FIFO (first-in, first-out) method of inventory accounting (which approximates current cost) had been used, inventories would have been approximately $1,773 and $340 lower than reported at June 30, 1998 and December 31, 1997, respectively.

3. INCOME PER SHARE

  Income per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding. Due to the immaterial effect of common stock equivalents, there is no difference between basic and diluted net income per common share for the six month periods ending June 30, 1998 and 1997.

4. COMMITMENTS AND CONTINGENCIES

  The Company is subject to federal, state and local environmental laws and regulations and certain legal and administrative claims are pending or have been asserted against the Company. Among these claims, the Company is a named party in several actions associated with waste disposal sites, asbestos-related claims, and general liability claims. These actions include possible obligations to remove or mitigate the effects on the environment of wastes deposited at various sites, including

                             CONGOLEUM CORPORATION
        NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS--(CONTINUED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Superfund sites and certain of the Company's owned and previously owned facilities. The contingencies also include claims for personal injury and/or property damage. The exact amount of such future cost and timing of payments are indeterminable due to such unknown factors as the magnitude of clean-up costs, the timing and extent of the remedial actions that may be required, the determination of the Company's liability in proportion to other potentially responsible parties, and the extent to which costs may be recoverable from insurance.

  The Company records a liability for environmental remediation, asbestos-related claim costs, and general liability claims when a clean-up program or claim payment becomes probable and the costs can be reasonably estimated. As assessments and clean-ups progress, these liabilities are adjusted based upon progress in determining the timing and extent of remedial actions and the related costs and damages. The extent and amounts of the liabilities can change substantially due to factors such as the nature or extent of contamination, changes in remedial requirements and technological improvements. The recorded liabilities are not discounted for delays in future payments and are not reduced by the amount of estimated insurance recoveries. Such estimated insurance recoveries are considered probable of recovery.

  Although the outcome of these matters could result in significant expenses or judgments, management does not believe based on present facts and circumstances that their disposition will have a material adverse effect on the financial position of the Company.

5. RECLASSIFICATIONS

  For comparative purposes, certain amounts have been reclassified to conform to the current year presentation.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   3
Prospectus Summary.......................................................   4
Risk Factors.............................................................  13
Use of Proceeds..........................................................  18
Recent Developments......................................................  18
Capitalization...........................................................  18
Selected Historical Financial Data.......................................  19
Unaudited Summary Pro Forma Balance Sheet................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  26
Management...............................................................  36
Principal Stockholders...................................................  41
Certain Relationships and Related Transactions...........................  43
Description of the Exchange Notes........................................  44
The Exchange Offer.......................................................  73
Certain Federal Income Tax Consequences..................................  82
Plan of Distribution.....................................................  86
Legal Matters............................................................  86
Experts..................................................................  86
Documents Incorporated by Reference......................................  86
Index to Financial Statements............................................ F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             CONGOLEUM CORPORATION

                                EXCHANGE OFFER

                                 $100,000,000

                         8 5/8% SENIOR NOTES DUE 2008

                                ---------------

                                   Congoleum

                                ---------------

                                  PROSPECTUS

                                ---------------

                             OCTOBER 2, 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the General Corporation Law of the State of Delaware gives corporations the power to indemnify officers and directors under certain circumstances. The Company's Bylaws contain provisions that provide for indemnification of certain persons (including officers and directors).

  Article 5 of the Bylaws of the Company contains the following provisions:

    "Article 5. Indemnification of Officers and Directors.

    "Section 5.1(a). Each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by the General Corporation Law of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with such action, suit or proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person; provided, however, that, except as provided in paragraph (b), the Corporation shall indemnify any such person seeking indemnification in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such action, suit or proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of Delaware requires, the payment of such expenses incurred by a director or officer in his capacity as such in advance of the final disposition of any such action, suit or proceeding shall be made only upon receipt by the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers."

    "(b) If a claim under paragraph (a) is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, nor an actual determination by the Corporation (including the Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct."

    "(c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation (as it may be amended), these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise."

    "(d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware."

  In addition to the foregoing provisions of the Company's Bylaws, the stockholders of the Company have adopted Article EIGHTH to the Certificate of Incorporation of the Company, pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware, which has the effect of limiting or eliminating the potential monetary liability of directors to the Company or its stockholders for breaches of a director's fiduciary duty of care. The text of Article EIGHTH adopted pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware by the stockholders of the Company and which became effective on January 28, 1988 is set out in full below:

    "EIGHTH. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

  The Company currently maintains a policy of directors and officers liability insurance which provides for the reimbursement of directors and officers of the Company for certain losses sustained as a result of their negligence or breach of duty and for the reimbursement of the Company for certain amounts paid to indemnify the directors and officers, in each case subject to certain conditions.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

  (A) EXHIBITS

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  **2.1  Plan of Repurchase dated as of February 1, 1995, by and among American
         Biltrite Inc., Hillside Industries Incorporated ("Hillside"),
         Congoleum Holdings Incorporated ("Congoleum Holdings"), Resilient
         Holdings Incorporated ("Resilient Holdings") and the Company.
 ***3.1  Certificate of Incorporated of the Company, as amended.
 ***3.2  Amended and Restated Bylaws of the Company.

  EXHIBIT
   NUMBER                                DESCRIPTION
 ----------                              -----------
      *4.1    Financing Agreement, dated April 19, 1991 (the "CIT Financing
              Agreement"), by and among the CIT Group/Business Credit, Inc.
              ("CIT"), The Bank of New York Commercial Corporation ("BONYCC"),
              Chemical Bank ("Chemical") and The Chase Manhattan Bank, N.A.
              ("Chase") (collectively, the "Senior Lenders") and the Company.
      *4.2    First Amendment, dated March 11, 1993, to the CIT Financing
              Agreement by and among the Senior Lenders and the Company.
      *4.3    Indenture, dated as of February 1, 1994, between the Company and
              Chemical Bank, as trustee.
     **4.4    Registration Rights Agreement, dated as of February 8, 1995 by and between the Company and Hillside.
 ******4.5    Indenture, dated as of August 3, 1998 (the "1998 Indenture"), by and between the Company and First Union National Bank, as
              trustee.
       5.1    Opinion of Patterson, Belknap, Webb & Tyler LLP re: legality.
     *10.1    The CIT Financing Agreement (see Exhibit 4.1).
     *10.2    First Amendment to the CIT Financing Agreement (see Exhibit 4.2).
     *10.8    Joint Venture Agreement, dated as of December 16, 1992, by and among Resilient Holdings, Hillside, the Company (collectively the
              "Congoleum Group"), Hillside Capital Incorporated ("Hillside
              Capital") and American Biltrite.
     *10.9    Closing Agreement, dated as of March 11, 1993, by and among the
              Congoleum Group, Hillside Capital and American Biltrite.
     *10.12   Stockholders Agreement, dated as of March 11, 1993 (the
              "Stockholders Agreement"), by and among the Congoleum Group,
              American Biltrite and Congoleum Holdings.
    **10.12.1 First Amendment, dated February 8, 1995, to the Stockholders
              Agreement, by and among Hillside, American Biltrite and the
              Company.
     *10.13   Personal Services Agreement, dated as of March 11, 1993 (the
              "Personal Services Agreement"), by and between American Biltrite and the Company.
    **10.13.1 First Amendment, dated February 8, 1995, to Personal Services
              Agreement, by and between American Biltrite and the Company.
  ****10.13.2 Second Amendment, dated November 15, 1996, to Personal Services
              Agreement, by and between American Biltrite and the Company.
  ****10.13.3 Third Amendment, dated March 15, 1998, to Personal Services
              Agreement, by and between American Biltrite and the Company.
     *10.14   Business Relations Agreement, dated as of March 1, 1993, by and between American Biltrite and the Company.
  ****10.14.1 First Amendment, dated August 19, 1997, to Business Relations
              Agreement, by and between American Biltrite and the Company.
     *10.15   Tax Sharing and Indemnification Agreement, dated as of March 11,
              1993, by and among Congoleum Holdings, Resilient Holdings,
              Hillside Capital and the Company.
  ****10.15.1 Tax Sharing Agreement, dated as of November 1, 1996, between
              American Biltrite and the Company.
     *10.19   Commitment Letter, dated January 12, 1994, regarding Financing
              Agreement dated April 19, 1991, as amended, by and among CIT,
              BONYCC and the Company.
    **10.20   Trademark Purchase Agreement, dated November 29, 1993, by and between the Company and The Amtico Company LTD ("Amtico
              Company").

   EXHIBIT
   NUMBER                                 DESCRIPTION
 -----------                              -----------
     **10.21   First Right of Refusal, dated November 29, 1993, by and between
               American Biltrite (Canada) Limited and Amtico Company.
     **10.22   Undertaking Concerning Amtico Trademark, dated November 29,
               1993, by and between American Biltrite and Amtico Company.
     **10.23   Form of 1995 Stock Option Plan.
  *****10.23.1 Form of Amendment to 1995 Stock Option Plan.
      *10.24   License Agreement, dated as of September 20, 1995, between
               Congoleum Intellectual Properties, Inc. and the Company.
 ******10.25   Registration Rights Agreement, dated as of August 3, 1998, by and among the Company, Goldman, Sachs & Co., Credit Suisse First
               Boston Corporation and ING Barings Furman Selz LLC.
     ++11.1    Statement regarding Computation of Earnings per Common Share.
     ++12.1    Statement regarding computation of ratio of earnings to fixed charges.
      +21.1    Subsidiaries of the Company.
     ++23.1    Consent of Ernst & Young LLP.
     ++23.2    Consent of PriceWaterhouseCoopers, LLP.
       23.3    Consent of Patterson, Belknap, Webb & Tyler LLP (included in
               Exhibit 5.1).
     ++24.1    Powers of attorney.
       25.1    Statement of Eligibility on Form T-1 of First Union National
               Bank as Trustee under the Indenture.
     ++27.1    Financial Data Schedule.
       99.1    Form of Letter of Transmittal used in connection with the
               Exchange Offer.
       99.2    Form of Notice of Guaranteed Delivery used in connection with the Exchange Offer.
       99.3    Form of Exchange Agent Agreement.

--------
*Incorporated by reference to exhibit bearing the same number filed with the Company's Registration Statement on Form S-1 (File No. 33-71836) declared effective by the Securities and Exchange Commission on January 25, 1994.

**Incorporated by reference to exhibit bearing the same number filed with the Company's Registration Statement on Form S-1 (File No. 33-87282) declared effective by the Securities and Exchange Commission on February 1, 1995.

***Incorporated by reference to exhibit bearing the same number filed with the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1996.

****Incorporated by reference to exhibit bearing the same number filed with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

*****Incorporated by reference to exhibit bearing the same number filed with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

******Incorporated by reference to exhibit bearing the same number filed with the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998.

+Incorporated by reference to exhibit bearing the same number filed with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

++Previously filed.

  (B) FINANCIAL STATEMENT SCHEDULE.

  Schedule II--Valuation of Qualifying Accounts (Incorporated by reference to
Schedule II filed as part of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

ITEM 22. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is a least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
  Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mercerville, State of New Jersey on the 30th day of September, 1998.

                                          CONGOLEUM CORPORATION

                                               /s/ Howard N. Feist III
                                       By: ___________________________________
                                                HOWARD N. FEIST III

                                           SENIOR VICE PRESIDENT--FINANCE AND
                                              CHIEF FINANCIAL OFFICER
                                           (PRINCIPAL FINANCIAL AND ACCOUNTING
                                                      OFFICER)

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                   TITLE                     DATE

  /s/ Roger S. Marcus*      President, Chief
-------------------------    Executive Officer and      September 30, 1998
     ROGER S. MARCUS         Director (Principal
                             Executive Officer)

                            Senior Vice President--
                             Finance and Chief          September 30, 1998
 /s/ Howard N. Feist III     Financial Officer
-------------------------    (Principal Financialand
   HOWARD N. FEIST III       Accounting Officer)

 /s/ Richard G. Marcus*     Director
-------------------------                               September 30, 1998
    RICHARD G. MARCUS

 /s/ William M. Marcus*     Director
-------------------------                               September 30, 1998
    WILLIAM M. MARCUS

 /s/ John N. Irwin III*     Director
-------------------------                               September 30, 1998
    JOHN N. IRWIN III

  /s/ Cyril C. Baldwin,     Director
          Jr.*                                          September 30, 1998
-------------------------
  CYRIL C. BALDWIN, JR.

        SIGNATURE                   TITLE                     DATE

  /s/ David N. Hurwitz*          Director
---------------------------                             September 30, 1998
    DAVID N. HURWITZ

   /s/ Mark N. Kaplan*           Director
---------------------------                             September 30, 1998
     MARK N. KAPLAN

 /s/ C. Barnwell Straut*         Director
---------------------------                             September 30, 1998
   C. BARNWELL STRAUT

*By /s/ Howard N. Feist III
---------------------------
   HOWARD N. FEIST III
(AS ATTORNEY-IN-FACT FOR
     EACH PERSON AS
       INDICATED)